Exhibit 10.2

Execution Version

CONFIDENTIAL

March 4, 2024

Viavi Solutions Inc.

1445 South Spectrum Blvd

Suite 102

Chandler, AZ 85286

Attention: Ilan Daskal

Project Echo
Commitment Letter

Ladies and Gentlemen:

Viavi Solutions Inc. (“you” or the “Borrower”) have advised each of Wells Fargo Securities, LLC (“Wells Fargo Securities”) and Wells Fargo Bank, National Association (“Wells Fargo Bank” and, together with Wells Fargo Securities and any commitment parties added pursuant to the terms hereof, “we”, “us” or the “Commitment Parties”) that you intend to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”), the Summary of Additional Conditions attached hereto as Exhibit C and the form of interim facilities agreement attached hereto as Exhibit D (the “Agreed Form IFA” and, together with this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, the “Commitment Letter”).

1.	Commitments.

In connection with the Transactions, Wells Fargo Bank is pleased to advise you of its commitment to provide 100% of the aggregate principal amount of each of the Initial Term Loan Facility, the Term Cash Flow Facility and the Revolving Facility. Wells Fargo Bank, collectively with any initial lenders added pursuant to the terms hereof, are referred to herein as the “Initial Lenders” and each individually as an “Initial Lender.”

In connection with the Transactions, Wells Fargo Bank is also pleased to advise you that it will, on at least one business days’ notice or such shorter time as the Initial Lenders agree, execute and deliver to you the interim facilities agreement (the “Interim Facilities Agreement”) substantially in the form of the Agreed Form IFA, pursuant to which it will commit to provide 100% of the Interim Facilities, together with a letter (the “Interim Facilities CP Confirmation Letter”) confirming the status of conditions precedent to funding under the Interim Facilities Agreement on the date of such execution and delivery.

The obligations under the Interim Facilities Agreement shall be separately enforceable in accordance with their terms. The provisions of this Commitment Letter will also remain in full force and effect notwithstanding the entry into the Interim Facilities Agreement and the advance of funds thereunder, unless this Commitment Letter has been terminated in accordance with its terms.

It is however acknowledged and agreed by the parties to this Commitment Letter that (a) the commitments to provide the Interim Facilities are not duplicative of the commitments to provide the Facilities and (b) if the Interim Facilities are made available to you pursuant to the Interim Facilities Agreement, the Interim Facilities will, on or before the Termination Date (as defined in the Interim Facilities Agreement), be repaid/replaced in full by the loans made under the Facilities Documentation, subject to the satisfaction of the conditions precedent in the Facilities Documentation.

It is acknowledged and agreed by the parties to this Commitment Letter, but without affecting the rights and obligations of the parties under the Interim Facilities Agreement, that it is the parties’ intention that they will negotiate the Facilities Documentation in good faith to reflect the provisions set out in this Commitment Letter and the Term Sheets and use all commercially reasonable efforts to execute the Facilities Documentation on or prior to the date on which the Acquisition is consummated so that funding of the Acquisition may take place pursuant to the Facilities Documentation and not the Interim Facilities Agreement. Accordingly, promptly following the execution of this Commitment Letter and the Fee Letter, the parties hereto shall proceed with the negotiation in good faith of the Facilities Documentation and will use reasonable endeavors to ensure that the Facilities Documentation is executed so that the funding of the Facilities may take place pursuant to the Facilities Documentation and not the Interim Facilities Agreement, but for the avoidance of doubt such funding pursuant to the Facilities Documentation shall not constitute a condition to the commitments under the Interim Facilities Agreement or to the funding of the Interim Facilities during the Certain Funds Period.

2.	Titles and Roles.

It is agreed that (i) Wells Fargo Securities will act as lead arranger for each of the Facilities (together with any other lead arranger for each of the Facilities, if any, appointed pursuant to the terms hereof, each in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”), (ii) Wells Fargo Securities will act as bookrunner for each of the Facilities (together with any other bookrunner for each of the Facilities, if any, appointed pursuant the terms hereof, each in such capacity, a “Joint Bookrunner” and, collectively, the “Joint Bookrunners”) and (iii) Wells Fargo Bank will act as administrative agent and collateral agent for the Facilities (in such capacities, the “Administrative Agent”). It is further agreed that (a) Wells Fargo Securities shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other marketing materials in respect of each of the Initial Term Loan Facility and the Revolving Facility and (b) the other Lead Arrangers will be listed in alphabetical order to the right of Wells Fargo Securities in any Information Materials and all other marketing materials in respect of the Initial Term Loan Facility and the Revolving Facility. Except as set forth below, you agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and, with respect to the Facilities, no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid by you or any of your affiliates to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and the Majority Lead Arrangers (as defined in the Fee Letter referred to below) shall so agree; provided that you may, on or prior to the date which is 20 business days after the date of your acceptance of this Commitment Letter, appoint one or more additional joint bookrunners, arrangers, agents, co-agents, managers or co-managers for the Facilities (“Additional Commitment Parties”), and award such Additional Commitment Parties titles in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint any Additional Commitment Parties or confer other titles in respect of the Facilities, then, notwithstanding anything in Section 3 to the contrary, the commitments of the Initial Lenders in respect of the Facilities, in each case pursuant to and in accordance with this proviso, will be permanently reduced by the amount of the commitments of such Additional Commitment Parties (or their relevant affiliates) in respect of such Facility, with such reduction allocated to reduce the commitments of the Initial Lenders in respect of such Facility at such time (excluding any Additional Commitment Party that becomes a party hereto pursuant to this proviso) on a pro rata basis according to the respective amounts of their commitments, upon the execution and delivery by such Additional Commitment Party (and any relevant affiliate) of customary joinder documentation pursuant to which such Additional Commitment Party becomes party to this Commitment Letter and the Fee Letter and, thereupon, each such Additional Commitment Party (and any relevant affiliate) shall constitute a “Commitment Party”, a “Lead Arranger” and/or “Joint Bookrunner” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder); provided, further, that, in connection with the appointment of any Additional Commitment Party for the Facilities in accordance with the immediately preceding proviso, (a) the aggregate underwriting economics payable to all such Additional Commitment Parties (or any relevant affiliate thereof) in respect of the Facilities shall not exceed 35.0% of the total underwriting economics which would otherwise be payable to the Commitment Parties in respect of the Facilities pursuant to the Fee Letter (exclusive of any fees payable to the Administrative Agent in its capacity as such) and no such Additional Commitment Party shall have more economics with respect to any Facility than the Commitment Party party to this Commitment Letter as of the date hereof, (b) each Additional Commitment Party (or its relevant affiliates) shall assume a proportion of the commitments with respect to the Facilities that is equal to the proportion of the economics allocated to such Additional Commitment Party and (c) each Additional Commitment Party (or its relevant affiliate) shall commit to a ratable share of the Initial Term Facility, the Term Cash Flow Facility and the Revolving Facility (or, if agreed between the Borrower and an Additional Commitment Party (and any relevant affiliate), such Additional Commitment Party’s (or its relevant affiliate’s) ratable share of the Revolving Facility may be terminated by the Borrower in lieu of such Additional Commitment Party (or its relevant affiliate) committing thereto (and no economics shall be awarded in respect of any such terminated Revolving Commitments).

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Wells Fargo Bank also confirms that it or one of its affiliates has agreed to act as Interim Facilities Agent and Interim Security Agent (each as defined in the relevant Interim Facilities Agreement) and will on at least one business days’ notice or such shorter time as the Initial Lenders agree, execute and deliver to you the Interim Facilities Agreement (and all applicable Interim Finance Documents (as defined in the Interim Facilities Agreement)) in such capacities. For the avoidance of doubt, each Initial Lender confirms that its commitments under this Commitment Letter are not conditional upon being so appointed as Interim Facilities Agent and/or Interim Security Agent. Nothing in this Commitment Letter shall require you to appoint Wells Fargo Bank as Interim Facilities Agent and Interim Security Agent.

3.	Syndication.

The Lead Arrangers reserve the right, prior to and/or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed), including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders and investors, together with the Initial Lenders, the “Lenders”). Notwithstanding the foregoing, the Lead Arrangers will not syndicate to those banks, financial institutions and other institutional lenders and investors (i) that have been separately identified in writing by you to us prior to the date of this Commitment Letter (and (x) if after such date and prior to the Closing Date, that are reasonably acceptable to the Lead Arrangers holding a majority of the aggregate amount of outstanding financing commitments in respect of the Facilities (the “Required Lead Arrangers”) and (y) if after the Closing Date, that are reasonably acceptable to the Administrative Agent), (ii) those persons who are competitors of you, the Target and your and its respective subsidiaries that are separately identified in writing by you to us from time to time, (iii) in the case of each of clauses (i) and (ii), any of their respective affiliates (other than bona fide debt fund affiliates) that are either (a) identified in writing by you from time to time or (b) clearly identifiable on the basis of such affiliate’s name and (iv) any Excluded Affiliates (as defined in the Precedent Documentation) (clauses (i), (ii), (iii) and (iv) above, collectively “Disqualified Lenders”); provided that designations of Disqualified Lenders may not apply retroactively to disqualify any entity that has previously acquired an assignment or participation in any Facility.

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Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto (but subject to Section 2 above), (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the date of both the consummation of (or, in the case of an Offer, the first closing with respect to) the Acquisition with the proceeds of the initial funding under the Facilities or the Interim Facilities (the date of such consummation or first closing, the “Completion Date” and the date of the initial funding under the Facilities or the Interim Facilities, which, for the avoidance of doubt, may be on or later than the Completion Date, the “Closing Date”) and thereafter during the Certain Funds Period) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the Certain Funds Period expires, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until after the Certain Funds Period expires and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Certain Funds Period expires.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities or compliance with any obligations in connection therewith constitute a condition to the effectiveness of the Facilities Documentation on the Closing Date or the availability or funding of the Facilities during the Certain Funds Period. The Lead Arrangers may commence syndication efforts promptly (taking into account the expected timing of the Acquisition) after your acceptance of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter referred to below) of the applicable Facilities is achieved and (ii) the 30th day following the Closing Date (such earlier date, the “Syndication Date”), you agree actively to assist the Lead Arrangers in completing a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Documents and applicable legal and regulatory restrictions (including pursuant to the City Code or any requirements of the Panel), the Target’s and its subsidiaries’ existing lending and investment banking relationships, (b) direct contact between your senior management, certain of your representatives and certain of your advisors, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Documents and applicable legal and regulatory restrictions (including pursuant to the City Code or any requirements of the Panel), such contact between senior management, certain representatives or certain advisors of the Target and its subsidiaries, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and locations to be mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Documents and applicable legal and regulatory restrictions (including pursuant to the City Code or any requirements of the Panel), the Target and its subsidiaries to assist) in the preparation of the Information Materials (as defined below) and other customary marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure, at your expense, prior to the launch of the general syndication of the Facilities, public ratings for the Initial Term Loan Facility from at least two of S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings Inc. (“Fitch”), and a public corporate credit rating and a public corporate family rating in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arrangers, of a reasonable number of meetings to be mutually agreed upon of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Documents and applicable legal and regulatory restrictions (including pursuant to the City Code or any requirements of the Panel), the relevant senior officers of the Target to be available for such meetings) and (f) ensuring there being no competing issues, offerings, placements, arrangements or syndications of debt securities or syndicated commercial bank or other syndicated credit facilities by or on behalf of you or any of your subsidiaries being offered, placed or arranged (other than (A) the Facilities and the Interim Facilities, (B) drawings under any revolving credit facility (including the ABL Facility (as defined in Exhibit B)) or any other financing disclosed to, and agreed by, the Lead Arrangers, or any other financing included in the Model, and (C) any indebtedness of the Target and its subsidiaries) without the written consent of the Required Lead Arrangers (such consent not to be unreasonably withheld or delayed), if such issuance, offering, placement or arrangement would materially and adversely impair the primary syndication of the Facilities (it is understood that the Target’s and its subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, or purchase money and equipment financings (any such debt, “Ordinary Course Indebtedness”) will not be deemed to materially and adversely impair the primary syndication of the Facilities). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, none of the obtaining of the public ratings referenced above or the compliance with any of the other provisions set forth in this paragraph, including in any of clauses (a) through (f) above or the next succeeding paragraph, shall constitute a condition to the commitments hereunder or the funding of the Facilities during the Certain Funds Period or the funding of the Interim Facilities.

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The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the third preceding paragraph and your rights of appointment set forth in the fourth preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Documents and applicable legal and regulatory restrictions (including pursuant to the City Code or any requirements of the Panel), the Target and its subsidiaries to provide) to the Lead Arrangers customary information with respect to the Borrower, the Target and their respective subsidiaries and the Transactions set forth in clause (c) of the immediately preceding paragraph and customary financial estimates, forecasts and other projections (such estimates, forecasts and other projections delivered to us by you, the “Projections”). For the avoidance of doubt, (i) you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation (including the requirements of the City Code or the Panel as well as any other applicable legal or regulatory restrictions including any applicable laws or regulations on market abuse), or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, the Target or any of your or its respective subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence), and (ii) the scope, form and content of information that can be provided pursuant to this Commitment Letter will be subject to the requirements of the City Code or the Panel as well as any other applicable legal or regulatory restrictions (including any applicable laws or regulations on market abuse); provided that, in the event you do not provide information in reliance on this sentence, you shall provide notice to us that such information is being withheld (but solely to the extent both feasible and permitted under the requirements of the City Code or the Panel and any applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege) and you shall use your commercially reasonable efforts to describe, to the extent both feasible and permitted under the requirements of the City Code or the Panel and any applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, the applicable information; and provided, further, that the representation and warranty made by you with respect to information in Section 4 shall not be affected in any way by your decision not to provide such information. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be the publicly filed financial statements of the Borrower and the Target (or, in each case, of a parent entity thereof).

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You hereby acknowledge that (a) the Lead Arrangers will make available Projections and other customary marketing material and presentations, including a customary confidential information memoranda to be used in connection with the syndication of the Facilities (the “Information Memorandum”) (such Projections, other marketing material and the Information Memorandum, collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, the Target or your or its respective subsidiaries or securities for purposes of United States federal and state securities laws or (iii) constitutes information of the type that is included by you or the Target in any filings with the Securities and Exchange Commission or other public filings (as reasonably determined by you) (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”)) and who may be engaged in investment and other market related activities with respect to you or the Target or your or the Target’s respective subsidiaries or securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

You agree to assist (and to use commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Documents and applicable legal and regulatory restrictions (including pursuant to the City Code or any requirements of the Panel), the Target to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that consists exclusively of Public Side Information with respect to you or your subsidiaries or securities to Public Siders. It is understood that in connection with your assistance described above, customary authorization letters executed and delivered by you (which shall include a customary negative assurance representation) will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any Private Side Information (other than information about the Transactions or the Facilities) and exculpate you, the Convertible Notes Investors, the Target and us and our affiliates with respect to any liability related to the use of the contents of the Information Materials or related marketing materials by the recipients thereof. Before distribution of any Information Materials you agree, at our reasonable request, to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any Private Side Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). We will not make any materials not marked “PUBLIC” available to Public Siders.

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You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should be distributed only to Private Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions, and (c) drafts and final versions of the Facilities Documentation. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your prior consent.

4.	Information.

You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) (in the case of Information regarding the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge), that has been or will be made available to the Commitment Parties directly or indirectly by you, the Target or by any of your or its subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby, when taken as a whole and together with the reports and other information filed publicly by you and the Target (including any risk factors therein), is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties by you or by any of your subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information relating to the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge, such representations and warranties are correct in all material respects under those circumstances). In arranging and syndicating the Facilities, the Lead Arrangers (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections. The accuracy of the representations and warranties set out in this paragraph and compliance with the other provisions of this paragraph shall not be conditions to the commitments hereunder or the funding of the Facilities or Interim Facilities.

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5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers and the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith and in any other fee letter between you and any Lead Arranger, in each case, with respect to the Facilities (collectively, the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth herein or therein or as otherwise separately agreed to in writing by you and us.

6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the Term Loan Facilities during the Certain Funds Period and the agreements of the Lead Arrangers and the Joint Bookrunners to perform the services described herein are subject solely to (a) the applicable conditions expressly set forth in the section entitled “Conditions to Initial Borrowing and further Borrowings under the Term Loan Facilities” in Exhibit B hereto and (b) the applicable conditions expressly set forth in Exhibit C hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the Administrative Agent, each Lender and each other party thereto will execute and deliver the Facilities Documentation to which it is a party and the initial funding of the Facilities shall occur; it being understood that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Facilities Documentation.

The commitments of the Initial Lenders to fund the Interim Facilities during the Certain Funds Period are, once the Interim Facilities Agreement has been executed by all of the parties thereto, subject solely to satisfaction of the conditions precedent set out in the Interim Facilities Agreement to the extent that such conditions precedent have not been confirmed as being satisfied pursuant to the Interim Facilities CP Confirmation Letter. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

7.	Limitation on Liability; Indemnity; Settlement.

(a) Limitation on Liability.

Notwithstanding any other provision of this Commitment Letter, (i) in no event shall any Commitment Party, any of their respective affiliates or their respective officers, directors, employees, agents, controlling persons, advisors, attorneys or other representatives (each, an “Arranger-Related Person”) shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Arranger-Related Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of you (or any of your subsidiaries), the Convertible Notes Investors, the Target (or any of its subsidiaries or affiliates) or any Arranger-Related Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Party is entitled to indemnification under subsection (b) of this Section 7.

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(b) Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the Facilities Documentation and the Interim Facilities Agreement, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, controlling persons, advisors, attorneys and other representatives of each of the foregoing and their successors and permitted assigns (other than Lenders that are not Initial Lenders) (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from, or in connection with any actual or threatened claim, litigation, investigation or proceeding (including any inquiry or investigation) in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby or thereby, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to promptly reimburse after receipt of a written request, each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as defined below) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any Related Indemnified Person under this Commitment Letter or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) any Proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates or (iv) for the avoidance of doubt, constituting income taxes imposed on the fees or other consideration paid hereunder or pursuant to the Fee Letter; provided that the Administrative Agent, the Lead Arrangers and the Joint Bookrunners to the extent fulfilling their respective roles as an agent or arranger under the Facilities and in their capacities as such, shall remain indemnified in such Proceedings to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso apply to such person at such time and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties, the Lead Arrangers, the Joint Bookrunners and the Administrative Agent identified in the Term Sheet (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person), and, if necessary, of a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation, the Interim Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). You acknowledge that we may receive a future benefit on matters unrelated to this matter, including, without limitation, discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation fees paid pursuant hereto (it being understood and agreed that, in no event, shall the Expenses include items in respect of any unrelated matter or otherwise be increased as a result of such counsel’s representation of us on another matter or on account of our relationship with such counsel). The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the Facilities Documentation upon execution and delivery thereof and thereafter shall have no further force and effect.

9

“Related Indemnified Person” of an Indemnified Person means (1) any controlling person or any affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or any of its affiliates and (3) the respective agents, advisors, attorneys and representatives of such Indemnified Person or any of its controlling persons or any of its affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Person, controlling person or such affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnified Person or any of its controlling persons or any of its affiliates engaged to represent or otherwise advise such Indemnified Person, controlling person or affiliate in connection with the Transactions shall be deemed to be acting at the instruction of such person).

(c) Settlement.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. It is further agreed that the Commitment Parties shall be severally liable in respect of their commitments to the Facilities, on a several, and not joint basis with any other Lender.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement. Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 7 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Target and your and its respective subsidiaries and affiliates may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties and their respective affiliates will not use confidential information obtained from you, the Target or any of your or its respective subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Target or any of your or its respective subsidiaries or affiliates in connection with the performance by them or their affiliates of services for other persons, and the Commitment Parties and their respective affiliates will not furnish any such information to other persons, except to the extent permitted below. You also acknowledge that the Commitment Parties and their respective affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or any of your or its respective subsidiaries or affiliates confidential information obtained by them from other persons.

10

As you know, the Commitment Parties and their respective affiliates may be full-service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you (and your affiliates), the Target (and its affiliates), the Target’s and your respective customers or competitors and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you (and your affiliates), the Borrower, the Target (and its affiliates) or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target, you and your and their respective subsidiaries and affiliates and are under no obligation to disclose any conflicting interest to you, the Target and your and its respective subsidiaries and affiliates. You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between such Commitment Party and its respective affiliates, on the one hand, and you, the Target, your and its respective equity holders or your and their respective subsidiaries and affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, the Target, your and its respective management, equity holders, creditors, subsidiaries, affiliates or any other person, (iii) each Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you, the Target, or your or its respective affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party or any of its affiliates has advised or is currently advising you or the Target or any of your or their respective affiliates on other matters) and no Commitment Party has any obligation to you, the Target or your or its respective affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Parties and their respective affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

11

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary, agency or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

Furthermore, without limiting any provision set forth herein, you agree not to assert, to the fullest extent permitted by law, any claims you may have with respect to such transactions or the process leading thereto against us or our affiliates for alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equityholders, employees or creditors.

9.	Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without the prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to the Convertible Notes Investors and to any of your or the Convertible Notes Investors’ affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to an order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and the contents hereof to the Target, its subsidiaries and affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (including the Term Sheet and other exhibits and attachments hereto) (but not the Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the Facilities (including the Information Materials) or in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheet and other exhibits and attachments to the Commitment Letter, and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining public ratings for the Borrower and the Initial Term Loan Facility, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in marketing materials for the Facilities or in any public or regulatory filing requirement relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), (v) if the fee amounts payable pursuant to the Fee Letter and the economic terms of the “Market Flex Provisions” in the Fee Letter, and such other portions as mutually agreed, have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Target, its subsidiaries and affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis and (vi) you may disclose this Commitment Letter and the Fee Letter and the contents of each thereof (including the Term Sheet and other exhibits and attachments hereto) to any additional joint bookrunner, arranger, agent, co-agent, manager or co-manager to the extent in contemplation of appointing such person pursuant to the provisions of the proviso set forth in Section 2 of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants and other advisors, on a confidential and need-to-know basis.

12

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction, or purporting to have jurisdiction, over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its Related Parties (as defined below) in violation of any confidentiality obligations owing to you, the Convertible Notes Investors, the Target or any of your or their respective subsidiaries and affiliates, (d) to the extent that such information is or was received by such Commitment Party or any of its Related Parties from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Convertible Notes Investors, the Target or any of your or their respective subsidiaries and affiliates, (e) to the extent that such information is independently developed by such Commitment Party or any of its Related Parties without the use of any confidential information, (f) to such Commitment Party’s affiliates and to its and their respective employees, officers, directors, legal counsel, independent auditors, rating agencies, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations and who have been advised of their obligation to keep information of this type confidential (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph) (the persons identified in this clause (f), collectively, the “Related Parties”), (g) to potential or prospective Lenders, hedge providers, participants or assignees, (h) to the extent you consent in writing to any specific disclosure or (i) to the extent such information was already in such Commitment Party’s possession prior to any duty or other understanding of confidentiality entered into in connection with the Transactions; provided that for purposes of clause (g) above, (i) the disclosure of any such information to any Lenders, hedge providers, participants or assignees or prospective Lenders, hedge providers, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, participant or assignee or prospective Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender. In addition, each Commitment Party may disclose the existence of the Facilities and the information about the Facilities to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties in connection with the administration and management of the Facilities. In the event that the Facilities are funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties.

13

Nothing in this Section 9 shall prevent disclosure of any matter related to the Commitment Documents and/or the Transaction (including any fee amounts) if and to the extent required by the City Code and/or the Panel (or any other applicable legal or regulatory requirement in connection with the Acquisition).

Subject to the immediately preceding sentence, the confidentiality provisions set forth in this Section 9 shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you to a U.S. domestically organized entity, in each case, so long as such entity is, or will be, controlled by you after giving effect to the Transactions and shall (directly or indirectly through one or more wholly-owned subsidiaries) own the Target and agrees to be bound by the terms hereof and of the Fee Letter or (iii) subject to the second paragraph of Section 3, by the Initial Lenders in connection with the syndication of the Facilities) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void). Except as contemplated by Section 2 hereof, this Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter and any other letter agreement entered into with any of the Commitment Parties on or prior to the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to our commitments with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that, notwithstanding the foregoing, it is understood and agreed that the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Documents, in each case shall be governed by, and construed in accordance with, the laws of England as Wales as applied to the Acquisition Documents, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

14

Any Joint Bookrunner may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of the Borrower and the amount, type and closing date of the Transactions, all at the expense of such Joint Bookrunner.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to conditions precedent described in the first paragraph of Section 6 of this Commitment Letter.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the other Guarantors in accordance with the PATRIOT Act or the Beneficial Ownership Regulation, as applicable. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any and all such information with the Lenders.

15

The indemnification, compensation (if applicable), reimbursement (if applicable), syndication, jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except as specifically set forth in the third through seventh paragraphs of Section 3 and the penultimate sentence of Section 4, and other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation (to the extent covered therein) upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to any of the Facilities (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence (any such commitment termination shall reduce the commitments of each Initial Lender on a pro rata basis based on their respective commitments to the relevant Facility as of the date hereof).

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

16

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties (or their legal counsel on behalf of the Commitment Parties), executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on March 11, 2024. The Initial Lenders’ respective commitments and the obligations of the Commitment Parties hereunder will expire at such time in the event that the Commitment Parties (or their legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitment to provide the Facilities and our other undertakings in connection therewith (but not the commitment to provide the Interim Facilities or the rights and obligations of the parties under the Interim Facilities Agreement, which shall terminate only in accordance with its terms) available for you until the earliest of (i) if the first Announcement has not been released by such time, 11:59 p.m., New York City time, on the date that is ten business days after this Commitment Letter is countersigned, (ii) if the Acquisition is intended to be completed pursuant to a Scheme, the date upon which the Scheme lapses (including, subject to exhausting any rights of appeal, if the relevant court refuses to sanction the Scheme) or is withdrawn in writing in accordance with its terms in the Announcement or Scheme Documents (as defined in the Interim Facilities Agreement) (other than where (a) such lapse or withdrawal is as a result of the exercise of the Borrower’s right to effect a switch from the Scheme to the Offer or (b) it is otherwise to be followed within twenty business days by an Announcement made by you to implement the Acquisition by a different offer or scheme (as applicable)), (iii) if the Acquisition is intended to be completed pursuant to an Offer, the date upon which the Offer lapses or is withdrawn in writing in accordance with its terms in the Announcement or Offer Documents (as defined in the Interim Facilities Agreement) (other than (a) where such lapse or withdrawal is as a result of the exercise of the Borrower’s right to effect a switch from the Offer to a Scheme or (b) it is otherwise to be followed within twenty business days by an Announcement made by you to implement the Acquisition by a different offer or scheme (as applicable)), (iv) the date on which the Target has become a direct or indirect wholly-owned subsidiary of you without any funding under the Facilities or the Interim Facilities and (v) the date that is eighteen (18) months after the date of the first Announcement (the “Outside Date”), provided that (x)(I) if the conditions to the Offer or Scheme (as applicable) relating to regulatory or relevant government clearance or approvals have not been satisfied and/or waived by the Borrower and (II) the Scheme Effective Date (as defined in the Interim Facilities Agreement) has not occurred or (as applicable) the Offer has not been declared unconditional, in each case, by such eighteen (18) month date, the Outside Date shall automatically be extended to the date that is twenty (20) months after the date of the first Announcement; provided further that, if the Scheme Effective Date occurs or (as applicable) the Offer is declared unconditional, in each case, on any date (the “Relevant Date”) that is less than fourteen (14) days prior to the Outside Date (including as extended pursuant to the foregoing proviso), the Outside Date shall be automatically extended to the fourteenth (14th) day following such Relevant Date. Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension in writing. The termination of any commitment pursuant to this paragraph will not prejudice your rights and remedies in respect of any breach or repudiation of this Commitment Letter.

[Remainder of this page intentionally left blank]

17

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

Wells fargo bank, national association

By:	/s/ TANNER KETELLAPPER
Name: Tanner Ketellapper
Title: Vice President

[Signature Page to Project Echo Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

Wells fargo bank securities, llc

By:	/s/ KEVIN J. SANDERS
Name: Kevin J. Sanders
Title: Managing Director

[Signature Page to Project Echo Commitment Letter]

Accepted and agreed to as of
the date first above written:

VIAVI SOLUTIONS INC.

By:	/s/ ILAN DASKAL
Name: Ilan Daskal
Title: Chief Financial Officer

[Signature Page to Project Echo Commitment Letter]

EXHIBIT A

Project Echo
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Viavi Solutions Acquisitions Limited, a newly-formed entity incorporated under the laws of England and Wales and a direct or indirect subsidiary of the Borrower (“Buyer”), intends to acquire, directly or indirectly (the “Acquisition”), up to 100% of the shares (the “Target Shares”) issued by a company previously identified to us and code-named “Echo” (the “Target”) pursuant to a Scheme or Offer pursuant to, as applicable, the Scheme Documents or the Offer Documents (together, the “Acquisition Documents”) and, if applicable, pursuant to a Squeeze-Out (as defined below).

In connection with the foregoing, it is intended that:

a)	SLP VII CM Victor Holdings, L.P. and SLA II CM Victor Holdings, L.P. (collectively with the funds, partnerships or other co-investment vehicles managed, advised or controlled thereby or otherwise under common control therewith, the “Convertible Notes Investors”) intend to directly or indirectly purchase convertible notes in an aggregate principal amount of at least $400 million (together with any replacement or refinancing thereof, the “Convertible Notes Investment”) issued by the Borrower pursuant to the Investment Agreement, dated as of the date hereof (together with all exhibits and schedules thereto, collectively, the “Convertible Notes Purchase Agreement”), among the Borrower and the Convertible Notes Investors.

b)	The Borrower will obtain up to (i) $800 million under a senior secured term loan facility described in Exhibit B to the Commitment Letter (the “Initial Term Loan Facility”), (ii) $300 million under a senior secured cash flow term loan facility described in Exhibit B to the Commitment Letter (the “Term Cash Flow Facility” and, together with the Initial Term Loan Facility and any Incremental Term Facility (as defined in Exhibit B), the “Term Loan Facilities”), and (iii) $100 million under a senior secured revolving credit facility described in Exhibit B to the Commitment Letter (the “Revolving Facility” and, together with the Term Loan Facilities, the “Facilities”). In conjunction with implementing the Facilities, the Borrower will obtain up to (i) $1,100 million under an interim term loan facility in lieu of the Initial Term Loan Facility and the Term Cash Flow Facility (the “Interim Term Loan Facility”) and (ii) $100 million under an interim revolving facility (the “Interim Revolving Facility” and, together with the Interim Term Loan Facility, the “Interim Facilities”) to be documented and made available pursuant to the terms of the Interim Facilities Agreement as contemplated by the Commitment Letter.

c)	Pursuant to foreign currency hedging arrangements entered into by the Borrower or its affiliates in connection with the Transactions (a “Transaction FX Hedge”), proceeds of the Facilities, together with proceeds of the Convertible Notes Investment and/or a portion of the cash on hand at the Borrower, the Target and their respective subsidiaries, will be converted from USD into GBP (the “GBP Proceeds”).

d)	The GBP Proceeds will be on-lent by the Borrower to Buyer to be applied (i) to pay the consideration for the Acquisition, (ii) to the extent the Interim Facilities are funded prior to the Closing Date, to refinance in full the loans outstanding under the Interim Facilities and (iii) to pay the fees and expenses incurred in connection with the Transactions, including in respect of the Transaction FX Hedge (such fees and expenses, the “Transaction Costs”, and the amounts described in the foregoing clauses (i) through (iii), collectively, the “Acquisition Funds”).

A-2

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions.”

A-2

EXHIBIT B

Project Echo
Credit Facilities
Summary of Principal Terms and Conditions1

Borrower:	Viavi Solutions Inc.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	Wells Fargo Bank will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers and the Borrower, excluding any Disqualified Lender (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	Wells Fargo Securities will act as a lead arranger (together with any additional lead arranger appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”) and bookrunner (together with any additional bookrunner appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the Facilities, and each will perform the duties customarily associated with such roles.

Other Agents:	The Borrower may designate Lead Arrangers or their affiliates to act as syndication agent, documentation agent or co-documentation agent as provided in the Commitment Letter.

Scheme:	The scheme of arrangement effected pursuant to Part 26 of the Companies Act 2006 to be proposed by the Target to its shareholders to implement the Acquisition pursuant to which Buyer will, subject to the occurrence of the Scheme Effective Date (as defined in the Interim Facilities Agreement) become the holder of the Target Shares (the “Scheme”).

Offer:	The takeover offer (as defined in section 974 of the Companies Act 2006) by the Buyer in accordance with the City Code to acquire all of the Target Shares that are the subject of that takeover offer (within the meaning of Section 975 of the Companies Act 2006) pursuant to the Offer Documents (as defined in the Interim Facilities Agreement) (the “Offer”).

Announcement:	Any press release made by or on behalf of the Buyer announcing a firm intention to implement a Scheme or, as the case may be, make an Offer, in each case in accordance with Rule 2.7 of the City Code (the “Announcement”).

1 All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, C and D thereto.

Squeeze-Out:	An acquisition of the Target Shares pursuant to the procedures contained in sections 979 to 981 of the Companies Act 2006 (the “Squeeze-Out”).

City Code:	The UK City Code on Takeovers and Mergers (the “City Code”) as administered by the Panel, as may be amended from time to time.

Panel:	The UK Panel on Takeovers and Mergers (the “Panel”).

Facilities:

(A) A senior secured term loan facility (the “Initial Term Loan Facility”) in an aggregate principal amount of up to $800 million plus, at the Borrower’s election, an amount sufficient to fund any original issue discount or upfront fees required to be funded in connection with the “Market Flex Provisions” in the Fee Letter. The loans under the Initial Term Loan Facility are referred to as the “Initial Term Loans”.

(B) A senior secured cash flow term loan facility (the “Term Cash Flow Facility” and, together with the Initial Term Loan Facility and any Incremental Term Facility (as defined below), each a “Term Loan Facility” and collectively, the “Term Loan Facilities”) in an aggregate principal amount of up to $300 million. The loans under the Term Cash Flow Facility are referred to as the “Term Cash Flow Loans” and, together with the Initial Term Loans and any Incremental Term Loans (as defined below), the “Term Loans.” The Lenders holding Term Loans are referred to as the “Term Lenders.”

(C) A senior secured revolving facility (the “Revolving Facility”, together with the Term Loan Facilities, the “Facilities”) in an aggregate principal amount of up to $100 million. The loans under the Revolving Facility are referred to as the “Revolving Loans”, and together with the Term Loans, the “Loans”, and the commitments under the Revolving Facility are referred to as the “Revolving Commitments.” The Lenders with Revolving Commitments are referred to as the “Revolving Lenders.”

Incremental Facilities:

The Facilities Documentation will permit the Borrower or any Subsidiary Guarantor (as defined below) to add one or more incremental term loan facilities under the Facilities Documentation or to increase any existing term loan facility (each, an “Incremental Term Facility” and the loans under any Incremental Term Facility are referred to as the “Incremental Term Loans”) and/or increase any of the Revolving Commitments (any such increase, an “Incremental Revolving Increase”; the Incremental Term Facilities and the Incremental Revolving Increases and the commitments in respect thereof are collectively referred to as “Incremental Facilities”) in an aggregate amount not to exceed the sum of (A) (x) the greater of (1) $291 million and (2) 100% of Consolidated EBITDA (to be defined as provided under “Financial Definitions” below) for the last four fiscal quarters of the Borrower for which financial statements are available (such greater amount, the “Incremental Starter Amount”) less (y) the aggregate amount of any Incremental Equivalent Debt (as defined below) incurred in reliance on the equivalent threshold as set forth in this clause (A) plus (B) all voluntary prepayments of the Term Loan Facility (including all repayments or purchases made at a discount to par (in an amount equal to the principal amount of such repayment)) and voluntary prepayments of Revolving Loans to the extent accompanied by a permanent reduction of the Revolving Commitments thereunder, in each case, made prior to such date of incurrence and not funded with the proceeds of long-term debt plus (C) an amount equal to the amount of indebtedness that is permitted to be incurred in reliance on the General Debt Basket (as defined below) (this clause (C), the “General Debt Basket Incremental Component”) plus (D) an additional amount such that, after giving effect to the incurrence of any such Incremental Facility pursuant to this clause (D) (which shall assume that all such indebtedness was secured on a first lien basis, whether or not so secured, and which shall be deemed to include the full amount of any Incremental Revolving Increase assuming that the full amount of such increase had been drawn, and after giving effect to any acquisition consummated concurrently therewith and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any debt incurrence (but without giving effect to any amount incurred simultaneously under either (1) clause (A), (B) or (C) above or (2) the Revolving Facility) or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence, all to be further defined in the Facilities Documentation), the Borrower would be in compliance, on a pro forma basis (and without netting any cash proceeds of such incurrence), with a First Lien Leverage Ratio (to be defined as provided under “Financial Definitions” below) (recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available) equal to or less than either (x) 2.80:1.00 or (y) the First Lien Leverage Ratio immediately prior to the incurrence of such Incremental Facility (this clause (D), the “Leverage-Based Incremental Amount”); provided that:

(i)	no event of default (except in connection with permitted acquisitions or investments, where no payment or bankruptcy event of default will be the standard) under the Facilities Documentation has occurred and is continuing or would exist after giving effect thereto;

(ii)	the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date of the Initial Term Loan Facility and the weighted average life of any such Incremental Term Facility shall not be shorter than the then remaining weighted average life of the Initial Term Loan Facility; provided that, at the option of the Borrower, this clause (ii) shall not apply to (A) Incremental Term Facilities (as defined below) in an aggregate outstanding principal amount of up to the greater of (x) $291 million and (y) 100% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available of Incremental Term Facilities (the “Incremental Maturity Carveout”), (B) customary bridge facilities or (C) Incremental Term Facilities incurred in connection with an investment or acquisition;

(iii)

the currency, pricing, interest rate margins, discounts, premiums, rate floors and fees and (subject to clause (ii) above) maturity and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that only during the period commencing on the Closing Date and ending on the date that is six months after the Closing Date (the “MFN Sunset Date”) and only with respect to any Incremental Term Facilities in the form of broadly syndicated U.S. dollar-denominated term B loans that are incurred pursuant to clause (A) and/or (B) above (other than Incremental Term Loans incurred in reliance on any portion of clause (B) thereof that is attributable to permanent commitment reductions of revolving credit facilities) that are secured by liens on the Collateral ranking equal in priority with the liens on the Collateral securing the Secured Obligations and mature on or prior to the maturity date of the Initial Term Loan Facility (the “MFN Maturity Limitation”), and except (1) with respect to Incremental Term Facilities incurred in connection with an investment or an acquisition (the “MFN Acquisition/Investment Carveout”) and (2) with respect to Incremental Term Facilities incurred pursuant to clause (A) and/or (B) above in an aggregate principal amount of up to the greater of (x) $291 million and (y) 100% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available (the “MFN Amount Carveout”), in the event that the interest rate margins for any such Incremental Term Facility are higher than the interest rate margins for the Initial Term Loan Facility by more than 75 basis points (the “MFN Cushion”), then the interest rate margins for the Initial Term Loan Facility shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Facility minus 75 basis points; provided, further, that, in determining the interest rate margins applicable to any Incremental Term Facility and the Initial Term Loan Facility (A) OID or upfront fees (which shall be deemed to constitute like amounts of OID) or other fees payable by the Borrower to the Lenders under the Initial Term Loan Facility or any Incremental Term Facility in the initial primary syndication thereof, if any, shall be included (with OID or upfront fees being equated to interest based on assumed four-year life to maturity), (B) customary arrangement, ticking or commitment fees payable in connection with the Initial Term Loan Facility to one or more arrangers or bookrunners (or their affiliates) of any Incremental Term Facility in each case not payable to all lenders shall be excluded, (C) the applicable interest rate margins shall be deemed to include any credit spread or similar adjustment applicable to a one-month Term SOFR borrowing and (D) (1) to the extent that Term SOFR for a three-month interest period on the closing date of any such Incremental Term Facility is less than the Term SOFR floor for the Initial Term Loan Facility, the amount of such difference shall be deemed added to the interest margin for the Initial Term Loan Facility, solely for the purpose of determining whether an increase in the interest rate margins for the Initial Term Loan Facility shall be required and (2) with respect to any Incremental Term Facility, to the extent that Term SOFR applicable to the Initial Term Loan Facility for a three-month interest period on the closing date of any such Incremental Term Facility is less than the interest rate floor, if any, applicable to any such Incremental Term Facility, the amount of such difference shall be deemed added to the interest rate margins for the loans under the Incremental Term Facility solely for the purpose of determining whether an increase in the interest rate margins for the Initial Term Loan Facility shall be required (collectively, the “MFN Protection”);

(iv)	any Incremental Term Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the Initial Term Loan Facility (except to the extent permitted by clause (ii) or (iii) above), they shall be reasonably satisfactory to the Administrative Agent (it being understood that, to the extent that any financial maintenance or other covenant is added for the benefit of any Incremental Term Facility, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance or other covenant is (1) also added for the benefit of any existing Facility or (2) only applicable after the latest maturity of any existing Facility); and

(v)	(a) any Incremental Facility that is secured shall only be secured by the Collateral and (b) no Incremental Facility shall be guaranteed by entities other than the Guarantors or the Borrower.

The Borrower or the applicable Subsidiary Guarantor may (but is not obligated to) seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and from additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (“Additional Lenders”); provided that (i) the Administrative Agent shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional Lender, (ii) solely with respect to any Incremental Revolving Increase, the Issuing Banks (as defined in the Precedent Documentation) shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of revolving loans or commitments, as applicable, to such Additional Lender and (iii) the restrictions applicable to Affiliated Lenders (to be defined in accordance with the Documentation Considerations) under “Assignments and Participations” shall apply to commitments in respect of Incremental Facilities.

Refinancing Facilities:	The Facilities Documentation will permit the Borrower or any Guarantor to refinance loans or commitments (including by extending the maturity) under the Facilities or loans or commitments under any Incremental Facility on terms and conditions substantially consistent with the Precedent Documentation (as defined below) after giving effect to Documentation Considerations (the “Refinancing Indebtedness”).

Purpose:	(A) The proceeds of borrowings under the Initial Term Loan Facility and the Term Cash Flow Facility will be used by the Borrower and its subsidiaries, together with the proceeds from borrowings under the Revolving Facility, the proceeds received from the Convertible Notes Investment and cash on hand at the Borrower, the Target and their respective subsidiaries, to pay the Acquisition Funds (including, at the Borrower’s election, to fund original issue discount (“OID”) or upfront fees required pursuant to the “Market Flex Provisions” in the Fee Letter) to the extent otherwise permitted above and may be used after the Closing Date for working capital or other general corporate purposes and any other use not prohibited by the Facilities Documentation.

(B) The letters of credit and proceeds of Revolving Loans (except as set forth below) may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other permitted investments and permitted dividends and other distributions on account of the capital stock of the Borrower (or any direct or indirect parent company thereof) and any other use not prohibited by the Facilities Documentation, and, subject to the limitations set forth under “Availability” below, to finance a portion of the Acquisition Funds.

(C) The proceeds of any Incremental Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions, other permitted investments and dividends and other permitted distributions on account of the capital stock of the Borrower (or any direct or indirect parent company thereof) and any other use not prohibited by the Facilities Documentation.

Availability:

The Initial Term Loan Facility and the Term Cash Flow Facility will be available during the Certain Funds Period as required on 1 business day’s notice to fund amounts as contemplated in the section “Purpose” above. Amounts borrowed under any Term Loan Facility that are repaid or prepaid may not be reborrowed.

The Revolving Facility will be available on (subject to the limitations set forth in the next two succeeding sentences) and after the Closing Date and at any time prior to the final maturity of the Revolving Facility. The Revolving Facility (exclusive of letter of credit usage) will be made available on the Closing Date in an amount sufficient to fund (i) any OID or upfront fees required to be funded on the Closing Date pursuant to the “Market Flex Provisions” in the Fee Letter plus (ii) any ordinary course working capital requirements of the Borrower and its subsidiaries on the Closing Date plus (iii) Acquisition Funds in an aggregate amount, in the case of this clause (iii), not to exceed $20 million. Additionally, letters of credit issued under facilities and other credit support no longer available to the Target or its subsidiaries as of the Closing Date may be “rolled over” on the Closing Date and/or new letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace any such credit support outstanding on the Closing Date under such facilities. Otherwise, letters of credit and Revolving Loans will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed. The Revolving Facility shall permit drawings of ABR loans (as defined in Annex I) on same day notice if received by the Administrative Agent prior to 12:00 p.m. New York time.

Certain Funds Period:

“Certain Funds Period” means the period from (and including) the Signing Date to (and including) 11:59 p.m., London time, on the earliest of:

(A)  if the Acquisition is intended to be completed pursuant to a Scheme, the date on which the Scheme lapses (including, subject to exhausting any rights of appeal, if a relevant court refuses to sanction the Scheme) or is withdrawn in writing in accordance with its terms (other than (a) where such lapse or withdrawal is as a result of the exercise of the Borrower’s right to effect a switch from the Scheme to the Offer or (b) it is otherwise to be followed within twenty business days by an Announcement made by the Borrower to implement the Acquisition by a different offer or scheme (as applicable));

(B)  if the Acquisition is intended to be completed pursuant to an Offer, the date on which the Offer lapses, terminates or is withdrawn in writing in accordance with its terms (other than (a) where such lapse or withdrawal is as a result of the exercise of the Borrower’s right to effect a switch from the Offer to a Scheme or (b) it is otherwise to be followed within twenty business days by an Announcement made by the Borrower to implement the Acquisition by a different offer or scheme (as applicable);

(C)  the date on which the Term Loan Facilities have been utilized in full or the commitments in respect of the Term Loan Facilities have been cancelled in full and all of the consideration payable under the Acquisition in respect of the Target Shares has been paid in full; and

(D)  the date that is eighteen (18) months after the date of the first Announcement, provided that: (i)(a) if the conditions to the Offer or Scheme (as applicable) relating to regulatory or relevant government clearance or approvals have not been satisfied and/or waived by the Borrower and (b) the Scheme Effective Date (as defined in the Interim Facilities Agreement) has not occurred or (as applicable) the Offer has not been declared unconditional, in each case, by such eighteen (18) month date, the Outside Date shall automatically be extended to the date that is twenty (20) months after the date of the first Announcement, provided that, if the Scheme Effective Date occurs or (as applicable) the Offer is declared unconditional, in each case, on any date (the “Relevant Date”) that is less than fourteen (14) days prior to the Outside Date (including as extended pursuant to the foregoing proviso), the Outside Date shall be automatically extended to the fourteenth (14th) day following such Relevant Date, and (ii) for so long as the Closing Date has occurred on or before the Outside Date (as extended by paragraph (i) above if applicable), the Certain Funds Period shall end on the Termination Date (as defined in the Interim Facilities Agreement).

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	During the continuance of a payment or bankruptcy event of default, with respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum, which, in each case, shall be payable on demand.

Letters of Credit:	An aggregate amount not to exceed an amount to be agreed of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit on terms and conditions consistent with those set forth in the Precedent Documentation. No issuing bank shall have any obligation to issue any letter of credit other than a standby letter of credit unless it so agrees.

Final Maturity and Amortization:

The Initial Term Loan Facility will mature on the earlier to occur of (i) the date that is seven years after the Closing Date and (ii) the Springing Maturity Date, and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Initial Term Loan Facility, commencing with the second full fiscal quarter after the Closing Date, with the balance payable on the maturity date thereof.

The Term Cash Flow Facility will mature on the date that is 364 days after the Closing Date and will have no amortization, with the balance payable on the maturity date thereof.

The Revolving Facility will mature, and the Revolving Commitments will terminate, on the earliest to occur of (i) the date that is five years after the Closing Date, (ii) September 15, 2029 and (iii) the Springing Maturity Date.

“Springing Maturity Date” means the date that is 91 days prior to the maturity of the Convertible Notes Investment.

The Facilities Documentation shall contain customary “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding Term Loans, loans under any Incremental Facility or Revolving Commitments (which may include, among other things, an increase in the interest rate payable in respect of such extended Term Loans, loans under any Incremental Facility or Revolving Commitments, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions) upon the request of the Borrower and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Guarantees:	Subject in all respects to the Limited Conditionality Provisions, all obligations of the Borrower (the “Obligations”) under the Facilities and, at the election of the Borrower, all obligations of the Borrower or any restricted subsidiary of the Borrower under any interest rate protection, foreign exchange or other swap or hedging arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (collectively, “Excluded Swap Obligations”)) and cash management arrangements, in each case entered into with a Lender, Lead Arranger, Joint Bookrunner, the Administrative Agent, any affiliate of a Lender, Lead Arranger, Joint Bookrunner or the Administrative Agent or, upon notice to the Administrative Agent, any other person (“Hedging/Cash Management Arrangements”) will be unconditionally and irrevocably guaranteed jointly and severally on a senior basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Borrower (the “Guarantors”); provided that Guarantors shall not include (a) unrestricted subsidiaries, (b) immaterial or other excluded subsidiaries (to be defined in a mutually acceptable manner), (c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, or for which the provision of a Guarantee would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Internal Revenue Code of 1986, as amended (the “IRS Code”) or any similar law or regulation in any applicable jurisdiction) to the Borrower or one of its subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent), (d) any direct or indirect U.S. subsidiary of a non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the IRS Code (a “CFC”) and any direct or indirect subsidiary of the Borrower that has no material assets other than equity and/or indebtedness of one or more direct or indirect subsidiaries that are CFCs (any such entity, a “FSHCO”), (e) any not-for-profit subsidiaries, captive insurance companies or other special purpose subsidiaries and (f) certain special purpose entities and any receivables subsidiary. Neither the Target nor any of its subsidiaries will be Guarantors prior to the consummation of the Acquisition and the initial funding of the Facilities on the Closing Date.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:

Subject to the limitations set forth below in this section and subject to the Limited Conditionality Provisions, the Obligations, the Hedging/Cash Management Arrangements and the Guarantees in respect of the Obligations (collectively, the “Secured Obligations”) will be secured by: (a) junior-priority security interests in the ABL Priority Collateral (as defined below) (subject to permitted liens and with the ABL Facility secured by first-priority security interests therein); (b) a perfected first-priority pledge of 100% of the equity interests of each direct, wholly-owned material restricted subsidiary of the Borrower and of each Guarantor (which pledge, in the case of capital stock of any non-U.S. subsidiary or any FSHCO, shall be limited to 65% of any voting capital stock and 100% of the non-voting capital stock of such first-tier material non-U.S. subsidiary or FSHCO) and (c) perfected first priority (other than with respect to ABL Priority Collateral) security interests in substantially all tangible and intangible personal property of the Borrower and each Guarantor (the items described in clauses (a) through (c) above, but excluding the Excluded Assets (as defined in the Precedent Documentation), collectively, the “Collateral”; provided, for the avoidance of doubt, that, to the extent the ABL Collateral Agent holds any certificates representing any equity interests described in clause (b) above (or holds any other possessory collateral) on the Closing Date, the ABL Collateral Agent shall be deemed to hold such certificates (or such other possessory collateral) as bailee for the Administrative Agent and the foregoing requirements shall be satisfied thereby. The pledges of and security interests in the Collateral granted by the Borrower and each Guarantor shall secure its own respective Secured Obligations.

“ABL Collateral Agent” has the meaning assigned to the term “Agent” in the ABL Credit Agreement.

“ABL Facility” has the meaning assigned to the term “Facility” in the ABL Credit Agreement.

“ABL Priority Collateral” has the meaning assigned to such term in that certain Credit Agreement, dated as of December 30, 2021 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among Viavi Solutions Inc., the other Borrowers party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

All the above-described pledges and security interests shall be created on terms substantially similar to those set forth in the Precedent Documentation, after giving effect to the Documentation Considerations; and none of the Collateral shall be subject to other pledges or security interests, other than with respect to certain customary permitted encumbrances and other exceptions and baskets to be set forth in the Facilities Documentation, substantially similar to the exceptions and baskets set forth in the Precedent Documentation, after giving effect to the Documentation Considerations.

The relative rights and priorities in the Collateral and the ABL Priority Collateral will be set forth in an intercreditor agreement consistent with the Documentation Considerations (the “ABL Intercreditor Agreement”).

Mandatory Prepayments:	Loans under the Term Loan Facilities (with respect to any Incremental Term Facility, to the extent required thereunder) shall be prepaid with:

	(A)	commencing with the first full fiscal year of the Borrower to occur after the Closing Date, an amount equal to 50% of Excess Cash Flow (as defined in the Precedent Documentation and as further reduced in accordance with the Precedent Documentation), with step-downs to 25% and 0% based upon the achievement and maintenance of Total Leverage Ratios equal to or less than 4.25:1.00 and 4.00:1.00, respectively;

	(B)	an amount equal to 100% (with step-downs to 50% and 0% based upon the achievement and maintenance of Total Leverage Ratios equal to or less than 4.75:1.00 and 4.25:1.00, respectively (such stepdowns, the “Asset Sale Stepdowns”)) of the net cash proceeds (which shall be calculated in a manner consistent with the Precedent Documentation) of non-ordinary course sales or other dispositions of assets constituting Collateral (other than, for the avoidance of doubt, dispositions of ABL Priority Collateral) by the Borrower and its restricted subsidiaries after the Closing Date (including insurance and condemnation proceeds and sale leaseback proceeds) in excess of an amount to be agreed made pursuant to clause (b) under the heading “Permitted Asset Sales” below and otherwise consistent with such provisions in the Precedent Documentation; and

	(C)	an amount equal to 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the Facilities Documentation, except in respect of Refinancing Indebtedness).

Mandatory prepayments shall be applied, without premium or penalty (i) amongst the Initial Term Loan Facility, the Term Cash Flow Facility and any Incremental Term Facility as selected by the Borrower (except pursuant to clause (C) above with respect to Refinancing Indebtedness) and (ii) at the Borrower’s direction to the amortization payments scheduled to occur under the Term Loans Facilities and any Incremental Term Facility.

Notwithstanding the foregoing, the Facilities Documentation will provide that, in the event that any Refinancing Indebtedness or any other indebtedness, including any Incremental Equivalent Debt, that is secured on an equal priority basis (but without regard to the control of remedies) with the liens on the Collateral securing the Facilities (collectively, “Additional First Lien Debt”), shall be issued or incurred, such Additional First Lien Debt may share no more than ratably in any prepayments required by the foregoing provisions of clauses (A) and/or (B) to the extent required by the terms of the documentation for such Additional First Lien Debt.

Prepayments attributable to non-U.S. subsidiaries’ Excess Cash Flow and asset sale or other disposition proceeds will be limited under the Facilities Documentation to the extent the repatriation of such amounts would result in material adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation in a manner consistent with the Precedent Documentation.

Any Term Lender may elect not to accept its pro rata portion of any mandatory prepayment other than a prepayment described in clause (C) above (each a “Declining Lender”). Any prepayment amount declined (such amount, a “Declined Amount”) by a Declining Lender under the Term Loan Facility or under any Incremental Term Facility may be retained by the Borrower and its restricted subsidiaries and shall increase the Available Amount Basket (as defined below).

The loans under the Revolving Facility shall be prepaid and the letters of credit cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Revolving Facility.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the Revolving Commitments and voluntary prepayments of borrowings under the Term Loan Facilities will be permitted at any time, in minimum principal amounts to be agreed, without premium or penalty (other than as set forth in second and third succeeding paragraphs).

All voluntary prepayments of the Term Loan Facilities and any Incremental Facility will be applied to the remaining amortization payments under the Term Loan Facilities or such Incremental Facility as directed by the Borrower (and absent such direction, in direct order of maturity thereof), including to any class of extending or existing Term Loans in such order as the Borrower may designate, and shall be applied to the Facilities or any Incremental Facility as determined by the Borrower.

Any voluntary prepayment or refinancing (other than a refinancing of the Initial Term Loan Facility in connection with any transaction that would, if consummated, constitute a change of control, Material Acquisition (as defined below), Material Disposition (as defined below) or an increase in the aggregate principal amount of Term Loans (including by adding a new Class of Term Loans)) of the Initial Term Loan Facility with other broadly syndicated U.S. dollar-denominated term loan B financings under credit facilities with a lower Effective Yield (as defined below) than the Effective Yield of the Initial Term Loan Facility, or any amendment (other than an amendment of the Initial Term Loan Facility in connection with any transaction that would, if consummated, constitute a change of control, Material Acquisition, Material Disposition or increase in the aggregate principal amount of Term Loans (including by adding a new Class of Term Loans) that reduces the Effective Yield of the Initial Term Loan Facility, in either case that occurs prior to the date that is six months following the Closing Date (the “Soft Call Date”) and the primary purpose of which is to lower the Effective Yield on the Initial Term Loan Facility, shall be subject to a prepayment premium of 1.00% of the principal amount of the Initial Term Loan Facility so prepaid, refinanced or amended (collectively, the “Soft Call Protection”). For the purposes of this paragraph, (i) “Material Acquisition” shall mean any acquisition by the Borrower or any restricted subsidiary for consideration (including any assumed indebtedness) in an aggregate amount equal to or greater than the lesser of $73 million and 25% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available, (ii) “Material Disposition” shall mean any disposition by the Borrower or any restricted subsidiary for consideration (including any assumed indebtedness) in an aggregate amount equal to or greater than the lesser of $73 million and 25% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available and (iii) “Effective Yield” shall mean, as of any date of determination, the sum of (a) the higher of (A) the Term SOFR rate on such date for a deposit in dollars with a maturity of one month and (B) the Term SOFR floor, if any, with respect thereto as of such date, (b) the interest rate margins as of such date (with such interest rate margin and interest spreads to be determined by reference to the Term SOFR rate) and (c) the amount of OID and upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount).

Conditions to Initial Borrowing and further Borrowings under the Term Loan Facilities:	Subject to the Limited Conditionality Provisions, the availability of the initial borrowing and other extensions of credit under the Facilities on the Closing Date or, in the case of each Term Loan Facility, thereafter during the Certain Funds Period will be subject solely to (a) delivery of a customary borrowing/issuance notice; provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default, and (b) satisfaction of conditions precedent set forth in Exhibit C. For the avoidance of doubt and notwithstanding anything to the contrary, there will be no condition precedent directly or indirectly relating to the Target and its subsidiaries (including guarantees from or security by or over the Target or any of its subsidiaries).

Conditions to All Subsequent Borrowings under the Revolving Facility:	After the Closing Date, the making of each extension of credit under the Revolving Facility shall be conditioned upon (a) delivery of a customary borrowing/issuance notice, (b) the accuracy of representations and warranties in all material respects; provided that any representations and warranties qualified by materiality shall be, as so qualified, accurate in all respects and (c) the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit.

Facilities Documentation:	The definitive financing documentation for the Facilities (the “Facilities Documentation”) shall be initially drafted by counsel for the Borrower and contain the terms set forth in this Exhibit B (subject to the right of the Majority Lead Arrangers (as defined in the Fee Letter), as applicable, to exercise the “Market Flex Provisions” under the Fee Letter) and, to the extent any other terms are not expressly set forth in this Exhibit B, will (a) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date in coordination with the Acquisition Documents, and taking into account the timing of the syndication of the Initial Term Loan Facility, (b) reflect the Limited Conditionality Provisions and, solely to the extent the Term Facilities Documentation is executed prior to the completion of the Offer of Scheme, those representations, warranties and covenants relating to the conduct of the Offer or Scheme expressly set forth in the Interim Facilities Agreement which shall be applicable only to the parties set forth in the Interim Facilities Agreement and apply solely prior to the completion of the Offer of Scheme and (c) subject to the foregoing clause (b), contain only those conditions, representations, events of default and covenants set forth in this Exhibit B and such other terms (but no other conditions) as the Borrower and the Lead Arrangers shall reasonably agree; it being understood and agreed that the Facilities Documentation shall be based on, and substantially consistent with that certain Credit Agreement, dated as of June 28, 2023 (as amended, supplemented or otherwise modified through the date hereof, the “Precedent Documentation”), among Quartz Intermediate Inc., Quartz Acquireco LLC and JPMorgan Chase Bank, N.A., as administrative and collateral agent, and the other banks, agents, financial institutions and other parties thereto (and the related security, pledge, collateral and guarantee agreements executed and/or delivered in connection therewith and the forms of intercreditor agreements attached thereto), as modified by the terms set forth herein and subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (ii) certain baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA and leverage level of the Borrower and its subsidiaries (after giving effect to the Transactions), (iii) such other modifications to reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, industry (and risks and trends associated therewith), geographic locations, businesses, business practices, operations, total assets, financial accounting and the Projections, (iv) modifications to reflect changes in law or accounting standards since the date of the Precedent Documentation, (v) modifications to reflect reasonable administrative, agency and operational requirements of the Administrative Agent, (vi) modifications to reflect the financial model provided to the Lead Arrangers on March 2, 2024 (the “Model”) and the quality of earnings report provided to the Lead Arrangers on February 27, 2024 (the “QofE Report”) (collectively, the “Documentation Considerations”), (vii) modifications to reflect the UK public takeover and “certain funds” requirement of the Transactions, consistent with the equivalent provisions in the Interim Facilities Agreement and (viii) modifications to reflect the Borrower’s public reporting company status and the “crossing liens” between the Facilities and the ABL Facility.

Limited Condition Transactions:

For purposes of (i) determining compliance with any provision of the Facilities Documentation which requires the calculation of the First Lien Leverage Ratio, the Secured Leverage Ratio (as defined in the Precedent Documentation, subject to “Financial Definitions” below), the Total Leverage Ratio (as defined in the Precedent Documentation, subject to “Financial Definitions” below) or the Interest Coverage Ratio (as defined in the Precedent Documentation, subject to “Financial Definitions” below), (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the Facilities Documentation (including baskets measured as a percentage of Consolidated EBITDA), in each case, in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be, as applicable, the date the definitive agreements or letters of intent for such Limited Condition Transaction are entered into, or the date of delivery of irrevocable notice or a dividend declaration with respect to, such Limited Condition Transaction (such date, the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower or a restricted subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

“Limited Condition Transaction” shall mean (i) an acquisition or other investment by one or more of the Borrower and its restricted subsidiaries of any assets, business or person permitted by the Facilities Documentation, (ii) any repayment, repurchase or refinancing of indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) is required to be delivered and (iii) any dividends or distributions on, or redemptions of, equity interests not prohibited by the Facilities Documentation declared or requiring irrevocable notice in advance thereof.

For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date (including with respect to the incurrence of any Indebtedness) are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations in pro forma Consolidated EBITDA, including of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated.

Representations and Warranties:	Subject to the Limited Conditionality Provisions, limited to the representations and warranties set forth in Article III of the Precedent Documentation (to be applicable to the Borrower and its restricted subsidiaries only and subject, where applicable, to qualifications and limitations for materiality consistent with those provided in the Precedent Documentation, after giving effect to the Documentation Considerations).

“Material Adverse Effect” shall have the meaning ascribed to such term in the Precedent Documentation.

Affirmative Covenants:	Subject in all respects to the Documentation Considerations, to be applicable to the Borrower and its restricted subsidiaries only, the same (including, for the avoidance of doubt, with respect to deadlines, materiality qualifiers, exceptions and limitations) as the affirmative covenants set forth in Article V of the Precedent Documentation; provided, for the avoidance of doubt, that the Facilities Documentation shall not require delivery of a budget.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries):

a)

limitations on the incurrence of debt (which shall permit, among other things, (i) the indebtedness under the Facilities (including Incremental Facilities) and any permitted refinancing thereof, (ii) non-speculative hedging arrangements (including the Transaction FX Hedge), (iii) indebtedness (including Ordinary Course Indebtedness) of (A) the Target and its subsidiaries incurred prior to the Closing Date which remains outstanding and is permitted to remain outstanding under the Acquisition Documents and (B) the Borrower and its subsidiaries outstanding as of the Closing Date (including indebtedness in respect of the Convertible Note Investment) and, in each case, any permitted refinancings of either of the foregoing, (iv) any secured or unsecured notes or loans issued by the Borrower or a Guarantor in lieu of the Incremental Facilities (such loans or notes, “Incremental Equivalent Debt”); provided that (A) the incurrence of such indebtedness shall result in a dollar-for-dollar reduction of the amount of indebtedness that the Borrower and the Guarantors may incur in respect of the Incremental Facilities and the other requirements related to the incurrence of the Incremental Facilities shall be satisfied (other than those set forth in the proviso to clause (iii) and in clause (iv) of such requirements); provided, however, that, in the case of any Incremental Equivalent Debt consisting of junior priority secured notes or loans, in lieu of compliance with the First Lien Leverage Ratio test set forth in the first paragraph under “Incremental Facilities”, the Borrower shall instead be in compliance, on a pro forma basis (and without netting any cash proceeds of such incurrence), with either (x) a Secured Leverage Ratio (to be defined as provided under “Financial Definitions” below) (recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available) equal to or less than either (i) 4.00:1.00 or (ii) the Secured Leverage Ratio immediately prior to the incurrence of such Incremental Equivalent Debt or (y) an Interest Coverage Ratio of not less than either (i) 1.75:1.00 or (ii) the Interest Coverage Ratio immediately prior to the incurrence of such Incremental Equivalent Debt, (B) to the extent secured, such indebtedness shall be subject to any applicable intercreditor agreement and (C) the terms and conditions of such Incremental Equivalent Debt (excluding pricing, rate floors, discounts, fees, premiums and prepayment or redemption provisions) either (I) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Incremental Equivalent Debt than the terms and conditions of the Facilities Documentation (when taken as a whole) are to the Lenders (it being understood that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any Incremental Equivalent Debt, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant or other covenant is either (x) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of any such Incremental Equivalent Debt in connection therewith or (y) only applicable after the latest maturity date under the Facilities Documentation at such time), (II) include covenants or other provisions applicable only to periods after the latest maturity date under the Facilities Documentation at such time or (III) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Incremental Equivalent Debt (as determined by the Borrower in good faith), (v) Refinancing Indebtedness, (vi) indebtedness assumed in connection with, or otherwise incurred to finance, Permitted Acquisitions and other investments, in each case, on the terms set forth in the Precedent Documentation, (vii) purchase money indebtedness and capital leases (x) in an amount to be agreed plus (y) an unlimited amount to finance the purchase, construction and improvement of fixed or capital assets subject to compliance with a maximum Secured Leverage Ratio (calculated as if such purchase money indebtedness and capital leases are secured by Collateral for these purposes) of no greater than 4.00:1.00 (this clause (y), the “Capital Lease Ratio Prong”), (viii) indebtedness arising from agreements providing for adjustments of purchase price or “earn outs” entered into in connection with acquisitions, (ix) a general debt basket in an amount to be agreed and which may be secured to the extent permitted by exceptions to the lien covenant (the “General Debt Basket”) less amounts incurred under the General Debt Basket Incremental Component, (x) other senior, senior subordinated or subordinated indebtedness that is unsecured or that is secured solely by assets that do not constitute Collateral so long as the Borrower is in compliance, on a pro forma basis (and without netting any cash proceeds of such incurrence), with either (x) a Total Leverage Ratio (to be defined as provided under “Financial Definitions” below) (recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available) equal to or less than either (i) 6.00:1.00 or (ii) the Total Leverage Ratio immediately prior to the incurrence of such indebtedness or (y) an Interest Coverage Ratio of not less than either (i) 1.75:1.00 or (ii) the Interest Coverage Ratio immediately prior to the incurrence of such indebtedness, (xi) a subsidiary debt basket for non-Guarantor subsidiaries in an amount to be agreed, (xii) indebtedness in an amount equal to (A) 200% of any cash common equity contribution to the Borrower following the Closing Date (other than Cure Amounts (as defined in the Precedent Documentation) and the proceeds of any such Cure Amount that is actually used pursuant to, or that increases, another basket under the Facilities Documentation) to the extent such cash equity contribution shall not be counted for purposes of the Available Amount Basket and without any time limitation for use of proceeds of such contribution (this clause (xii)(A), the “Contribution Debt Basket”) plus (B) the unused amount of any baskets and/or exceptions permitting dividends or distributions on, or redemptions of, the equity of the Borrower (or any direct or indirect parent company thereof) or restricted investments (which such baskets, for the avoidance of doubt, shall be reduced by the amount of such incurrence on a dollar-for-dollar basis) (this clause (xii)(B), the “RP Debt Basket”), (xiii) using the Available Amount Basket as set forth and subject to the conditions in the second succeeding paragraph, (xiv) permitted receivables financings and (xv) other customary exceptions set forth in the Precedent Documentation, after giving effect to the Documentation Considerations);

b)

limitations on liens on Collateral securing indebtedness for borrowed money (which shall permit, among other things, liens securing (i) any of the Facilities and any other liens securing indebtedness of the Borrower and its subsidiaries outstanding as of the Closing Date and, in each case, any permitted refinancing thereof, (ii) any secured Incremental Equivalent Debt, (iii) Refinancing Indebtedness, (iv) debt assumed in connection with a Permitted Acquisition or other investment on the terms described under the heading “Permitted Acquisitions” below, (v) permitted purchase money indebtedness or capital leases in each case permitted to be incurred pursuant to clause (a)(vii) above, (vi) other permitted debt pursuant to a general lien basket in an amount to be agreed, (vii) permitted non-Guarantor subsidiary debt limited to the assets of non-Guarantors, (viii) debt incurred using the Available Amount Basket and (ix) other exceptions and qualifications set forth in the Precedent Documentation, after giving effect to the Documentation Considerations);

c)	limitations on fundamental changes;

d)

limitations on asset sales (including sales of subsidiaries) and sale and lease back transactions (which, in each case, shall be permitted (i) on the terms set forth under the heading “Permitted Asset Sales” below, (ii) pursuant to an annual dollar basket in an amount equal to the greater of $59 million and 20% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available, with amounts not used in any fiscal year carried forward to succeeding fiscal years, (iii) without limit with respect to ABL Priority Collateral, so long as the ABL Facility or any asset-based replacement or refinancing facility thereof is in effect, and (iv) subject to the other exceptions and qualifications set forth in the Precedent Documentation, after giving effect to the Documentation Considerations);

e)

limitations on investments and acquisitions (which shall be permitted on the terms set forth under “Permitted Acquisitions” below and, in addition, permit (i) unlimited investments in the Borrower and the restricted subsidiaries, (ii) investments in connection with the Transactions, (iii) using the Available Amount Basket as set forth and subject to the conditions in the second succeeding paragraph, (iv) additional investments subject only to pro forma compliance with a Total Leverage Ratio of 5.00:1.00 (the “Leverage Based Investment Exception”), (v) baskets for investments in unrestricted subsidiaries and similar businesses in amounts to be agreed and (vi) other exceptions and qualifications set forth in the Precedent Documentation, after giving effect to the Documentation Considerations);

f)

limitations on dividends or distributions on, or redemptions of the Borrower’s (or any of its direct or indirect parent companies’) equity (which shall permit, among other things, (i) customary payments or distributions to pay the consolidated or similar type of income tax liabilities of any direct or indirect parent, to the extent such payments cover taxes that are attributable to the activities of the Borrower or its subsidiaries or to such parent’s ownership of the Borrower or its subsidiaries, (ii) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any direct or indirect parent entity and for the payment of franchise or similar taxes required to maintain organizational existence, (iii) subject to no continuing payment or bankruptcy event of default, customary distributions necessary to pay advisory, refinancing, subsequent transaction and exit fees, and other overhead expenses of direct and indirect parents of the Borrower attributable to the ownership of the Borrower and its subsidiaries, (iv) dividends, distributions or redemptions with the Available Amount Basket as set forth in the second succeeding paragraph, (v) a general basket to be agreed, (vi) dividends, distributions or redemptions in connection with the Transactions (including, without limitation, as necessary to allow any parent company to make payments contemplated or otherwise required by the Acquisition Documents whether at or after the Closing Date), (vii) the repurchase, retirement or other acquisition or retirement for value of equity interests (or any options or warrants or stock appreciation or similar rights issued with respect to any of such equity interests) held by any future, present or former employee, director, officer or consultant (or any affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) pursuant to any employee, management or director profit interests or equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement with any employee, director or officer; provided that such payments, measured at the time made, do not to exceed the greater of an amount to be agreed and a corresponding percentage of Consolidated EBITDA, in any fiscal year; provided that any unused portion for any fiscal year may be carried forward to succeeding fiscal years, (viii) additional dividends, distributions or redemptions, subject only to (A) pro forma compliance with a Total Leverage Ratio of 4.00:1.00 (the “Leverage Based RP Exception”) (after giving pro forma effect to such dividend, distribution or redemption and based on the Consolidated EBITDA of the Borrower and its restricted subsidiaries for the most recently ended four fiscal quarter period for which financial statements are available) and (B) no payment or bankruptcy event of default, (ix) dividends, distributions or redemptions in an amount, on an annual basis, not to exceed the sum of (a) an amount equal to 7.00% of the net proceeds received by (or contributed to) the Borrower and its restricted subsidiaries from any public offerings of the Borrower’s equity interests and (b) an amount equal to 8.00% of the market capitalization of the Borrower at the time declared and (x) other exceptions and qualifications set forth in the Precedent Documentation, after giving effect to the Documentation Considerations);

g)	limitations on prepayments or redemptions of any subordinated indebtedness owed by the Borrower or any Guarantor to any entity that is not the Borrower or any restricted subsidiary (in an aggregate principal amount exceeding the cross acceleration threshold) (“Junior Debt”), in each case consummated earlier than the date that is 12 months prior to the stated maturity date of such Junior Debt, or amendments of the documents governing such Junior Debt in a manner (when taken as a whole) materially adverse to the Lenders (which shall permit, among other things (i) refinancing or exchanges of Junior Debt for like or other junior debt or, other than in the case of subordinated indebtedness, any unsecured debt, (ii) conversion of Junior Debt to common or “qualified preferred” equity, (iii) prepayments or redemptions using the Available Amount Basket as set forth in the second succeeding paragraph and (iv) additional prepayments or redemptions, subject only to pro forma compliance with a Total Leverage Ratio of 3.50:1.00 (the “Leverage Based Junior Debt Exception”) (after giving pro forma effect to such prepayment or redemption) and based on the Consolidated EBITDA of the Borrower and its restricted subsidiaries for the most recently ended four fiscal quarter period for which financial statements are available);

h)	limitations on negative pledge clauses; and

i)	limitations on transactions with affiliates.

For the avoidance of doubt, unless expressly specified herein, no negative covenant exception shall be subject to a cap on non-Guarantor indebtedness or investments.

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions, qualifications and “baskets” to be set forth in the Facilities Documentation that are substantially consistent with the exceptions, qualifications and “baskets” set forth in Precedent Documentation, but adjusted to reflect the Documentation Considerations, which shall, for the avoidance of doubt, permit classification and reclassification from time to time by the Borrower among one or more available baskets and exceptions under any such covenants and contain automatic reclassification to ratio-based incurrence exceptions; provided that (x) monetary baskets in the negative covenants will include in a manner consistent with the Precedent Documentation basket builders based on a percentage of Consolidated EBITDA of the Borrower and its restricted subsidiaries equivalent to the initial monetary amount of each such basket and (y) the amount of any basket usage (including any borrowings under any Revolving Facility or under the Incremental Facilities) made substantially simultaneously with, or contemporaneously with, any “ratio” test under the Facilities Documentation will be disregarded when determining pro forma compliance with such “ratio.” In addition, certain negative covenants shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) the greater of (1) $146 million and (2) 50% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available (such greater amount, the “Starter Basket”) plus (b) the greater of (i) 50% of cumulative Consolidated Net Income (to be defined as provided under “Financial Definitions” below) and (ii) cumulative Consolidated EBITDA minus 1.5x cumulative Fixed Charges (as defined in the Precedent Documentation) (this clause (b), the “Builder Basket”), plus (c) the Declined Amounts plus (d) the portion of net cash proceeds not required to be applied to prepayments pursuant to clause (B) in “Mandatory Prepayments” above as a result of the leverage-based step-downs plus (e) the cash proceeds of new public or private equity issuances of any direct or indirect parent of the Borrower or the Borrower (other than disqualified stock) actually received in the form of qualified equity, plus (f) capital contributions to the Borrower made in cash or cash equivalents (other than disqualified stock) and the fair market value of any in-kind contributions, plus (g) the net cash proceeds received by the Borrower and its restricted subsidiaries from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity, plus (h) returns, profits, distributions and similar amounts received in cash or cash equivalents by the Borrower and its restricted subsidiaries on investments made using the Available Amount Basket (not to exceed the amount of such investments) or otherwise received from an unrestricted subsidiary (including the net proceeds of any sale, or issuance of stock, of an unrestricted subsidiary), plus (i) the investments of the Borrower and the restricted subsidiaries in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries in an amount equal to the fair market value (as determined in good faith by the Borrower) of the investments of the Borrower and its restricted subsidiaries in such unrestricted subsidiary at the time of such re-designation or merger or consolidation and otherwise defined in a manner consistent with the Precedent Documentation, after giving effect to the Documentation Considerations. The Available Amount Basket may be used for indebtedness, investments, dividends and distributions and the prepayment or redemption of Junior Debt; provided that use of the Builder Basket for dividends and distributions shall be subject to the absence of any continuing payment or bankruptcy event of default.

Permitted Asset Sales:	The Borrower or any restricted subsidiary will be permitted to make non-ordinary course of business asset sales or dispositions without limit so long as (a) such sales or dispositions are for fair market value, (b) at least either (x) 75% of the consideration for asset sales and dispositions, calculated over the period since the Closing Date and through the date of such asset sale or disposition, in excess of an amount to be agreed shall consist of cash or cash equivalents or (y) 50% of the consideration for asset sales and dispositions, calculated over the period since the Closing Date and through the date of such asset sale or disposition, in excess of an amount to be agreed shall consist of cash or cash equivalents (in each case, subject to exceptions to be set forth in the Facilities Documentation to be agreed, which shall include a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration) and (c) to the extent applicable, such asset sale or disposition is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof.

Permitted Acquisitions:	The Borrower or any restricted subsidiary will be permitted to make acquisitions of the equity interests in a person that becomes a restricted subsidiary, or all or substantially all of the assets (or all or substantially all the assets constituting a business unit, division, product line or line of business) of any person (each, a “Permitted Acquisition”) so long as (a) after giving effect thereto, no payment or bankruptcy event of default has occurred and is continuing, (b) the acquired company or assets are in the same or a generally related or ancillary line of business as the Borrower and its subsidiaries and (c) subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries (other than any subsidiaries of the acquired company designated as an unrestricted subsidiary as provided in “Unrestricted Subsidiaries” below) will become Guarantors and pledge their Collateral to the Administrative Agent. Acquisitions of entities that do not become Guarantors will not be limited in any additional manner.

Financial Maintenance Covenant:

With respect to the Term Loan Facilities: None.

With respect to the Revolving Facility: The Facilities Documentation will contain a maximum First Lien Leverage Ratio with regard to the Borrower and its restricted subsidiaries on a consolidated basis (the “Financial Maintenance Covenant”), at a level of 6.75:1.00 (which First Lien Leverage Ratio shall be appropriately adjusted to reflect any additional original issue discount or upfront fees required to be funded in connection with the “Market Flex Provisions” in the Fee Letter and any related increase in leverage as a result thereof to the extent necessary to maintain the same non-cumulative cushion to the Consolidated EBITDA) (and with no step-downs).

The foregoing Financial Maintenance Covenant will be tested with respect to the Borrower and its restricted subsidiaries on a consolidated basis, beginning with the second full fiscal quarter period ending after the Closing Date for which financial statements have been or are required to be delivered, quarterly on the last day of each fiscal quarter ending after the Closing Date for which financial statements have been or are required to be delivered, but only if, on the last day of such fiscal quarter, the aggregate outstanding principal amount of Revolving Loans (excluding (a) for the first four full fiscal quarters after Closing Date amounts drawn to fund (1) any original issue discount or upfront fees required to be funded in connection with the “Market Flex Provisions” in the Fee Letter or (2) Acquisition Funds and (b) for the avoidance of doubt, letters of credit whether or not drawn), exceeds 40% of the total amount of the Revolving Commitments.

For purposes of determining compliance with the Financial Maintenance Covenant, the Facilities Documentation shall provide for Cure Rights (as defined in the Precedent Documentation) that are the same as those set forth in the Precedent Credit Agreement (including, without limitation, as set forth in Section 7.02 of the Precedent Documentation).

Financial Definitions:	The financial definitions in the Facilities Documentation shall be consistent with the equivalent definitions of such terms in the Precedent Documentation, after giving effect to Documentation Considerations, in each case as modified (a) as reasonably agreed to (i) more accurately reflect the business and financial accounting of the Borrower and its subsidiaries after giving effect to the Transactions and (ii) address technical clarifications and adjustments and (b) to include all adjustments and add-backs of the type included in the Model (together with all updates and modifications thereto reasonably agreed with the Required Lead Arrangers) or the QofE Report; provided that (i) there shall be an uncapped addition to Consolidated EBITDA for pro forma “run rate” cost savings, operating expense reductions, and cost synergies related to the Transactions that are reasonably quantifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) before or within 24 months after the Closing Date and (ii) there shall be an uncapped addition to Consolidated EBITDA for pro forma “run rate” cost savings, operating expense reductions, and cost synergies related to acquisitions, dispositions and other specified transactions, restructurings, cost savings initiatives and other initiatives that are reasonably quantifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) before or within 24 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative. It being understood and agreed, for the avoidance of doubt, that all references to a First Lien Leverage Ratio, a Secured Leverage Ratio, a Total Leverage Ratio or an Interest Coverage Ratio, shall be deemed to be references to such ratios as set forth herein without regard to the amount of Consolidated EBITDA used to market and/or syndicate the Facilities.

Unrestricted Subsidiaries:	The Facilities Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary (other than the Borrower) as an “unrestricted subsidiary” (with any subsidiary of an unrestricted subsidiary constituting an unrestricted subsidiary) and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, after giving effect to any such designation or re-designation, (a) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time and (b) no payment or bankruptcy event of default under the Facilities Documentation has occurred or is continuing or would exist after giving effect thereto. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial maintenance covenant contained in the Facilities Documentation.

Events of Default:

The Facilities Documentation will include event of default provisions on terms and conditions substantially consistent with the Precedent Documentation after giving effect to the Documentation Considerations; provided that, for the avoidance of doubt, the Convertible Notes Investors shall be a “Permitted Holder” under the Facilities Documentation.

Notwithstanding the foregoing, (i) only lenders holding at least a majority of the Revolving Commitments and Revolving Loans shall have the ability to (and be required in order to) amend the Financial Maintenance Covenant and waive a breach of the Financial Maintenance Covenant and (ii) a breach of the Financial Maintenance Covenant shall not constitute an event of default with respect to the Term Loan Facilities or trigger a cross-default under the Term Loan Facilities until the date on which the Revolving Commitments have been terminated or the Revolving Loans (if any) have been accelerated by the Revolving Lenders in accordance with the terms of the Revolving Facility.

Voting:

The Facilities Documentation will include voting provisions on terms and conditions substantially consistent with the Precedent Documentation after giving effect to Documentation Considerations (including with respect to the inclusion of the Revolving Facility).

Notwithstanding the foregoing, amendments and waivers of the Financial Maintenance Covenant will be subject to the second paragraph under “Events of Default” above.

Cost and Yield Protection:	The Facilities Documentation will include cost and yield protection provisions on terms and conditions substantially consistent with the Precedent Documentation after giving effect to Documentation Considerations. The Facilities Documentation will include customary provisions with respect to taxes.

Assignments and Participations:

Prior to the expiration of the Certain Funds Period, consistent with the Interim Facilities Agreement. Thereafter, the Facilities Documentation will permit assignments and participations (including with respect to affiliates of the Borrower) in accordance with the Documentation Considerations on terms and conditions substantially consistent with the Precedent Documentation after giving effect to the Documentation Considerations; provided that (x) any assignment or participation of Revolving Loans or Revolving Commitments (other than (i) to an existing Lender or (ii) during the continuance of a payment or bankruptcy Event of Default) shall require Borrower consent (not to be unreasonably withheld or delayed) and (y) the Borrower’s consent shall not be required with respect to participations of the Term Loan Facility to competitors that have not been identified to the Administrative Agent in writing as such).

In connection with obtaining Borrower consent to assignments in accordance with the Facilities Documentation, the Borrower shall be permitted to designate up to two additional individuals (which, for the avoidance of doubt, may include officers or employees of the Convertible Notes Investors) who shall be copied on any such consent requests (or receive separate notice of such proposed assignments) from the Administrative Agent.

Expenses and Indemnification:	The Facilities Documentation will include expense and indemnification provisions on terms and conditions substantially consistent with the Precedent Documentation after giving effect to Documentation Considerations.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent, Lead Arrangers and Joint Bookrunners:	Davis Polk & Wardwell LLP.

ANNEX I

Interest Rates:

With respect to the Initial Term Loan Facility, at the option of the Borrower, Term SOFR plus a margin (the “Applicable Margin”) of 3.75% or ABR plus an Applicable Margin of 2.75%.

From and after the delivery by the Borrower to the Administrative Agent of the financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads with respect to the Term Loan Facility shall be subject to two 25 basis point step-downs at (a) for the first eight fiscal quarters occurring after the Closing Date, first lien gross leverage ratios of 1.00:100 and 0.75:1.00, respectively, and (b) thereafter, First Lien Leverage Ratios of 1.00:1.00 and 0.75:1.00, respectively (the “First Lien Term Loan Leverage Step-downs”).

With respect to the Term Cash Flow Facility, at the option of the Borrower, Term SOFR plus an Applicable Margin of 3.50% or ABR plus an Applicable Margin of 2.50%.

With respect to the Revolving Facility, at the option of the Borrower, Term SOFR plus an Applicable Margin of 3.50% or ABR plus an Applicable Margin of 2.50%.

From and after the delivery by the Borrower to the Administrative Agent of the financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads with respect to the Revolving Facility shall be subject to two 25 basis point step-downs at a First Lien Leverage Ratio of 1.00:1.00 and 0.75:1.00, respectively.

The Borrower may elect interest periods of 1, 3 or 6 months (or, if agreed by all relevant Lenders, 12 or fewer months or a period of shorter than 1 month) for Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Term SOFR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) prime commercial lending rate announced by the Administrative Agent as its “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Term SOFR plus 1.0% per annum.

“Term SOFR” is the secured overnight financing rate for U.S. dollars for the relevant interest period. For the avoidance of doubt, Term SOFR shall not include a credit spread adjustment.

B-I-1

There shall be a minimum Term SOFR (i.e., Term SOFR prior to adding any applicable interest rate margins thereto) requirement of 0.00% per annum in respect of the Initial Term Loan Facility, the Term Cash Flow Facility and the Revolving Facility.

Letter of Credit Fees:	A per annum fee equal to the Applicable Margin related to Term SOFR loans under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to the Revolving Lenders pro rata in accordance with the amount of each such Revolving Lender’s Revolving Commitment, with exceptions for defaulting lenders. In addition, the Borrower shall pay to each letter of credit issuer, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter, at maturity and upon the termination of the respective letter of credit, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:

The Borrower shall pay a commitment fee of 0.50% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to the applicable Revolving Lenders pro rata in accordance with the amount of each such Revolving Lender’s applicable Revolving Commitment, with exceptions for defaulting lenders.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, the commitment fee under the Revolving Facility shall be determined by reference to a leverage-based pricing grid with step-downs to 0.375% and 0.25% per annum at a First Lien Leverage Ratio of 1.00:1.00 and 0.75:1.00, respectively.

B-I-2

EXHIBIT C

Project Echo
Facilities
Summary of Additional Conditions2

The borrowings under the Term Loan Facilities during the Certain Funds Period are subject solely to the satisfaction or waiver by the Commitment Parties of the applicable conditions set forth in the section entitled Conditions in the body of the Commitment Letter, the section entitled “Conditions to Initial Borrowing and further Borrowings under the Term Loan Facilities” in Exhibit B to the Commitment Letter and the following conditions (subject in all respects to the Limited Conditionality Provisions):

1.     The Administrative Agent has received (a) a copy of the Announcement and (b) a certificate from the Buyer confirming that, in the case of a Scheme, the Scheme Effective Date has occurred or, in the case of an Offer, the Offer has become or has been declared unconditional in all respects.

2.     No Major Event of Default (as defined in the Interim Facilities Agreement) is continuing.

3.     It has not, since the date on which such Lender first became a party to the Interim Facilities Agreement, become illegal for such Lender to make, or to allow to remain outstanding, that Interim Utilisation provided that such Lender has notified the Borrower immediately upon becoming aware of the relevant issue in accordance with the applicable provisions of the Interim Facilities Agreement, and provided further that such illegality alone will not excuse any other Lender from participating in the relevant Interim Utilisation and will not in any way affect the obligations of any other Lender.

4.     The Convertible Notes Investment shall have been consummated, or substantially simultaneously with the initial borrowings under the Facilities or the Interim Facilities, as applicable, shall be consummated, in all material respects in accordance with the terms of the Convertible Notes Purchase Agreement, after giving effect to any modifications, amendments, consents or waivers by the Convertible Notes Purchasers thereunder, other than those modifications, amendments, consents or waivers by the Convertible Notes Purchasers thereunder that are materially adverse to the interests of the Lenders or the Commitment Parties in their capacities as such unless consented to in writing by the Required Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that Required Lead Arrangers shall be deemed to have consented to such amendment, supplement, waiver or modification unless they shall object in writing thereto within three business days of being notified or otherwise becoming aware of such amendment, waiver or modification.

5.     Subject in all respects to the Limited Conditionality Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral shall have been executed (if applicable) and delivered by the Borrower and its subsidiaries that are Guarantors on the Closing Date immediately prior to giving effect to the Transactions (the “Closing Date Guarantors”; provided that in no event shall the Closing Date Guarantors include the Target or any of its subsidiaries) and, if applicable, be in proper form for filing; provided, for the avoidance of doubt, that, to the extent the ABL Collateral Agent holds any possessory collateral on the Closing Date, the ABL Collateral Agent shall be deemed to hold such possessory collateral as bailee for the Administrative Agent and the foregoing condition with respect to such possessory collateral shall be satisfied thereby.

2 All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A, B and D thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

C-I-1

6.     The Administrative Agent and the Lead Arrangers shall have received all documentation at least three business days prior to the Closing Date and other information about the Borrower and the Closing Date Guarantors that shall have been reasonably requested by the Administrative Agent or the Lead Arrangers in writing at least 10 business days prior to the Closing Date and that the Administrative Agent and the Lead Arrangers reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

7.     With respect to any given Facility, (a) the execution and delivery by the Borrower and the Closing Date Guarantors (if any) of the Facilities Documentation (including guarantees by the applicable guarantors) which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheet and subject to the Limited Conditionality Provisions and the Documentation Considerations and (b) delivery to the Lead Arrangers of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Closing Date Guarantors (to the extent applicable) and a customary solvency certificate, as of the Closing Date and prior to giving effect to the Transactions, of a senior financial executive or officer of the Borrower covering the Borrower and Buyer.

8.     All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Initial Term Loan Facility, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities).

C-I-2

EXHIBIT D

Project Echo
Facilities
Interim Facilities Agreement

[see attached]

EXECUTION VERSION

Dated 4 March 2024

INTERIM FACILITIES AGREEMENT

VIAVI SOLUTIONS INC.

(as Company)

arranged by

WELLS FARGO SECURITIES, LLC

(as Arranger)

with

WELLS FARGO BANK, NATIONAL ASSOCIATION

(as Interim Facility Agent)

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

(as Interim Security Agent)

Echo: Interim Facilities Agreement

Table of Contents

Page

1.	Interpretation	1
2.	The Interim Facilities - Availability	1
3.	The Making of the Interim Utilisations	2
4.	Obligors' Agent	4
5.	Nature of an Interim Finance Party's Rights and Obligations	5
6.	Utilisation	6
7.	Repayment and Prepayment	8
8.	Interest	11
9.	Market Disruption	18
10.	Taxes	19
11.	Increased Costs	27
12.	Payments	30
13.	Fees and Expenses	33
14.	Indemnities	35
15.	[Reserved]	39
16.	Security and Guarantee	39
17.	Agents and Arranger	42
18.	Pro Rata Payments	50
19.	Set-Off	51
20.	Notices	51
21.	Confidentiality	53
22.	Know Your Customer Requirements	55
23.	Representations, Undertakings and Events of Default	55
24.	Changes to Parties	58
25.	Impairment and Replacement of Interim Finance Parties	64
26.	Conduct of Business by the Interim Finance Parties	64
27.	Amendments and Waivers	64
28.	Miscellaneous	67
29.	Governing Law	68
30.	Jurisdiction	68
SCHEDULE 1 Definitions and Interpretation		72
SCHEDULE 2 Form of Drawdown Request		105
SCHEDULE 3 Conditions Precedent		107
SCHEDULE 4 Guarantee and Indemnity		109
SCHEDULE 5 Major Representations, Undertakings and Events of Default		115
SCHEDULE 6 Impairment and Replacement of Interim Finance Parties		122
SCHEDULE 7 Form of Transfer Certificate		136
SCHEDULE 8 Form of Assignment Agreement		139
SCHEDULE 9 Bank Guarantees		142
SCHEDULE 10 Form of Bank Guarantee		150
SCHEDULE 11 The Original Interim Lenders		153
SCHEDULE 12 Compounded Rate Terms		154
SCHEDULE 13 Daily Non-Cumulative Compounded RFR Rate		159

i	Echo: Interim Facilities Agreement

THIS AGREEMENT, dated 4 March 2024, is made between:

(1)	VIAVI SOLUTIONS INC., a corporation incorporated under the laws of Arizona, United States (the Company, the Borrower and a Guarantor);

(2)	WELLS FARGO SECURITIES, LLC as arranger (the Arranger);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 11 (The Original Interim Lenders) as lenders (the Original Interim Lenders);

(4)	WELLS FARGO BANK, NATIONAL ASSOCIATION as agent of the other Interim Finance Parties (the Interim Facility Agent); and

(5)	WELLS FARGO BANK, NATIONAL ASSOCIATION as security agent for the Interim Finance Parties (the Interim Security Agent).

1.	Interpretation

Terms defined in Schedule 1 (Definitions and Interpretation) to this Agreement have the same meanings when used in this Agreement. Each Schedule to this Agreement forms part of the terms of this Agreement.

2.	The Interim Facilities - Availability

2.1	The Interim Facilities

Subject to the terms of this Agreement, the Interim Lenders make available to the Borrower:

(a)	an interim term loan facility in an aggregate amount equal to the Total Interim Facility B Commitments (Interim Facility B) available to be utilised in US Dollars; and

(b)	an interim multi-currency revolving facility in an aggregate amount equal to the Total Interim Revolving Facility Commitments (the Interim Revolving Facility) available to be utilised in US Dollars, Sterling and Euro and any other currency agreed between the Obligors' Agent and the Interim Facility Agent (acting on the instructions of the Interim Revolving Facility Lenders).

2.2	Availability Periods

(a)	The undrawn Interim Commitments of each Interim Lender under Interim Facility B will be automatically cancelled at 11:59 p.m. in London on the last day of the Certain Funds Period.

(b)	The undrawn Interim Commitments of each Interim Revolving Facility Lender will be automatically cancelled at 11:59 p.m. in London on the last day of the Interim Revolving Facility Availability Period.

1	Echo: Interim Facilities Agreement

2.3	Voluntary Cancellation

The Borrower (or the Obligors' Agent on its behalf) may, by one (1) Business Day’s prior written notice to the Interim Facility Agent, at any time cancel any undrawn amount of any Interim Facility.

3.	The Making of the Interim Utilisations

3.1	Conditions Precedent

(a)	It is expressly acknowledged and agreed that as at the date of this Agreement, the Interim Facility Agent has received all of the documents and evidence referred to in Schedule 3 (Conditions Precedent) and that these conditions precedent to the making of any Interim Utilisation are irrevocably and unconditionally satisfied.

(b)	The obligations of each Interim Lender to participate in each Interim Utilisation are subject only to the conditions precedent that on the date on which that Interim Utilisation is to be made:

(i)	the Interim Facility Agent has received:

(A)	a copy of the Announcement made in accordance with the Takeover Code (for information purposes only and not required to be in form and substance satisfactory to the Interim Facility Agent and Interim Finance Parties); and

(B)	a certificate from the Company or Bidco confirming that, in the case of a Scheme, the Scheme Effective Date has occurred or, in the case of an Offer, the Offer has become or has been declared unconditional;

(ii)	no Major Event of Default is continuing; and

(iii)	it has not, since the date on which such Interim Lender first became a Party, become illegal for such Interim Lender to make, or to allow to remain outstanding, that Interim Utilisation provided that such Interim Lender has notified the Obligors' Agent immediately upon becoming aware of the relevant issue in accordance with Clause 11.3 (Illegality), and provided further that such illegality alone will not excuse any other Interim Lender from participating in the relevant Interim Utilisation and will not in any way affect the obligations of any other Interim Lender.

3.2	Certain Funds Period

Notwithstanding any other provision of any Interim Finance Document, during the Certain Funds Period none of the Interim Finance Parties shall:

(a)	refuse to participate in or make available any Interim Utilisation;

2	Echo: Interim Facilities Agreement

(b)	be entitled to take any action to rescind, terminate or cancel this Agreement (or any provision hereof or obligation hereunder) or any Interim Utilisation or any Interim Commitment;

(c)	exercise any right of set-off or counterclaim in respect of any Interim Utilisation or Interim Commitment;

(d)	accelerate any Interim Utilisation or otherwise demand or require repayment or prepayment of any sum from any Obligor;

(e)	enforce (or instruct the Interim Security Agent to enforce) any Security Interest under any Interim Finance Document;

(f)	take any other action or make or enforce any claim (in its capacity as an Interim Lender) which would directly or indirectly prevent any Interim Utilisation from being made; or

(g)	make or enforce any claim under any indemnity or in respect of any payment obligation of any Obligor as set out in the Interim Finance Documents, including, but not limited to, Clause 10 (Taxes), Clause 11 (Increased Costs), Clause 13 (Fees and Expenses) and Clause 14 (Indemnities),

unless at any time any of the conditions in paragraphs (b)(i) to (b)(iii) (to the extent applicable to such Interim Utilisation) of Clause 3.1 (Conditions Precedent) above are not satisfied (which, in respect of paragraph (b)(iii) of Clause 3.1 (Conditions Precedent) above, shall allow the relevant Interim Lender to take such action in respect of itself only), provided that, immediately upon the expiry of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Interim Finance Parties, notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

3.3	Purpose

(a)	The proceeds of each Interim Facility B Loan are to be applied in or towards the financing or refinancing (directly or indirectly):

(i)	any amounts paid or payable in connection with any Acquisition;

(ii)	financing or refinancing other related amounts, including fees, costs, expenses and taxes (including stamp duties) incurred in connection with any Acquisition, the Transactions and/or the Transaction Documents (including in respect of the Transaction FX Hedge and original issue discount and/or upfront fees required pursuant to any market flex provisions in any Fee Letter) (Transaction Costs);

(iii)	any other purpose contemplated by the Transactions; and/or

(iv)	the working capital requirements and/or general corporate purposes of the Group,

including, in each case, drawing cash onto balance sheet.

3	Echo: Interim Facilities Agreement

(b)	The proceeds of the Interim Revolving Facility Loans are to be applied in or towards (directly or indirectly):

(i)	funding the working capital and/or general corporate purposes of the Group (including, without limitation, the financing or refinancing of capital expenditure, any permitted acquisitions, investments, dividends and other distributions on account of the capital stock of the Company (or any direct or indirect parent company thereof) and joint ventures, operational restructurings and reorganisation requirements of the Group, any additional OID or other fees and any related fees, costs and expenses);

(ii)	any other purpose contemplated by the Transactions; and/or

(iii)	any other purposes for which Interim Facility B Loans may be drawn.

3.4	Bank Guarantees

The Interim Revolving Facility shall also be available for utilisation by way of Bank Guarantees. The provisions of Schedule 9 (Bank Guarantees) shall form part of this Agreement and bind each Party.

3.5	Override

Notwithstanding any other term of this Agreement or any other Interim Finance Document, none of the steps or events set out in, or reorganisations specified in or expressly contemplated by, the Transaction Documents (or, in each case, the actions or intermediate steps necessary to implement any of those steps, actions or events), in any case, shall constitute, or result in, a breach of any representation, warranty, undertaking or other term of the Interim Finance Documents or a default or a Major Event of Default, actual or potential, and each such event shall be expressly permitted under the terms of the Interim Finance Documents.

4.	Obligors' Agent

(a)	Each Obligor (other than the Company), by its execution of this Agreement, irrevocably (to the extent permitted by law) appoints the Obligors' Agent to act severally on its behalf as its agent in relation to the Interim Finance Documents and irrevocably (to the extent permitted by law) authorises:

(i)	the Obligors' Agent on its behalf to supply all information concerning itself contemplated by the Interim Finance Documents to the Interim Finance Parties and to give and receive all notices, instructions and other communications under the Interim Finance Documents (including, where relevant, Drawdown Requests) and to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor (including, by increasing the obligations of such Obligor howsoever fundamentally, whether by increasing the liabilities, guaranteed or otherwise); and

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(ii)	each Interim Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Interim Finance Documents to the Obligors' Agent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including any Drawdown Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication and each Interim Finance Party may rely on any action taken by the Obligors' Agent on behalf of that Obligor.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Interim Finance Document on behalf of another Obligor or in connection with any Interim Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Interim Finance Document shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it (to the extent permitted by law). In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

(c)	If (notwithstanding the fact that the guarantees granted under Schedule 4 (Guarantee and Indemnity) are and the Interim Security is, intended to guarantee and secure, respectively, all obligations arising under the Interim Finance Documents), any guarantee or Interim Security does not automatically extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Interim Finance Documents and/or any facility or amount made available under any of the Interim Finance Documents, each Obligor expressly confirms that the Obligors' Agent is authorised to confirm such guarantee and/or Interim Security on behalf of such Obligor.

(d)	For the purpose of this Clause 4, each Obligor other than the Obligors' Agent (to the extent necessary under applicable law) shall grant a specific power of attorney (notarised and apostilled to the extent necessary under applicable law) to the Obligors' Agent and comply with any necessary formalities in connection therewith.

5.	Nature of an Interim Finance Party's Rights and Obligations

(a)	No Interim Finance Party is bound to monitor or verify any Interim Utilisation nor be responsible for the consequences of such Interim Utilisation.

(b)	The obligations of each Interim Finance Party under the Interim Finance Documents are several.

(c)	Failure by an Interim Finance Party to perform its obligations does not affect the obligations of any other Party under the Interim Finance Documents.

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(d)	No Interim Finance Party is responsible for the obligations of any other Interim Finance Party under the Interim Finance Documents.

(e)	The rights of each Interim Finance Party under the Interim Finance Documents are separate and independent rights.

(f)	An Interim Finance Party may, except as otherwise stated in the Interim Finance Documents, separately enforce its rights under the Interim Finance Documents.

(g)	A debt arising under the Interim Finance Documents to an Interim Finance Party is a separate and independent debt.

(h)	Each Interim Lender will promptly notify the Obligors' Agent if it becomes aware of any matter or circumstance which would entitle it not to advance or participate in any Interim Utilisation.

6.	Utilisation

6.1	Giving of Drawdown Requests

(a)	The Borrower may borrow an Interim Loan by giving to the Interim Facility Agent a duly completed Drawdown Request. A Drawdown Request is, once given, irrevocable.

(b)	Unless the Interim Facility Agent otherwise agrees, the latest time for receipt by the Interim Facility Agent of a duly completed Drawdown Request is 11.00 a.m. on:

(i)	for Interim Loans denominated in US Dollars, the date falling three (3) Business Days before the proposed Drawdown Date;

(ii)	for Interim Loans denominated in Euro, the date falling four (4) Business Days before the proposed Drawdown Date; and

(iii)	for Interim Loans denominated in Sterling, the date falling five (5) Business Days before the proposed Drawdown Date,

or, in each case, such later time and/or date as agreed by the Interim Facility Agent.

(c)	The Borrower may only draw twenty (20) Interim Facility B Loans.

(d)	The Interim Revolving Facility may be drawn during the Interim Revolving Facility Availability Period.

(e)	No more than eight (8) Interim Revolving Facility Loans may be outstanding at any time. Any separate Interim Revolving Facility Loans with Interest Periods ending on the same date shall be deemed one loan for these purposes.

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6.2	Completion of Drawdown Requests

A Drawdown Request for an Interim Loan will not be regarded as having been duly completed unless:

(a)	in the case of an Interim Facility B Loan:

(i)	the Drawdown Date is a Business Day within the Certain Funds Period and

(ii)	the amount of such Interim Facility B Loan does not exceed the Total Interim Commitments in respect of Interim Facility B;

(b)	in the case of an Interim Revolving Facility Loan:

(i)	the Drawdown Date is a Business Day within the Interim Revolving Facility Availability Period; and

(ii)	the Base Currency Amount of the Interim Revolving Facility Loan requested (when aggregated with the Base Currency Amount of any other Interim Revolving Facility Utilisations made or due to be made on or before the proposed Drawdown Date but excluding any part of any Interim Revolving Facility Utilisation prepaid or due to be prepaid on or before the proposed Drawdown Date) does not exceed the Total Interim Revolving Facility Commitments; and

(c)	the currency of the Interim Loan complies with paragraph (f) of Clause 6.3 (Advance of Interim Loans) and the proposed Interest Period complies with paragraph (b) of Clause 8.3 (Payment of interest).

6.3	Advance of Interim Loans

(a)	The Interim Facility Agent must promptly notify each Interim Lender of the details of the requested Interim Loan and the amount of its share in that Interim Loan.

(b)	Each Interim Lender will participate in each Interim Facility B Loan in the proportion which its Interim Commitment under the applicable Interim Facility bears to the Total Interim Commitments under that Interim Facility, immediately before the making of that Interim Facility B Loan.

(c)	Each Interim Lender will participate in each Interim Revolving Facility Utilisation in the proportion which its Interim Revolving Facility Commitment bears to the Total Interim Revolving Facility Commitments immediately before the making of that Interim Revolving Facility Utilisation.

(d)	No Interim Lender is obliged to participate in any Interim Facility B Loan if as a result the Base Currency Amount of its share in the Interim Facility B Loan would exceed its Interim Commitments under the Interim Facility B.

(e)	No Interim Lender is obliged to participate in any Interim Revolving Facility Loan if as a result the Base Currency Amount of its share in the outstanding Interim Revolving Facility Utilisations (other than to the extent due to be repaid or prepaid on or before the proposed Drawdown Date) would exceed its applicable Interim Revolving Facility Commitments.

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(f)	Each Interim Loan may only be denominated in the currency or currencies in which the applicable Interim Facility is stated to be available under Clause 2.1 (The Interim Facilities) above, unless otherwise agreed in writing by all the Interim Lenders under the applicable Interim Facility.

(g)	If the applicable conditions set out in this Agreement have been met, each applicable Interim Lender shall make its participation in each relevant Interim Loan available to the Interim Facility Agent for the account of the Borrower by the Drawdown Date through its Facility Office.

(h)	For the avoidance of doubt, a Drawdown Date may, at the election of the Borrower, be a date prior to the completion of the Acquisition or the date on which any payment related to the Acquisition is required to be made.

7.	Repayment and Prepayment

7.1	Repayment

(a)	Subject to paragraph (b) of Clause 8 of Part II (Bank Guarantees) of Schedule 9 (Bank Guarantees) with respect to Bank Guarantees, each Borrower must repay all outstanding Interim Utilisations (together with all interest and all other unpaid amounts accrued or outstanding under or in connection with the Interim Finance Documents) on the earliest to occur of:

(i)	the date which falls ninety (90) days after the Interim Closing Date (the Termination Date);

(ii)	the date of receipt by the Borrower of a written demand (an Acceleration Notice) from the Interim Facility Agent following the occurrence of a Major Event of Default which is continuing in accordance with paragraph (b) below; or

(iii)	the date of receipt by the Borrower or any Group Company of the proceeds from the first utilisation made under the equivalent Long-term Financing Agreement (free of any escrow or similar arrangements), to the extent of such proceeds.

(b)	Subject to Clause 3 (The Making of the Interim Utilisations), if a Major Event of Default has occurred and is continuing the Interim Facility Agent may, but only if so directed by the Majority Interim Lenders, by service of an Acceleration Notice to the Obligors' Agent:

(i)	cancel all or any of the commitments hereunder;

(ii)	declare that all or part of any outstanding Interim Loans together with accrued interest and any other amounts accrued or outstanding be immediately due and payable, whereupon such amounts shall become immediately due and payable;

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(iii)	declare that all or any part of the outstanding Interim Loans be payable on demand, whereupon the same shall become payable on demand; and/or

(iv)	require the provision of cash cover whereupon the Borrower shall immediately provide cash cover in an amount equal to the total contingent liability of the Interim Lenders under all Bank Guarantees issued under this Agreement for its account, and any such Acceleration Notice shall take effect in accordance with its terms.

(c)	In addition and subject to paragraph (i) below, the Borrower must repay each outstanding Interim Revolving Facility Loan made to it on the last day of its Interest Period.

(d)	If an Interim Utilisation is, or is declared to be, due and payable, all interest and all other amounts accrued or outstanding in respect of that Interim Utilisation shall be immediately due and payable.

(e)	If an Interim Utilisation is, or is declared to be, due and payable on demand, all interest and all other amounts accrued or outstanding in respect of that Interim Utilisation shall be immediately due and payable on demand by the Interim Facility Agent on the instructions of the Majority Interim Lenders.

(f)	If an Interim Utilisation is, or is declared to be, due and payable, the Interim Facility Agent may, and shall if so directed by the Majority Interim Lenders, by notice to the Obligors' Agent, exercise or direct the Interim Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Interim Finance Documents.

(g)	Any part of the Interim Revolving Facility which is repaid may be redrawn in accordance with the terms of this Agreement.

(h)	Amounts repaid under the Interim Facility B may not be redrawn.

(i)	Without prejudice to the Borrower's obligation under paragraph (c) above, if one or more Interim Revolving Facility Loans are to be made available to the Borrower:

(i)	on the same day that a maturing Interim Revolving Facility Loan is due to be repaid by the Borrower;

(ii)	in the same currency as the maturing Interim Revolving Facility Loan; and

(iii)	in whole or in part for the purpose of refinancing the maturing Interim Revolving Facility Loan,

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the aggregate amount of new Interim Revolving Facility Loans shall be treated as if applied in or towards repayment of the maturing Interim Revolving Facility Loan so that:

(A)	if the amount of the maturing Interim Revolving Facility Loan exceeds the aggregate amount of the new Interim Revolving Facility Loans:

(1)	the Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)	each Interim Lender's participation (if any) in the new Interim Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Interim Lender's participation (if any) in the maturing Interim Revolving Facility Loan and that Interim Lender will not be required to make its participation in the new Interim Revolving Facility Loans available in cash; and

(B)	if the amount of the maturing Interim Revolving Facility Loan is equal to or less than the aggregate amount of the new Interim Revolving Facility Loans:

(1)	the Borrower will not be required to make any payment in cash; and

(2)	each Interim Lender will be required to make its participation in the new Interim Revolving Facility Loans available in cash only to the extent that its participation (if any) in the new Interim Revolving Facility Loans exceeds that Interim Lender's participation (if any) in the maturing Interim Revolving Facility Loan and the remainder of that Interim Lender's participation in the new Interim Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Interim Lender's participation in the maturing Interim Revolving Facility Loan.

7.2	Prepayment

(a)	The Borrower may prepay the whole or any part of any outstanding Interim Utilisation (including, for the avoidance of doubt, the whole or any part of any outstanding Interim Utilisation owed to a particular Interim Lender to the extent provided for by the terms of this Agreement), together with accrued but unpaid interest, at any time, on giving one (1) Business Day’s prior notice in writing to the Interim Facility Agent.

(b)	Any part of the Interim Revolving Facility which is prepaid pursuant to paragraph (a) above may be redrawn in accordance with the terms of this Agreement.

(c)	Amounts prepaid under the Interim Facility B may not be redrawn.

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7.3	Cancellation

Unless otherwise agreed by the Majority Interim Lenders, the undrawn Interim Commitments of each Interim Lender will be automatically cancelled on the date on which (a) the Long-term Financing Agreements with commitments in an aggregate principal amount of not less than the Interim Commitments are signed and (b) the Financial Adviser have provided their written consent to such cancellation (acting reasonably taking into account the Financial Adviser’s obligations under Rules 2.7(d) and 24.8 of the City Code).

8.	Interest

8.1	Calculation of interest

(a)	The rate of interest applicable to a Term Rate Loan for a particular Interest Period shall be the rate per annum determined by the Interim Facility Agent to be the sum of:

(i)	the applicable Margin; and

(ii)	the applicable Term Reference Rate for that Interest Period.

(b)	The rate of interest applicable to a Compounded Rate Loan for any day during a particular Interest Period shall be the rate per annum determined by the Interim Facility Agent to be the sum of:

(i)	the applicable Margin; and

(ii)	the applicable Compounded Reference Rate for that day.

(c)	Interest will accrue daily and shall be calculated on the basis of a 365 day year in the case of Interim Loans denominated in Sterling and a 360 day year in the case of Interim Loans denominated in any other currency (or in either case on the basis of such other calculation period as market convention dictates). If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

(d)	When calculating the applicable Margin for the purposes of paragraphs (a) or (b) above, amounts outstanding under each Interim Facility B Loan will be deemed to be outstanding under the Interim Term Loan Facility until the Interim Term Loan Facility Commitments have been utilised in full and only thereafter will the remaining amounts outstanding under each Interim Facility B Loan (if any) be deemed to be outstanding under the Interim Cash Flow Facility.

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8.2	Change of Reference Rate

(a)	Subject to paragraphs (b) and (d) below, on and from the Rate Switch Date for a Rate Switch Currency:

(i)	use of the applicable Compounded Reference Rate will replace the use of the applicable Term Reference Rate for the calculation of interest on any Interim Loan in that Rate Switch Currency; and

(ii)	any Interim Loan in that Rate Switch Currency shall be a “Compounded Rate Loan” and paragraph (b) of Clause 8.1 (Calculation of Interest) shall apply to each such Interim Loan.

(b)	If the Rate Switch Date for a Rate Switch Currency falls before the last day of an Interest Period for a Term Rate Loan in that currency:

(i)	that Interim Loan shall continue to be a Term Rate Loan for that Interest Period and paragraph (a) of Clause 8.1 (Calculation of Interest) shall continue to apply to that Interim Loan for that Interest Period;

(ii)	any provision of this Agreement which is expressed to relate to a Compounded Rate Currency shall not apply in relation to that Interim Loan for that Interest Period; and

(iii)	on and from the first day of the next Interest Period (if any) for that Interim Loan:

(A)	that Interim Loan shall be a “Compounded Rate Loan”; and

(B)	paragraph (b) of Clause 8.1 (Calculation of Interest) shall apply to that Loan.

(c)	Following the occurrence of a Rate Switch Trigger Event for a Rate Switch Currency, the Interim Facility Agent shall:

(i)	promptly upon becoming aware of the occurrence of that Rate Switch Trigger Event, notify the Company and the Interim Lenders of that occurrence;

(ii)	promptly upon becoming aware of the date of the Rate Switch Trigger Event Date applicable to that Rate Switch Trigger Event, notify the Company and the Interim Lenders of that date; and

(iii)	promptly upon becoming aware of the Rate Switch Date for that Rate Switch Currency, notify the Company and the Interim Lenders of that date.

(d)	Notwithstanding anything to the contrary in any Interim Finance Document:

(i)	in respect of interest accruing on an Interim Loan denominated in US Dollars for an Interest Period, the Company may notify the Interim Facility Agent that such Interim Loan shall be a Compounded Rate Loan or a USD Term Rate Loan for that Interest Period (and following such a notification the relevant Loan shall be deemed to be a Compounded Rate Loan or, as the case may be, a USD Term Rate Loan for the applicable Interest Period for all purposes under the Interim Finance Documents); and

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(ii)	if no such notification is given to the Interim Facility Agent in respect of an Interim Loan denominated in US Dollars for an Interest Period the relevant Interim Loan shall be deemed to be a USD Term Rate Loan for that Interest Period.

8.3	Payment of interest

(a)	The period for which each Interim Loan is outstanding shall be divided into successive interest periods (each, an Interest Period) (save that for each Interim Revolving Facility Loan there shall only be one Interest Period), each of which will start on the expiry of the previous Interest Period or, in the case of the first Interest Period for an Interim Facility B Loan (or the Interest Period for each Interim Revolving Facility Loan), on the relevant Drawdown Date.

(b)	The Borrower shall select an Interest Period of one (1), three (3) or six (6) months or any other period ending on the Termination Date (or any other period agreed with the Interim Facility Agent) in each Drawdown Request and (in relation to subsequent Interest Periods for the Interim Facility B Loans) thereafter no later than 11.00 a.m. one (1) Business Day prior to the last day of the then current Interest Period.

(c)	If the Borrower does not select an Interest Period for an Interim Loan, the default Interest Period shall (subject to paragraph (e) below) be one (1) month (or, if earlier, a period ending on the Termination Date).

(d)	The Borrower must pay accrued interest on each Interim Loan made to it on the last day of each Interest Period in respect of that Interim Loan (or, in each case in relation to a Compounded Rate Loan, if later than the last day of the relevant Interest Period, the date falling 3 Business Days from the date on which the Interim Facility Agent notifies the Company in writing of the amount of the relevant interest to be paid) and on any date on which that Interim Loan is repaid or prepaid.

(e)	Notwithstanding paragraphs (a), (b) and (c) above, no Interest Period will extend beyond the Termination Date.

(f)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not), provided that no Interest Period will extend beyond the Termination Date.

8.4	Interest on overdue amounts

(a)	If the Borrower fails to pay when due any amount payable by it under the Interim Finance Documents, it must immediately on demand by the Interim Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Interim Facility Agent to be one (1) per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted part of that Interim Loan.

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(c)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount on the last day of each Interest Period (or such duration as selected by the Interim Facility Agent acting reasonably) to the extent permitted under any applicable law and regulation.

8.5	Interest calculation

(a)	Interest shall be paid in the currency of the relevant Interim Loan and shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 360 day year (or, where practice in the relevant interbank market differs, in accordance with that market practice).

(b)	The Interim Facility Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

8.6	Changes to Published Rates

(a)	If:

(i)	a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for an Interim Loan; or

(ii)	the Company otherwise requests any amendment or waiver to provide for an additional or alternative benchmark rate, base rate or reference rate to apply in respect of any Interim Facility (or any related, similar or equivalent matter), including, without limitation, any amendment or waiver in relation to (A) the definition of a Published Rate, (B) an alternative or additional page, service or method for the determination of a Published Rate, (C) aligning any term of an Interim Finance Document to the use of an alternative or additional benchmark rate, base rate or reference rate, (D) adjustments in connection with the basis, duration, time and periodicity for determination of an alternative or additional benchmark rate, base rate or reference rate for any period and (E) any other consequential, related and/or incidental changes, any amendment or waiver which relates to:

(A)	providing for the use of a Replacement Benchmark;

(B)	aligning any provision of any Interim Finance Document to the use of a Replacement Benchmark;

(C)	enabling a Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable a Replacement Benchmark to be used for the purposes of this Agreement);

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(D)	implementing market conventions applicable to a Replacement Benchmark;

(E)	providing for appropriate fallback (and market disruption) provisions for a Replacement Benchmark;

(F)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of a Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall (if the Company so elects in its sole discretion) be determined on the basis of that designation, nomination or recommendation);

(G)	aligning the means of calculation of interest on a Compounded Rate Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:

(1)	relates to the use of an RFR on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(2)	is issued on or after the date of this Agreement; or

(H)	any other matter requested by the Company pursuant to paragraph (ii) above (including, for the avoidance of doubt, any changes that the Company proposes as necessary or desirable in connection with and/or to facilitate the implementation and use of any Replacement Benchmark), may be made with the consent of the Interim Facility Agent (acting on the instructions of the Majority Interim Lenders or, where applicable, in accordance with paragraph (b) below) and the Company.

(b)	In the case of any amendment or waiver requested by the Company pursuant to paragraph (a) above, the Interim Facility Agent shall provide its consent to that amendment or waiver if:

(i)	the Interim Facility Agent determines (acting reasonably) that the relevant Replacement Benchmark the subject of that amendment or waiver is generally accepted as a then-prevailing market convention for determining a rate of interest for loans of the type provided for under this Agreement in the European, London or any other domestic market in the relevant currency (provided that, for the avoidance of doubt, the relevant Replacement Benchmark shall automatically be considered a then-prevailing market convention if it is consistent in all material respects with the benchmark rate, base rate or reference rate used in any other substantially equivalent financing syndicated or placed in the European, London or any other relevant domestic loan market or any Loan Market Association form of facilities agreement); or

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(ii)	the Majority Interim Lenders (acting reasonably) have consented to that amendment or waiver.

(c)	In this Clause 8.6:

Published Rate means:

(i)	an RFR;

(ii)	Term SOFR; or

(iii)	a Screen Rate.

Published Rate Replacement Event means, in relation to a Published Rate:

(i)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Interim Facility Agent and the Company, materially changed;

(ii)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent or information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(B)	the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(C)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(D)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(iii)	in the opinion of the Interim Facility Agent and the Company, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

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Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Benchmark means a benchmark rate, base rate or reference rate which is:

(i)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(A)	the administrator of that Published Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Published Rate); or

(B)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (B) above;

(ii)	in the opinion of the Interim Facility Agent and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate;

(iii)	in the opinion of the Interim Facility Agent and the Company, an appropriate successor to a Published Rate; or

(iv)	proposed by the Company and either:

(A)	used in any other substantially equivalent financing syndicated or placed in the European, London or any other relevant domestic loan market, any Loan Market Association form of facilities agreement, any facilities agreement of a member of the Group or any facilities agreement under which the Interim Facility Agent is a facility or administrative agent (howsoever described); or

(B)	otherwise practicable for the Interim Facility Agent to administer (as reasonably determined by the Interim Facility Agent).

The Interim Finance Parties shall be required to enter into any amendment to or replacement of the Interim Finance Documents required by the Company in order to facilitate or reflect any of the matters contemplated by this Clause 8.6. The Interim Facility Agent is irrevocably authorised and instructed by each Interim Finance Party to execute any such amended or replacement Interim Finance Documents (and shall do so on the request of the Company). The Company shall, or shall procure that another member of the Group will, within 20 Business Days of demand, reimburse the Interim Facility Agent for all reasonable fees and disbursements of legal counsel (as appointed with the prior approval of the Company) properly incurred by the Interim Facility Agent in connection with any amendment or wavier requested by the Company pursuant to this Clause 8.6 (in each case subject always to limits as agreed from time to time). No member of the Group shall be required to pay any other fees, costs, expenses or other amounts relating to or arising in connection with any of the matters contemplated by this Clause 8.6.

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9.	Market Disruption

9.1	Absence of quotations

Subject to Clause 9.2 (Market Disruption Notice), if EURIBOR or, as the case may be, any Base Rate is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 12.00 noon (or 12.00 noon (Brussels time) in the case of EURIBOR) on the Quotation Day, the applicable EURIBOR or, as the case may be, Base Rate shall be determined on the basis of the quotations of the remaining Reference Banks.

9.2	Market Disruption Notice

If, in relation to any Term Rate Loan (other than a USD Term Rate Loan) (a Disrupted Loan):

(a)	EURIBOR or, as the case may be, any Base Rate is to be determined by reference to rates supplied by Reference Banks and none or only one of the Reference Banks supplies a rate by 12.00 noon (or 12.00 noon (Brussels time) in the case of EURIBOR) on the Quotation Day; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, Interim Lenders whose participations in that Disrupted Loan exceed in aggregate 50 per cent. of the amount of that Disrupted Loan notify the Interim Facility Agent that by reason of circumstances affecting the relevant interbank market generally the cost to those Interim Lenders of obtaining matching deposits in the relevant interbank market would be in excess of EURIBOR or, as the case may be, the applicable Base Rate, the Interim Facility Agent will promptly give notice of that event to the Obligors' Agent and the Interim Lenders (a Market Disruption Notice).

9.3	Alternative Rate

If a Market Disruption Notice is given in respect of a Disrupted Loan the interest rate applicable on each Interim Lender’s participation in that Disrupted Loan for the relevant Interest Period will be the rate certified by that Interim Lender to the Interim Facility Agent (as soon as reasonably practicable and in any event before interest is due to be paid in respect of that Interest Period) to be its cost of funds (from any source which it may reasonably select) plus the applicable Margin.

9.4	Break Costs

(a)	The Company shall pay (or shall procure that a member of the Group pays) to each Interim Lender within ten Business Days of demand by such Interim Lender an amount equal to the amount of any Break Costs incurred by such Interim Lender and attributable to a Term Rate Loan (other than a USD Term Rate Loan) being paid by the Company other than on the last day of an Interest Period for that Term Rate Loan.

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(b)	Each Interim Lender shall, as soon as reasonably practical, provide to the Company a certificate confirming the amount of any Break Costs together with reasonable detail of the calculation.

10.	Taxes

10.1	Gross-up

(a)	Each Obligor must make all payments under the Interim Finance Documents without any Tax Deduction, unless a Tax Deduction is required by applicable law.

(b)	If the Obligors' Agent or an Interim Lender becomes aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), it shall promptly notify the Interim Facility Agent. If the Interim Facility Agent receives such notification from an Interim Lender it shall promptly notify the Obligors' Agent and (if different) the relevant Obligor. If the Interim Facility Agent receives such notification from the Obligors’ Agent it shall promptly notify the relevant Interim Lender.

(c)	Each Interim Lender shall promptly provide to the Interim Facility Agent (if requested by the Interim Facility Agent):

(i)	a written confirmation that it is or, as the case may be, is not, a Qualifying Interim Lender; and

(ii)	such documents and other evidence as the Interim Facility Agent may reasonably require to support any confirmation given pursuant to sub-paragraph (i) above,

and until such time as an Interim Lender has complied with any request pursuant to this paragraph (c), the Interim Facility Agent and each Obligor shall be entitled to treat such Interim Lender as not being a Qualifying Interim Lender for all purposes under the Interim Finance Documents.

(d)	If any Tax Deduction is required by law to be made by an Obligor from any payment under an Interim Finance Document:

(i)	except as provided in Clause 10.2 (Exceptions from gross-up), the amount of the payment due from that Obligor under an Interim Finance Document will be increased to an amount which (after taking into account any Tax Deduction) leaves an amount equal to the amount which would have been due if no Tax Deduction had been required; and

(ii)	the relevant Obligor will:

(A)	ensure that the Tax Deduction and any payment required in connection with it does not exceed the minimum amount required by law;

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(B)	make the Tax Deduction and any payment required in connection with such tax deduction within the time allowed by law; and

(C)	within thirty (30) days of making any Tax Deduction or any payment to the relevant Tax authorities required in connection with it, deliver to the Interim Facility Agent (for the Interim Finance Party entitled to the payment) evidence satisfactory to that Interim Finance Party (acting reasonably and in good faith) that such Tax Deduction has been made or (as applicable) such payment paid to the appropriate authority, provided that the relevant Obligor will not be in breach of this sub-paragraph (C) if it delivers such evidence as soon as reasonably practicable after the expiry of such period.

(e)	Each Interim Lender shall co-operate with each Obligor that makes a payment to that Interim Lender in completing, or assisting with the completion of, all procedural formalities necessary for that Obligor to obtain authorisation to make a payment either without a Tax Deduction or, where a payment cannot be made without a Tax Deduction, with a reduced Tax Deduction, and maintain or re-obtain that authorisation where an authorisation expires or otherwise ceases to have effect.

(f)	If:

(i)	a Tax Deduction should have been made in respect of a payment made by or on account of an Obligor to an Interim Lender under an Interim Finance Document;

(ii)	either:

(A)	the relevant Obligor (or the Interim Facility Agent, if it is the applicable withholding agent) was unaware, and could not reasonably be expected to have been aware, that the Tax Deduction was required and as a result does not make the Tax Deduction or made a Tax Deduction at a reduced rate;

(B)	in reliance on the notifications and confirmation provided pursuant to Clause 10.5 (Interim Lender Status Confirmation), the relevant Obligor did not make such Tax Deduction or made a Tax Deduction at a reduced rate; or

(C)	any Finance Party has not complied with its obligation under paragraphs (b) or (c) above and as a result the relevant Obligor did not make the Tax Deduction or made a Tax Deduction at a reduced rate; and

(iii)	the relevant Obligor would not have been required to make an increased payment under paragraph (d) above in respect of that Tax Deduction,

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then the Interim Lender that received the payment in respect of which the Tax Deduction should have been made or made at a higher rate undertakes to promptly reimburse the Obligor for the amount of the Tax Deduction that should have been made (including any penalty, interest or expenses payable in connection with any failure to pay or any delay in paying any of the same). Any Group Company shall be entitled to set-off any amount or payment due from an Interim Lender pursuant to this paragraph (f) against any amount or payment owed by a Group Company (and, in the event of any such set-off by a Group Company, for the purposes of the Interim Finance Documents, the Interim Facility Agent or, as the case may be, the Interim Security Agent shall treat such set-off as reducing only amounts due to the relevant Interim Lender).

10.2	Exceptions from gross-up

No Obligor is required to make any increased payment to an Interim Lender in respect of a Tax Deduction under Clause 10.1 (Gross-up) if on the date the payment falls due:

(a)	that Interim Lender is not or has ceased to be a Qualifying Interim Lender (unless that Interim Lender has ceased to be a Qualifying Interim Lender as a result of a Change of Law);

(b)	such Tax Deduction is the result of, or has been increased by, that Interim Lender's failure to comply with its obligations under paragraph (e) of Clause 10.1 (Gross-up); or

(c)	the Tax Deduction is imposed due to the payment being made to a Non-Cooperative Jurisdiction Lender.

10.3	Tax indemnity

(a)	The Obligors' Agent shall pay (or procure payment) (within five (5) Business Days of written demand by the Interim Facility Agent) to an Interim Finance Party an amount equal to the loss, liability or cost which that Interim Finance Party determines (acting reasonably and in good faith) will be or has been suffered for or on account of Tax by that Interim Finance Party in relation to a payment received or receivable from an Obligor under an Interim Finance Document as a result of a Change of Law.

(b)	Paragraph (a) above shall not apply:

(i)	to any Tax assessed on an Interim Finance Party under the law of the jurisdiction or jurisdictions (or any political subdivision thereof) in which:

(A)	that Interim Finance Party is incorporated or, if different, in which that Interim Finance Party is treated as resident for tax purposes; or

(B)	that Interim Finance Party's Facility Office or other permanent establishment is located in respect of amounts received or receivable under the Interim Finance Documents in that jurisdiction (or in respect of amounts attributable or allocable to the permanent establishment),

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if that Tax is imposed on or calculated by reference to the income, profits or gains received or receivable by that Interim Finance Party or by reference to net worth or if that Tax is considered a franchise Tax (imposed in lieu of net income Tax) or a branch profits or similar Tax; or

(ii)	to the extent a loss or liability:

(A)	is compensated for by payment of an amount under Clause 10.1 (Gross-up);

(B)	would have been compensated for by payment of an increased amount under Clause 10.1 (Gross-up) but was not so compensated because any of the exclusions in Clause 10.2 (Exceptions from gross-up) applied;

(C)	is compensated for by payment of an amount under Clause 10.6 (Stamp Taxes) or Clause 10.7 (Value added taxes) or would have been compensated for by payment of an increased amount under such Clauses but was not so compensated because any of the exclusions in such Clauses applied;

(D)	is suffered or incurred by an Interim Lender as a result of such Interim Lender's failure to comply with its obligations under Clause 10.5 (Interim Lender Status Confirmation);

(E)	is increased as a result of the Interim Finance Party not complying with paragraph (c) below;

(F)	(for the avoidance of doubt) is suffered or incurred in respect of any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy);

(G)	relates to a FATCA Deduction required to be made by a party; or

(H)	is imposed due to the payment being made to a Non-Cooperative Jurisdiction Lender.

(c)	An Interim Finance Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Obligors' Agent and the Interim Facility Agent on becoming aware of the event which has given, or will give, rise to the claim.

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10.4	Tax Credit

If an Obligor pays an additional amount under Clause 10.1 (Gross-up) or Clause 10.3 (Tax indemnity) and an Interim Finance Party determines (acting reasonably and in good faith) that it (or one of its Affiliates) has, either on a standalone or an affiliated basis, received and utilised a Tax Credit of similar Tax benefit attributable to that payment or the Tax giving rise to that payment, that Interim Finance Party and/or the applicable Affiliate shall pay to that Obligor within five (5) Business Days upon the utilisation of any Tax Credit or similar Tax benefit an amount which that Interim Finance Party determines (acting reasonably and in good faith), providing such evidence to the Obligor in respect of such amounts as the Obligor may reasonably request in writing, will leave such Interim Finance Party or the applicable Affiliate (after that payment by it) in the same after-Tax position as it would have been in if the payment of that additional amount by that Obligor had not been required to be made.

10.5	Interim Lender Status Confirmation

(a)	Each Original Interim Lender shall confirm in Schedule 11 (The Original Interim Lenders) which of the following categories it falls in:

(i)	not a Qualifying Interim Lender;

(ii)	a Qualifying Interim Lender (other than by virtue of being a Treaty Interim Lender); or

(iii)	a Qualifying Interim Lender by virtue of being a Treaty Interim Lender (on the assumption that all procedural formalities have been completed),

and each Original Interim Lender shall also confirm that it is not a Non-Cooperative Jurisdiction Lender on the date of this Agreement.

(b)	Each Interim Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, which of the following categories it falls in:

(i)	not a Qualifying Interim Lender;

(ii)	a Qualifying Interim Lender (other than by virtue of being a Treaty Interim Lender); or

(iii)	a Qualifying Interim Lender by virtue of being a Treaty Interim Lender (on the assumption that all procedural formalities have been completed); and

such Interim Lender shall also confirm that it is not a Non-Cooperative Jurisdiction Lender.

(c)	If a New Interim Lender or Increase Lender fails to indicate its status in accordance with this Clause 10.5 then such New Interim Lender or Increase Lender (as applicable) shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Interim Lender until such time as it notifies the Interim Facility Agent which category applies (and the Interim Facility Agent, upon receipt of such notification, shall promptly inform the Obligors' Agent).

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(d)	For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of an Interim Lender to comply with this Clause 10.5.

(e)	Each Interim Lender which must complete procedural formalities in order to receive payments under this Agreement without a Tax Deduction being imposed or with a minimum Tax Deduction under applicable law, shall notify the Interim Facility Agent and the Obligor promptly on completion of all such formalities.

10.6	Stamp Taxes

The Obligors' Agent shall pay (or shall procure payment) (within five (5) Business Days of written demand by the Interim Facility Agent) and indemnify each Interim Finance Party against all losses, costs and liabilities which that Interim Finance Party (directly or indirectly) suffers or incurs in relation to any stamp duty, registration, documentary or other similar transfer Tax payable in respect of any Interim Finance Document except for:

(a)	(for the avoidance of doubt) any such Tax payable in respect of any transfer, assignment, novation, sub-participation, sub-contract or other disposal of an Interim Finance Party's rights or obligations (or part thereof) under an Interim Finance Document; or

(b)	any such Tax to the extent it becomes payable upon a voluntary registration made by any Interim Finance Party if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Interim Finance Party under an Interim Finance Document.

10.7	Value added taxes

(a)	All amounts expressed to be payable under an Interim Finance Document by any party to an Interim Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies and accordingly, subject to paragraph (b) below if VAT is or becomes chargeable on any supply or supplies made by any Interim Finance Party to any party in connection with an Interim Finance Document: (i) if such Interim Finance Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Interim Finance Party (in addition to and at the same time as paying the consideration for that supply or supplies) an amount equal to the amount of the VAT (upon such Interim Finance Party providing an appropriate VAT invoice to such party); or (ii) if such Party is required to directly account for such VAT under the reverse charge procedure provided for by any relevant VAT provisions of the jurisdiction in which such party receives such supply, then such Party shall account for the VAT at the appropriate rate (and the relevant Interim Finance Party must promptly provide an appropriate VAT invoice to such Party stating that the amount is charged in respect of a supply that is subject to VAT but that the reverse charge procedure applies).

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(b)	If VAT is or becomes chargeable on any supply made by any Interim Finance Party (the Supplier) to any other Interim Finance Party (the Recipient) under an Interim Finance Document, and any party other than the Recipient (the Relevant Party) is required by the terms of any Interim Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient determines (acting reasonably and in good faith) relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient determines (acting reasonably and in good faith) that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where an Interim Finance Document requires any party to reimburse or indemnify an Interim Finance Party for any costs or expenses, that party shall reimburse or indemnify (as the case may be) the Interim Finance Party against any VAT incurred by the Interim Finance Party in respect of the costs or expenses, to the extent that the Interim Finance Party determines (acting reasonably and in good faith) that neither it nor any group of which it is a member for VAT purposes is entitled to credit or receive repayment in respect of the VAT from the relevant tax authority.

(d)	Any reference in Clause 10.7 to any party shall, at any time when such party is treated as a member of a group or fiscal unity for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union)) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)	In relation to any supply made by an Interim Finance Party to any party under an Interim Finance Document, if reasonably requested by such Interim Finance Party, that party must promptly provide such Interim Finance Party with details of that party's VAT registration and such other information as is reasonably requested in connection with such Interim Finance Party's VAT reporting requirements in relation to such supply.

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(f)	Where an Interim Finance Party (or any of its Affiliates) has an option available to it under applicable VAT law whether or not to subject a supply or service to VAT, it shall not subject such supply or service to VAT without the prior written consent of the recipient of such supply or service (such consent not to be unreasonably withheld).

10.8	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Interim Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

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10.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Obligors' Agent and the Interim Facility Agent, and the Interim Facility Agent shall notify the other Interim Finance Parties.

11.	Increased Costs

11.1	Increased Costs

(a)	If the introduction of, or a change in, or a change in the interpretation, administration or application of, any law, regulation or treaty occurring after the date on which it becomes Party, or compliance with any law, regulation or treaty made after the date on which it becomes Party, results in any Interim Finance Party (a Claiming Party) or any Affiliate of it incurring any Increased Cost (as defined in paragraph (c) below):

(i)	the Claiming Party will notify the Obligors' Agent and the Interim Facility Agent of the circumstances giving rise to that Increased Cost as soon as reasonably practicable after becoming aware of it and will as soon as reasonably practicable provide a certificate confirming the amount of that Increased Cost with (to the extent available) appropriate supporting evidence; and

(ii)	within five (5) Business Days of demand by the Claiming Party, the Obligors' Agent will (or shall procure that another Group Company will) pay to the Claiming Party the amount of any Increased Cost incurred by it (or any Affiliate of it).

(b)	No Group Company will be obliged to compensate any Claiming Party under paragraph (a) above in relation to any Increased Cost:

(i)	to the extent already compensated for by a payment under Clause 10 (Taxes) (or would have been so compensated but for an exclusion in Clauses 10.2 (Exceptions from gross-up), 10.3 (Tax indemnity), 10.6 (Stamp Taxes) or 10.7 (Value added taxes));

(ii)	attributable to the breach by the Claiming Party of any law, regulation or treaty or any Interim Finance Document;

(iii)	attributable to a Tax Deduction required by law to be made by an Obligor;

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(iv)	attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Claiming Party (or any Affiliate of it) by virtue of its having exceeded any country or sector borrowing limits or breached any directives imposed upon it;

(v)	attributable to the implementation or application of or compliance with

(A)	the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment to Basel II arising out of Basel III (as defined in paragraph (b)(C) below)) (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Interim Finance Party or any of its Affiliates);

(B)	"Basel III: A global regulatory framework for more resilient banks and banking systems" and "Basel III: International framework for liquidity risk measurement, standards and monitoring" published by the Basel Committee on Banking Supervision in December 2010 in the form existing on the date of this Agreement (Basel III) or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Interim Finance Party or any of its Affiliates);

(C)	the prudential rules for banks, building societies and investment firms contained in the Capital Requirements Directive (2013/36/EN) and Capital Requirements Regulation (575/2014) (CRD IV) or any other law or regulation which implements CRD IV (whether such implementation, application or compliance is by a government, regulator, Interim Finance Party or any of its Affiliates and, for the avoidance of doubt, including for this purpose any related, similar or equivalent rule, law or regulation of the United Kingdom, whether as a result of the European Union (Withdrawal) Act 2018 or otherwise); or

(D)	any guidelines and standards published by the Basel Committee on Banking Supervision regarding capital requirements, leverage ratio and liquidity standards applicable to banks, following Basel III (Basel IV) or any other law or regulation which implements Basel IV (whether such implementation, application or compliance is by a government, regulator, Interim Finance Party or any of its Affiliates);

(vi)	attributable to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy);

(vii)	attributable to a FATCA Deduction required to be made by a Party; or

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(viii)	not notified to the Obligors' Agent in accordance with paragraph (a)(i) above.

(c)	In this Agreement Increased Cost means:

(i)	an additional or increased cost;

(ii)	a reduction in any amount due, paid or payable to the Claiming Party under any Interim Finance Document; or

(iii)	a reduction in the rate of return from an Interim Facility or on the Claiming Party's (or its Affiliates') overall capital,

suffered or incurred by a Claiming Party (or any Affiliate of it) as a result of it having entered into or performing its obligations under any Interim Finance Document or making or maintaining its participation in any Interim Loan or Bank Guarantee.

11.2	Mitigation

(a)	If circumstances arise which entitle an Interim Finance Party:

(i)	to receive payment of an additional amount under Clause 10 (Taxes);

(ii)	to demand payment of any amount under Clause 11.1 (Increased Costs); or

(iii)	to require cancellation or prepayment to it of any amount under Clause 11.3 (Illegality) (including for the avoidance of doubt if an Interim Finance Party is not obliged to fund in circumstances where paragraph (b)(iii) of Clause 3.1 (Conditions Precedent) applies), then that Interim Finance Party will, in consultation with the Obligors' Agent, take all reasonable steps to mitigate the effect of those circumstances (including by transferring its rights and obligations under the Interim Finance Documents to an Affiliate or changing its Facility Office or transferring its Interim Commitments and participation (if any) in each Interim Utilisation for cash at par plus all accrued but unpaid interest thereon to another bank, financial institution or other person nominated for such purpose by the Obligors' Agent).

(b)	No Interim Finance Party will be obliged to take any such steps or action if to do so is likely in its opinion (acting in good faith) to be unlawful or to have an adverse effect on its business, operations or financial condition or breach its banking policies or require it to disclose any confidential information.

(c)	The Obligors' Agent shall (or shall procure that another Group Company will), within five (5) Business Days of demand by the relevant Interim Finance Party, indemnify such Interim Finance Party for any costs or expenses reasonably incurred by it as a result of taking any steps or action under this Clause 11.2.

(d)	This Clause 11.2 does not in any way limit, reduce or qualify the obligations of the Obligors' Agent under the Interim Finance Documents.

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11.3	Illegality

If it is or will become unlawful in any applicable jurisdiction for an Interim Finance Party to participate in an Interim Facility, maintain its Interim Commitment or participation in any Interim Utilisation or perform any of its obligations under any Interim Finance Documents, then:

(a)	that Interim Finance Party shall promptly so notify the Interim Facility Agent and the Obligors' Agent upon becoming aware of that event; and

(b)	following such notification, the Obligors' Agent shall (or shall procure that a Group Company will) prepay that Interim Finance Party's participation in all outstandings under the relevant Interim Facility (together with any related accrued interest) and pay (or procure payment of) all other amounts due to that Interim Finance Party under the Interim Finance Documents and that Interim Finance Party's Interim Commitment will be cancelled, in each case, to the extent necessary to cure the relevant illegality and, on the date specified by that Interim Finance Party in such notice (being the last Business Day immediately prior to the illegality taking effect or the latest date otherwise allowed by the relevant law (taking into account any applicable grace period)) unless otherwise agreed or required by the Obligors' Agent, provided that on or prior to such date the Obligors' Agent shall have the right to require that Interim Lender to transfer its Interim Commitments and participation in each Interim Utilisation to another bank, financial institution or other person nominated for such purpose by the Obligors' Agent which has agreed to purchase such rights and obligations at par plus accrued interest.

12.	Payments

12.1	Place

(a)	Unless otherwise specified in an Interim Finance Document, on each date on which payment is to be made by any Party (other than the Interim Facility Agent) under an Interim Finance Document, such Party shall pay, in the required currency, the amount required to the Interim Facility Agent, for value on the due date at such time and in such funds as the Interim Facility Agent may specify to the Party concerned as being customary at that time for settlement of transactions in the relevant currency in the place of payment. All such payments shall be made to the account specified by the Interim Facility Agent for that purpose in the principal financial centre of the country of the relevant currency (or in relation to Euro and US Dollars, London).

(b)	Each payment received by the Interim Facility Agent under the Interim Finance Documents for another Party shall, subject to paragraphs (c) and (d) below and to Clause 12.3 (Assumed receipt), be made available by the Interim Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of an Interim Lender, for the account of its Facility Office), to such account as that Party may notify to the Interim Facility Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro and US Dollars, London).

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(c)	The Interim Facility Agent may with the consent of the Obligors' Agent (or in accordance with Clause 19 (Set-Off)) apply any amount received by it for the Borrower in or towards payment (as soon as practicable after receipt) of any amount then due and payable by the Borrower under the Interim Finance Documents or in or towards purchase of any amount of any currency to be so applied.

(d)	Each Agent may deduct from any amount received by it for another Party any amount due to such Agent from that other Party but unpaid and apply the amount deducted in payment of the unpaid debt owed to it.

12.2	Currency of payment

(a)	Subject to paragraphs (b) to (e) (inclusive) below, US Dollars is the currency of account and payment of any sum due from an Obligor under any Interim Finance Documents shall be made in US Dollars.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes were incurred.

(c)	Each repayment of an Interim Utilisation or overdue amount or payment of interest thereon shall be made in the currency of the Interim Utilisation or overdue amount.

(d)	Each payment under Clauses 10.1 (Gross-up), 10.3 (Tax indemnity) or 11.1 (Increased Costs) shall be made in the currency specified by the Interim Finance Party making the claim (being the currency in which the Tax or losses were incurred).

(e)	Any amount expressed in the Interim Finance Documents to be payable in a particular currency shall be paid in that currency.

12.3	Assumed receipt

(a)	Where an amount is or is required to be paid to the Interim Facility Agent under any Interim Finance Document for the account of another person (the Payee), the Interim Facility Agent is not obliged to pay that amount to the Payee until the Interim Facility Agent is satisfied that it has actually received that amount.

(b)	If the Interim Facility Agent nonetheless pays that amount to the Payee (which it may do at its discretion) and the Interim Facility Agent had not in fact received that amount, then the Payee will on demand refund that amount to the Interim Facility Agent (together with interest on that amount at the rate determined by the Interim Facility Agent to be equal to the cost to the Interim Facility Agent of funding that amount for the period from payment by the Interim Facility Agent until refund to the Interim Facility Agent of that amount), provided that no Obligor will have any obligation to refund any such amount received from the Interim Facility Agent and paid by it (or on its behalf) to any third party for a purpose set out in Clause 3.3 (Purpose).

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12.4	No set-off or counterclaim

All payments made or to be made by an Obligor under the Interim Finance Documents must be paid in full without (and free and clear of any deduction for) set-off or counterclaim (save to the extent contemplated in Clause 10 (Taxes).

12.5	Business Days

(a)	If any payment would otherwise be due under any Interim Finance Document on a day which is not a Business Day, that payment shall be due on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any such extension of the due date for payment of any principal or overdue amount, or any extension of an Interest Period, interest shall accrue and be payable at the rate payable on the original due date.

12.6	Change in currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country:

(i)	any reference in any Interim Finance Document to, and any obligations arising under any Interim Finance Document in, the currency of that country shall be translated into, and paid in, the currency or currency unit designated by the Interim Facility Agent (after consultation with the Obligors' Agent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank of that country for the conversion of that currency or currency unit into the other, rounded up or down by the Interim Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, the Interim Finance Documents will, to the extent the Interim Facility Agent specifies is necessary (acting reasonably and after consultation with the Obligors' Agent), be amended to comply with any generally accepted conventions and market practice in any relevant interbank market and otherwise to reflect the change in currency. The Interim Facility Agent will notify the other Parties to the relevant Interim Finance Documents of any such amendment, which shall be binding on all the Parties.

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12.7	Application of proceeds

(a)	If the Interim Facility Agent receives a payment that is insufficient to discharge all amounts then due and payable by an Obligor under any Interim Finance Document, the Interim Facility Agent shall apply that payment towards the obligations of such Obligor under the Interim Finance Documents in the following order:

(i)	first, in payment pro rata of any fees, costs and expenses of the Agents and the Arranger due but unpaid;

(ii)	second, in payment pro rata of any fees, costs and expenses of the Interim Lenders due but unpaid;

(iii)	third, in payment pro rata of any accrued interest in respect of the Interim Facilities due but unpaid;

(iv)	fourth, in payment pro rata of any principal due but unpaid under the Interim Facilities and any amount due but unpaid under paragraph 7 (Indemnities) of Schedule 9 (Bank Guarantees);

(v)	fifth, in payment pro rata of any other amounts due but unpaid under the Interim Finance Documents to the extent such sum constitutes Interim Liabilities; and

(vi)	the balance, if any, in payment to the relevant Obligor.

(b)	The Interim Facility Agent shall if directed by all the Interim Lenders, vary the order set out in sub-paragraphs (a)(ii) to (a)(v) inclusive above.

(c)	Any such application by the Interim Facility Agent will override any appropriation made by an Obligor.

(d)	Any amount recovered under the Interim Security Documents or otherwise in connection with the realisation or enforcement of all or any part of the Interim Security will be paid to the Interim Facility Agent to be applied as set out in paragraph (a) above.

13.	Fees and Expenses

13.1	Costs and expenses

The Obligors' Agent shall (or shall procure that another Group Company will) pay to the Interim Facility Agent, within ten (10) Business Days of demand, for the account of the Interim Finance Parties the amount of all reasonable costs and expenses (including legal fees subject to any agreed limits) properly incurred by them or any of their Affiliates in connection with:

(a)	the negotiation, preparation, printing, execution and perfection of any Interim Finance Document and other documents contemplated by the Interim Finance Documents executed after the date of this Agreement; and

(b)	any amendment, waiver or consent made or granted in connection with the Interim Finance Documents,

provided that if the Interim Facility is not drawn no such costs and expenses will be payable (other than legal costs up to a cap separately agreed in writing).

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13.2	Enforcement costs

The Obligors' Agent shall (or shall procure that another Group Company will) pay to each Interim Finance Party, within five (5) Business Days of demand, the amount of all costs and expenses (including legal fees reasonably incurred) properly incurred by it in connection with the enforcement of, or the preservation of any rights under, any Interim Finance Document and any proceedings instituted by or against the Interim Security Agent as a consequence of taking or holding the Interim Security or enforcing these rights.

13.3	Amendment costs

The Obligors' Agent shall (or shall procure that another Group Company will) pay to the Interim Facility Agent, within ten (10) Business Days of demand, all reasonable costs and expenses (including reasonable legal fees) properly incurred by the Interim Facility Agent or Interim Security Agent in connection with responding to, evaluating, negotiating or complying with any amendment, waiver or consent requested or required by the Obligors' Agent, subject always to any limits as agreed between the Obligors' Agent and the Arranger from time to time.

13.4	Commitment fee

(a)	The Borrower shall pay (or procure there is paid) to the Interim Facility Agent, for the account of each Interim Revolving Facility Lender (other than any Defaulting Lender), a fee in US Dollars computed at the rate of zero point five (0.50) per cent. per annum of the average daily unused portion of that Interim Revolving Facility Lender's Available Interim Revolving Facility Commitment under the Interim Revolving Facility for the period commencing on (and including) the Interim Closing Date and ending on the last day of the Interim Revolving Facility Availability Period.

(b)	The accrued commitment fee is payable on the last day of the Interim Revolving Facility Availability Period and, if cancelled in full, on the cancelled amount of the relevant Interim Revolving Facility Lender's Interim Revolving Facility Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Interim Facility Agent (for the account of an Interim Revolving Facility Lender) on any Available Interim Revolving Facility Commitment of that Interim Revolving Facility Lender for any day on which that Interim Lender is a Defaulting Lender.

(d)	No accrued commitment fee shall be payable if the Interim Closing Date does not occur.

13.5	Other fees

The Borrower shall (or shall procure that another Group Company will) pay the Interim Finance Parties' fees in accordance with the Interim Fee Letter and the Interim Agency Fee Letters.

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13.6	Limitations

Notwithstanding anything to the contrary in any Interim Finance Document (including Clauses 13.1 (Costs and expenses) to 13.5 (Other fees) above):

(a)	no fees, costs, expenses or other amount shall be payable by any Group Company to any Interim Finance Party under any Interim Finance Document if the Interim Closing Date does not occur (save, in the case of legal fees, as otherwise agreed prior to the date of this Agreement);

(b)	any demand for reimbursement of costs and expenses incurred by an Interim Finance Party must be accompanied by reasonable details of the amount demanded (including, at the request of the Obligors' Agent, hours worked, rates charged and individuals involved); and

(c)	if an Interim Lender assigns or transfers any of its rights, benefits or obligations under the Interim Finance Documents, no Group Company shall be required to pay any fees, costs, expenses or other amounts relating to or arising in connection with that assignment or transfer (including any stamp duty, transfer or registration Taxes and any amounts relating to the perfection or amendment of the Interim Security Documents).

14.	Indemnities

14.1	General indemnity

The Obligors' Agent will (or shall procure that another Group Company will) indemnify each Interim Finance Party within ten (10) Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded) against any loss or liability (not including loss of future Margin and/or profit) which that Interim Finance Party incurs as a result of:

(a)	the occurrence of any Major Event of Default;

(b)	the operation of Clause 18 (Pro Rata Payments);

(c)	any failure by any Obligor to pay any amount due under an Interim Finance Document on its due date;

(d)	any Interim Loan not being made for any reason (other than as a result of the fraud, default or negligence of that Interim Finance Party) on the Drawdown Date specified in the Drawdown Request requesting that Interim Loan;

(e)	any Interim Loan or overdue amount under an Interim Finance Document being repaid or prepaid otherwise than in accordance with a notice of prepayment given by an Obligor or otherwise than on the last day of the then current Interest Period relating to that Interim Loan or overdue amount, other than as a result of that Interim Lender failing to advance its participation pursuant to any Long-term Financing Agreement for the purposes of refinancing the Interim Facilities; or

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(f)	making arrangements to issue a Bank Guarantee requested by an Obligor in a Bank Guarantee Request but not issued by reason of the operation of any one or more provisions of this Agreement (other than by reason of the fraud, default or negligence of that Interim Finance Party), including any loss on account of funds borrowed, contracted for or utilised to fund any Interim Loan or amount payable under any Interim Finance Document. The indemnities contained in this Clause 14.1 shall not apply to the extent a cost, loss, liability or expense is of a description falling in the categories set out in paragraph (b) of Clause 10.3 (Tax indemnity) or paragraph (b) of Clause 11.1 (Increased Costs).

14.2	Currency indemnity

(a)	If:

(i)	any amount payable by an Obligor under or in connection with any Interim Finance Document is received by any Interim Finance Party (or by an Agent on behalf of any Interim Finance Party) in a currency (the Payment Currency) other than that agreed in the relevant Interim Finance Document (the Agreed Currency), and the amount produced by such Interim Finance Party converting the Payment Currency so received into the Agreed Currency is less than the required amount of the Agreed Currency; or

(ii)	any amount payable by an Obligor under or in connection with any Interim Finance Document has to be converted from the Agreed Currency into another currency for the purpose of making, filing, obtaining or enforcing any claim, proof, order or judgment, that Obligor shall, as an independent obligation, within ten (10) Business Days of demand indemnify the relevant Interim Finance Party for any loss or liability incurred by it as a result of the conversion, provided that, if the amount produced or payable as a result of the conversion is greater than the relevant amount due, that Interim Finance Party will promptly refund such excess amount to the relevant Obligor.

(b)	Any conversion required will be made at the prevailing rate of exchange on the date and in the market determined by the relevant Interim Finance Party, acting reasonably, as being most appropriate for the conversion. The relevant Obligor will also, within ten (10) Business Days of demand, pay the reasonable costs of the conversion.

(c)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under any Interim Finance Document in a currency other than that in which it is expressed to be payable in that Interim Finance Document.

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14.3	Indemnity to the Interim Facility Agent

The Obligors' Agent shall (or shall procure that another Group Company will) within ten (10) Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), indemnify the Interim Facility Agent against any cost, loss or liability incurred by the Interim Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Major Event of Default (provided that, if after doing so it is established that such event is not a Major Event of Default, the cost, loss or liability of investigation shall be for the account of the Interim Lenders); and

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised,

except where the cost, loss or liability incurred by the Interim Facility Agent is a result of fraud, wilful misconduct, gross negligence or default of the Interim Facility Agent.

14.4	Indemnity to the Interim Security Agent

(a)	The Obligors' Agent shall (or shall procure that another Group Company will) within ten (10) Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), indemnify the Interim Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by the Interim Security Agent, Receiver or Delegate (acting reasonably) as a result of:

(i)	the taking, holding, protection or enforcement of the Interim Security;

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Interim Security Agent and each Receiver and Delegate by the Interim Finance Documents or by law; and

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Interim Finance Documents,

except where, as the case may be, the cost, loss or liability incurred by the Interim Security Agent, Receiver and/or Delegate is a result of fraud, wilful misconduct, gross negligence or default of the Interim Security Agent, Receiver and/or Delegate.

(b)	The Interim Security Agent and, to the extent relevant, each other Interim Finance Party may, in priority to any payment to the Interim Finance Parties, indemnify itself out of the Charged Property over which it holds Interim Security in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 and shall have a lien on the Interim Security held by it and the proceeds of the enforcement of the Interim Security held by it for all moneys payable to it.

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14.5	Acquisition Indemnity for the Interim Security Agent

(a)	The Obligors' Agent shall (or shall procure that another Group Company will) within ten (10) Business Days of demand indemnify and hold harmless the Interim Security Agent and any of their respective Affiliates and any of their directors, officers, agents, advisers and employees (as applicable) (each an Indemnified Person) against any cost, expense, loss, liability (including, except as specified below, reasonably incurred legal fees and limited, in the case of legal fees and expenses, to one counsel to such Indemnified Persons taken as a whole and in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons similarly situated, taken as a whole and, if reasonably necessary one local counsel in any relevant jurisdiction) incurred by or awarded against such Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding (including any action, claim, investigation or proceeding to preserve or enforce rights), commenced or threatened, relating to this Agreement, the Interim Facilities or any Acquisition or the use or proposed use of proceeds of the Interim Facilities (except to the extent such cost, expense, loss or liability resulted (x) directly from fraud, the gross negligence or wilful misconduct of such Indemnified Person or results from such Indemnified Person breaching a term of or any of its obligations under this Agreement, the Interim Finance Documents, or the Commitment Letter or any confidentiality undertaking given by that Indemnified Person or (y) from or relates to any disputes solely among Indemnified Persons and not arising out of any act or omission of the Obligors).

(b)	If any event occurs in respect of which indemnification may be sought from the Obligors' Agent, the relevant Indemnified Person shall only be indemnified if (where legally permissible to do so and without being under any obligation to so act to the extent that it is not lawfully permitted to do so) it:

(i)	notifies the Obligors' Agent in writing within a reasonable time after the relevant Indemnified Person becomes aware of such event and this provision;

(ii)	consults with the Obligors' Agent fully and promptly with respect to the conduct of the relevant claim, action or proceeding;

(iii)	conducts such claim, action or proceeding properly and diligently; and

(iv)	does not settle any such claim, action or proceeding without the Obligors' Agent's prior written consent (such consent not to be unreasonably withheld).

(c)	The Indemnified Person shall also be entitled to appoint their own legal counsel in each applicable jurisdiction in respect of any such claim, action or proceeding.

(d)	The Contracts (Rights of Third Parties) Act 1999 shall apply to this Clause 14.5 so that each Indemnified Person may rely on it, subject always to the terms of Clause 28.6 (Third party rights) and 29 (Governing Law).

(e)	The Interim Finance Parties shall not have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under this Clause 14.5.

(f)	No Indemnified Person shall be responsible or have any liability to the Obligors' Agent or any of its Affiliates or anyone else for consequential losses or damages.

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(g)	Neither (x) any Indemnified Person, nor (y) any member of the Group or any member of the Target Group (or any of their respective Affiliates), shall be liable for any indirect, special, punitive or consequential losses or damages in connection with its activities related to the Interim Facilities or the Interim Finance Documents.

15.	[Reserved]

16.	Security and Guarantee

16.1	Responsibility

The Interim Security Agent is not liable or responsible to any other Interim Finance Party for:

(a)	any failure in perfecting or protecting the Security Interest created by any Interim Security Document; or

(b)	any other action taken or not taken by it in connection with an Interim Security Document.

16.2	Possession of documents

The Interim Security Agent is not obliged to hold in its own possession any Interim Security Document, title deed or other document in connection with any asset over which a Security Interest is intended to be created by an Interim Security Document. Without prejudice to the above, the Interim Security Agent may allow any bank providing safe custody services or any professional adviser to the Interim Security Agent to retain any of those documents in its possession.

16.3	Investments

Except as otherwise provided in any Interim Security Document, all moneys received by the Interim Security Agent under the Interim Finance Documents may be:

(a)	invested in the name of, or under the control of, the Interim Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Interim Security Agent with the consent of the Majority Interim Lenders; or

(b)	placed on deposit in the name of, or under the control of, the Interim Security Agent at such bank or institution (including any other Interim Finance Party) and upon such terms as the Interim Security Agent may think fit.

16.4	Conflict with Interim Security Documents

If there is any conflict between the provisions of this Agreement and any Interim Security Document with regard to instructions to or other matters affecting the Interim Security Agent, this Agreement will prevail.

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16.5	Enforcement of Interim Security Documents

(a)	The Security Interests granted pursuant to the Interim Security Documents may only be enforced if an Acceleration Notice has been given to an Obligor and remains outstanding.

(b)	If the Interim Security is being enforced pursuant to paragraph (a) above, the Interim Security Agent shall enforce the Interim Security in such manner as the Majority Interim Lenders shall instruct, or, in the absence of any such instructions, as the Interim Security Agent sees fit.

(c)	Subject to Clause 17 (Agents and Arranger), each Interim Finance Party (other than the Interim Security Agent) agrees not to enforce independently or exercise any rights or powers arising under an Interim Security Document except through the Interim Security Agent and in accordance with the Interim Finance Documents.

16.6	Release of security

(a)	If:

(i)	a disposal to a person or persons outside the Group of any asset over which a Security Interest has been created by any Interim Security Document is:

(A)	being effected at the request of the Majority Interim Lenders in circumstances where any of the security created by the Interim Security Documents has become enforceable; or

(B)	being effected by enforcement of the Interim Security Documents; or

(ii)	the Interim Liabilities are repaid in full,

the Interim Security Agent is irrevocably authorised to execute on behalf of each Interim Finance Party and each Obligor (and at the cost of the Obligors' Agent) the releases and disposals referred to in paragraph (b) below.

(b)	The releases and other actions referred to in paragraph (a) above are:

(i)	any release of any Security Interest created by the Interim Security Documents over that asset; and

(ii)	if that asset comprises all of the shares in the capital of any Group Company (or any direct or indirect holding company of any Group Company):

(A)	a release of that Group Company and its respective Subsidiaries from all present and future liabilities under the Interim Finance Documents or the Subordinated Shareholder Documents (both actual and contingent and including any liability to any other Group Company under the Interim Finance Documents or the Subordinated Shareholder Documents by way of contribution or indemnity) and a release of all Security Interests granted by that Group Company and its Subsidiaries under the Interim Security Documents; or

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(B)	in respect of a disposal under paragraph (a)(i) above only, a disposal of all or any part of the present and future liabilities of that Group Company and its respective Subsidiaries under the Interim Finance Documents or the Subordinated Shareholder Documents (both actual and contingent and including any liability to any other Group Company under the Interim Finance Documents or the Subordinated Shareholder Documents by way of contribution or indemnity) owed by that Group Company and its respective Subsidiaries.

(c)	In the case of paragraph (a) above, the net cash proceeds of the disposal must be applied in accordance with Clause 12.7 (Application of proceeds).

(d)	If the Majority Interim Lenders instruct the Interim Security Agent to effect any of the releases or disposals in circumstances permitted under paragraph (b) above, each Interim Finance Party and the relevant Obligor must promptly execute (at the cost of the Obligors' Agent) any document which is reasonably required to achieve that release or disposal. Each Obligor irrevocably authorises the Interim Security Agent to promptly execute any such document. Any release will not affect the obligations of any other Group Company under the Interim Finance Documents.

16.7	Perpetuity period

If applicable to any trust created in this Agreement, the perpetuity period for that trust is 125 years.

16.8	Parallel Debt

(a)	Subject to the limitations set out in each guarantee and notwithstanding any other provision of this Agreement, each Obligor hereby irrevocably and unconditionally undertakes to pay to the Interim Security Agent, as creditor in its own right and not as representative or trustee of the other Interim Finance Parties, sums equal to and in the currency of each amount payable by that Obligor to each of the other Interim Finance Parties under each of the Interim Finance Documents as and when that amount falls due for payment under the relevant Interim Finance Document (the "Parallel Debt").

(b)	The Interim Security Agent shall hold the claims against the Obligors under the parallel debt structure in this Clause 16.8 in accordance with Clause 17.10 (Role of the Interim Security Agent). The Interim Security Agent shall distribute any amount received under the parallel debt claims in this Clause 16.8 among the Interim Finance Parties in accordance with the provisions of this Agreement.

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(c)	The Interim Security Agent shall have its own independent right to demand payment of the amounts payable by an Obligor under this Clause 16.8, irrespective of any discharge of that Obligor's obligation to pay those amounts to the other Interim Finance Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Obligor, to preserve their entitlement to be paid those amounts, provided that:

(i)	the amounts for which each Obligor is liable under its parallel debt:

(A)	shall be decreased to the extent that its corresponding debt towards an Interim Finance Party has been irrevocably paid (or, in the case of guarantee obligations, discharged); or

(B)	shall be increased to the extent that the corresponding debt towards an Interim Finance Party has been increased;

(ii)	the corresponding debt of each Obligor shall be decreased to the extent that its parallel debt has been irrevocably paid (or, in the case of guarantee obligations, discharged); and

(iii)	the aggregate amount of the parallel debt of an Obligor shall not exceed the aggregate amount of its corresponding debt towards the Interim Finance Parties.

(d)	Any amount due and payable by an Obligor to the Interim Security Agent under this Clause 16.8 shall be decreased to the extent that the other Interim Finance Parties have received payment of the corresponding amount under the other provisions of the Interim Finance Documents and any amount due and payable by an Obligor to the other Interim Finance Parties under those provisions shall be decreased to the extent that the Interim Security Agent has received payment of the corresponding amount under this Clause 16.8.

The rights of the Interim Finance Parties (other than the Interim Security Agent) to receive payment of amounts payable by each Obligor under the Interim Finance Documents are several and are separate and independent from, and without prejudice to, the rights of the Interim Security Agent to receive payment under this Clause 16.8.

16.9	Guarantee and indemnity

The provisions of Schedule 4 (Guarantee and Indemnity) are incorporated into this Clause 16 by reference.

17.	Agents and Arranger

17.1	Appointment of Agents

(a)	Each Interim Finance Party (other than the relevant Agent) irrevocably authorises and appoints each Agent:

(i)	to act as its agent under and in connection with the Interim Finance Documents (and in the case of the Interim Security Agent to act as its trustee for the purposes of the Interim Security Documents) subject to 17.10 (Role of the Interim Security Agent) with respect to the Interim Security Documents;

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(ii)	to execute and deliver such of the Interim Finance Documents and any other document related to the Interim Finance Documents as are expressed to be executed by such Agent;

(iii)	to execute for and on its behalf any and all Interim Security Documents and any other agreements related to the Interim Security Documents, including the release of the Interim Security Documents; and

(iv)	to perform the duties and to exercise the rights, powers and discretions which are specifically delegated to such Agent by the terms of the Interim Finance Documents, together with all other incidental rights, powers and discretions.

(b)	Each Interim Finance Party:

(i)	(other than the Interim Facility Agent, the Interim Security Agent and the Arranger) irrevocably authorises and appoints, severally, each of the Agents and the Arranger to accept on its behalf the terms of any reliance, non-reliance, hold harmless or engagement letter relating to any report, certificate or letter provided by accountants, auditors or other professional advisers in connection with any of the Interim Finance Documents or any related transactions and to bind such Interim Finance Party in respect of the addressing or reliance or limitation of liability of any person under any such report, certificate or letter; and

(ii)	accepts the terms and any limitation of liability or qualification in the reports or any reliance, non-reliance, hold harmless or engagement letter entered into by any of the Agents and/or the Arranger (whether before or after such Interim Finance Party became a Party) in connection with the Interim Finance Documents.

(c)	The relationship between each Agent and the other Interim Finance Parties is that of principal and agent only. Except as specifically provided in the Interim Finance Documents, no Agent shall:

(i)	have, or be deemed to have, any obligations to, or trust or fiduciary relationship with, any other Party or other person, other than those for which specific provision is made by the Interim Finance Documents; or

(ii)	be bound to account to any other Interim Finance Party for any sum or the profit element of any sum received by it for its own account.

(d)	Neither Agent is authorised to act on behalf of an Interim Finance Party in any legal or arbitration proceedings relating to any Interim Finance Document without first obtaining that Interim Finance Party's consent except in any proceedings for the protection, preservation or enforcement of any Interim Security Document otherwise permitted by this Agreement.

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17.2	Agents' duties

(a)	Each Agent will only have those duties which are expressly specified in the Interim Finance Documents. The duties of the Agents are solely of a mechanical and administrative nature.

(b)	Each Agent shall promptly send to each other Interim Finance Party a copy of each notice or document delivered to that Agent by an Obligor for that Interim Finance Party under any Interim Finance Document.

(c)	Each Agent shall, subject to any terms of this Agreement which require the consent of all the Interim Lenders or of any particular Interim Finance Party:

(i)	act or refrain from acting in accordance with any instructions from the Majority Interim Lenders and any such instructions shall be binding on all the Interim Finance Parties; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with the instructions of the Majority Interim Lenders.

(d)	In the absence of any such instructions from the Majority Interim Lenders (or if required all Interim Lenders), each Agent may act or refrain from acting as it considers to be in the best interests of the Interim Lenders and any such action (or omission) shall be binding on all Interim Finance Parties.

17.3	Agents' rights

Each Agent may:

(a)	act under the Interim Finance Documents by or through its personnel, delegates or agents (and any indemnity given to, or received by, an Agent under this Agreement extends also to its personnel, delegates or agents who may rely on this provision);

(b)	except as expressly provided to the contrary in any Interim Finance Document, refrain from exercising any right, power or discretion vested in it under the Interim Finance Documents until it has received instructions from the Majority Interim Lenders or, where relevant, all the Interim Lenders;

(c)	unless it has received notice to the contrary in accordance with this Agreement, treat the Interim Lender which makes available any portion of an Interim Loan as the person entitled to repayment of that portion (and any interest, fees or other amounts in relation thereto);

(d)	notwithstanding any other term of an Interim Finance Document, refrain from doing anything (including disclosing any information to any Interim Finance Party or other person) which would or might in its opinion breach any law, regulation, court judgment or order or any confidentiality obligation, or otherwise render it liable to any person, and it may do anything which is in its opinion necessary to comply with any such law, regulation, judgment, order or obligation;

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(e)	assume that no Major Event of Default has occurred, unless it has received notice from another Party stating that a Major Event of Default has occurred and giving details of such Major Event of Default;

(f)	refrain from acting in accordance with the instructions of the Majority Interim Lenders or all the Interim Lenders until it has been indemnified and/or secured to its satisfaction against all costs, losses or liabilities (including legal fees and any associated VAT) which it may sustain or incur as a result of so acting;

(g)	rely on any notice or document believed by it to be genuine and correct and assume that (i) any notice or document has been correctly and appropriately authorised and given and (ii) any notice or request made by the Obligors' Agent is made on behalf of and with the consent and knowledge of all the Obligors;

(h)	rely on any statement made by any person regarding any matter which might reasonably be expected to be within such person's knowledge or power to verify;

(i)	engage, obtain, rely on and pay for any legal, accounting or other expert advice or services which may seem necessary to it (including, in the case of the Interim Facility Agent, in connection with determining any consent level required to effect any amendment, waiver or consent in respect of an Interim Finance Document in accordance with Clause 27 (Amendments and Waivers));

(j)	at any time, and it shall if instructed by the Majority Interim Lenders, convene a meeting of the Interim Lenders;

(k)	accept without enquiry (and has no obligation to check) any title which any Obligor may have to any asset intended to be the subject of any Security Interest to be created by the Interim Security Documents; and

(l)	deposit any title deeds, transfer documents, share certificates, Interim Security Documents or any other documents in connection with any of the assets charged by the Interim Security Documents with any bank or financial institution or any company whose business includes undertaking the safe custody of deeds or documents or with any lawyer or firm of lawyers or other professional advisers (each, a custodian) and it shall not be responsible or liable for or be required to insure against any loss incurred in connection with any such deposit or the misconduct or default of any such custodian and it may pay all amounts required to be paid on account or in relation to any such deposit.

17.4	Exoneration of the Arranger and the Agents

Neither the Arranger nor the Agents are:

(a)	responsible for, or responsible for checking, the adequacy, accuracy or completeness of:

(i)	any representation, warranty, statement or information (written or oral) made in or given in connection with any report, any Interim Finance Document or any notice or document delivered in connection with any Interim Finance Document or the transactions contemplated thereby; or

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(ii)	any notice, accounts or other document delivered under any Interim Finance Document (irrespective of whether the relevant Agent forwards that notice, those accounts or other documents to another Party);

(b)	responsible for the validity, legality, adequacy, accuracy, completeness, enforceability, admissibility in evidence or performance of any Interim Finance Document or any agreement or document entered into or delivered in connection therewith;

(c)	under any obligation or duty either initially or on a continuing basis to provide any Interim Finance Party with any credit, financial or other information relating to an Obligor or any other Group Company or any member of the Target Group or any risks arising in connection with any Interim Finance Document, except as expressly specified in this Agreement;

(d)	obliged to monitor or enquire as to the occurrence or continuation of a Major Event of Default;

(e)	deemed to have knowledge of the occurrence of a Major Event of Default unless it has received notice from another Party stating that a Major Event of Default has occurred and giving details of such Major Event of Default;

(f)	responsible for any failure of any Party duly and punctually to observe and perform their respective obligations under any Interim Finance Document;

(g)	responsible for the consequences of relying on the advice of any professional advisers selected by it in connection with any Interim Finance Document;

(h)	responsible for any shortfall which arises on the enforcement or realisation of the Interim Security;

(i)	liable for acting (or refraining from acting) in what it believes to be in the best interests of the Interim Finance Parties in circumstances where it has not been given instructions by the Interim Lenders or the Majority Interim Lenders (as the case may be);

(j)	liable to any Interim Finance Party for anything done or not done by it under or in connection with any Interim Finance Document and any other agreement, arrangement or documents entered into, made or executed in anticipation of, under or in connection with any Interim Finance Document, save to the extent directly caused by its own fraud, negligence or wilful misconduct; or

(k)	under any obligation to enquire into or check the title of any Obligor to, or to insure, any assets or property or any interest therein which is or is purported to be subject to any Security Interest constituted, created or evidenced by any Interim Security Document.

17.5	The Arranger and the Agents individually

(a)	If it is an Interim Lender, each of the Arranger and Agents has the same rights and powers under the Interim Finance Documents as any other Interim Lender and may exercise those rights and powers as if it were not also acting as an Arranger or an Agent.

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(b)	Each of the Agents and the Arranger may:

(i)	retain for its own benefit and without liability to account to any other person any fee, profit or other amount received by it for its own account under or in connection with the Interim Finance Documents or any of the activities referred to in paragraph (ii) below; and

(ii)	accept deposits from, lend money to, provide any advisory, trust or other services to or engage in any kind of banking or other business with the Obligors' Agent or any other Group Company (or Affiliate of the Obligors' Agent or any other Group Company) or other Party (and, in each case, may do so without liability to account to any other person).

(c)	Except as otherwise expressly provided in this Agreement, no Arranger in its capacity as such has any obligation or duty of any kind to any other Party under or in connection with any Interim Finance Document.

17.6	Communications and information

(a)	All communications to the Obligors' Agent (or any Affiliate of the Obligors' Agent) under or in connection with the Interim Finance Documents are, unless otherwise specified in the relevant Interim Finance Document, to be made by or through the Interim Facility Agent. Each Interim Finance Party will notify the Interim Facility Agent of, and provide the Interim Facility Agent with a copy of, any communication between that Interim Finance Party and the Obligors' Agent (or Affiliate of the Obligors' Agent) on any matter concerning the Interim Facility or the Interim Finance Documents.

(b)	No Agent will be obliged to transmit to or notify any other Interim Finance Party of any information relating to any Party which that Agent has or may acquire otherwise than in connection with the Interim Facility or the Interim Finance Documents.

(c)	In acting as agent for the Interim Lenders, each Agent's agency division will be treated as a separate entity from any of its other divisions or department (the Other Divisions). Any information relating to any Group Company acquired by any of the Other Divisions of an Agent or which in the opinion of that Agent is acquired by it otherwise than in its capacity as Agent under the Interim Finance Documents may be treated by it as confidential and will not be treated as information available to the other Interim Finance Parties.

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17.7	Non-reliance

(a)	Each other Interim Finance Party confirms that it has made (and will continue to make) its own independent investigation and appraisal of the assets, business, financial condition and creditworthiness of the Group and the Target Group and of any risks arising under or in connection with any Interim Finance Document, and has not relied, and will not at any time rely, on any Arranger or any Agent:

(i)	to assess the adequacy, accuracy or completeness of any information (whether oral or written) provided by or on behalf of the Obligors' Agent or any Group Company or any member of the Target Group under or in connection with any Interim Finance Document (whether or not that information has been or is at any time circulated to it by an Arranger or an Agent), or any document delivered pursuant thereto;

(ii)	to assess whether that Interim Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Interim Finance Document;

(iii)	to assess the assets, business, financial condition or creditworthiness of an Obligor, any Group Company, the Target Group or any other person; or

(iv)	to assess the validity, legality, adequacy, accuracy, completeness, enforceability or admissibility in evidence of any Transaction Document or any document delivered pursuant thereto.

(b)	This Clause 17.7 is without prejudice to the responsibility of each Obligor for the information supplied by it or on its behalf under or in connection with the Interim Finance Documents and each Obligor remains responsible for all such information.

(c)	No Party (other than the relevant Agent) may take any proceedings against any officer, delegate, employee or agent of an Agent in respect of any claim it may have against that Agent or in respect of any act or omission by that officer, delegate, employee or agent in connection with any Interim Finance Document. Any officer, delegate, employee or agent of an Agent may rely on this Clause 17.7 in accordance with the Contracts (Rights of Third Parties) Act 1999.

(d)	No Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Interim Finance Documents to be paid by that Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for that purpose.

17.8	Know your customer

Nothing in this Agreement shall oblige any Agent or any Arranger to carry out know your customer or other checks in relation to any person on behalf of any Interim Lender and each Interim Lender confirms to the Agents and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agents or the Arranger.

17.9	Agents' indemnity

(a)	Each Interim Lender shall on demand indemnify each Agent for its share of any cost, loss or liability incurred by the relevant Agent in acting, or in connection with its role, as Agent under the Interim Finance Documents, except to the extent that the cost, loss or liability is incurred as a result of the relevant Agent's fraud, negligence or wilful misconduct.

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(b)	An Interim Lender's share of any such loss or liability shall be the proportion which:

(i)	that Interim Lender's participation in the outstanding Interim Loan bears to the outstanding Interim Loan at the time of demand; or

(ii)	if there is no outstanding Interim Loan at that time, that Interim Lender's Interim Commitment bears to the Total Interim Commitments at that time; or

(iii)	if the Total Interim Commitments have been cancelled, that Interim Lender's Interim Commitment bore to the Total Interim Commitments immediately before being cancelled.

(c)	The provisions of this Clause 17.9 are without prejudice to any obligations of an Obligor to indemnify the Agents under the Interim Finance Documents.

17.10	Role of the Interim Security Agent

(a)	The Interim Security Agent declares that it shall hold the Interim Security on trust for itself and the other Interim Finance Parties on the terms contained in this Agreement and shall administer the Interim Security Documents for itself and the other Interim Finance Parties and will apply all payments and other benefits received by it under the Interim Security Documents in accordance with the Interim Finance Documents.

(b)	Each of the Parties agrees that the Interim Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Interim Security Documents to which the Interim Security Agent is expressed to be a party (and no others shall be implied).

(c)	Each Interim Finance Party hereby authorises the Interim Security Agent (whether or not by or through employees or agents):

(i)	to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Interim Security Agent under the Interim Security Document together with such powers and discretions as are reasonably incidental thereto; and

(ii)	to take such action on its behalf as may from time to time be authorised under or in accordance with the Interim Security Documents.

(d)	The Interim Security Agent shall not be liable for any failure, omission or defect in registering, protecting or perfecting any Security Interest constituted, created or evidenced by any Interim Security Document.

(e)	The Interim Security Agent has no duty or obligation to require the deposit with it of, or to hold, any title deeds, share certificates, transfer documents or other documents in connection with any asset charged or encumbered or purported to be charged or encumbered under any Interim Security Document.

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(f)	Each Interim Finance Party confirms its approval of each Interim Security Document and authorises and directs the Interim Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the same as trustee (or agent) or as otherwise provided.

(g)	It is agreed that, in relation to any jurisdiction the courts of which would not recognise or give effect to the trust expressed to be created by this Agreement, the relationship of the Interim Finance Parties to the Interim Security Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of such jurisdiction, that all the other provisions of this Agreement shall have full force and effect between the parties hereto.

18.	Pro Rata Payments

18.1	Recoveries

Subject to Clause 18.3 (Exceptions to sharing), if any amount owing by any Obligor under any Interim Finance Document to an Interim Lender (the Recovering Interim Lender) is discharged by payment, set-off or any other manner other than through the Interim Facility Agent in accordance with Clause 12 (Payments) (the amount so discharged being a Recovery), then:

(a)	within three (3) Business Days of receipt of the Recovery, the Recovering Interim Lender shall notify details of such Recovery to the Interim Facility Agent;

(b)	the Interim Facility Agent shall determine whether the amount of the Recovery is in excess of the amount which such Recovering Interim Lender should have received had such amount been paid to the Interim Facility Agent under Clause 12 (Payments) without taking account of any Tax which would have been imposed on the Interim Facility Agent in relation to the Recovery (any such excess amount being the Excess Recovery);

(c)	within three (3) Business Days of demand, the Recovering Interim Lender shall pay to the Interim Facility Agent an amount equal to the Excess Recovery;

(d)	the Interim Facility Agent shall treat that payment as if it was a payment made by the relevant Obligor to the Interim Lenders under Clause 12 (Payments) and distribute it to the Interim Lenders (other than the Recovering Interim Lender) accordingly; and

(e)	on a distribution by the Interim Facility Agent under paragraph (d) above of any payment received by a Recovering Interim Lender from an Obligor as between the relevant Obligor and the Recovering Interim Lender, the amount of the Excess Recovery shall be treated as not having been paid and (without double counting) that Obligor will owe the Recovering Interim Lender a debt (immediately due and payable) in an amount equal to the Excess Recovery.

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18.2	Notification of Recovery

If any Recovery has to be wholly or partly refunded by the Recovering Interim Lender after it has paid any amount to the Interim Facility Agent under paragraph (c) of Clause 18.1 (Recoveries), each Interim Lender to which any part of the Excess Recovery (or amount in respect of it) was distributed will, on request from the Recovering Interim Lender, pay to the Recovering Interim Lender that Interim Lender's pro rata share of the amount (including any related interest) which has to be refunded by the Recovering Interim Lender.

18.3	Exceptions to sharing

Notwithstanding Clause 18.1 (Recoveries), no Recovering Interim Lender will be obliged to pay any amount to the Interim Facility Agent or any other Interim Lender in respect of any Recovery:

(a)	if it would not (after that payment) have a valid claim against an Obligor under paragraph (e) of Clause 18.1 (Recoveries) in an amount equal to the Excess Recovery; or

(b)	which it receives as a result of legal proceedings taken by it to recover any amounts owing to it under the Interim Finance Documents, which proceedings have been notified to the other Interim Finance Parties and where the Interim Lender concerned had a right and opportunity to, but does not, either join in those proceedings or promptly after receiving notice commence and diligently pursue separate proceedings to enforce its rights in the same or another court.

18.4	No security

The provisions of this Clause 18 shall not constitute a charge by any Interim Lender over all or any part of any amount received or recovered by it under any of the circumstances mentioned in this Clause 18.

19.	Set-Off

If a Major Event of Default has occurred and is continuing, an Interim Finance Party may set off any matured obligation (to the extent beneficially owned by the Interim Finance Party) due and payable by an Obligor to it under an Interim Finance Document against any matured obligation due and payable by it to that Obligor, regardless of currency, place of payment or booking branch of either obligation. The relevant Interim Finance Party may convert either obligation at a market rate of exchange in its ordinary course of business in order to effect such set-off.

20.	Notices

20.1	Mode of service

(a)	Any notice, demand, consent or other communication (a Notice) made under or in connection with any Interim Finance Document must be in writing and made by letter, email or any other electronic communication approved by the Interim Facility Agent or otherwise permitted pursuant to the terms of this Agreement.

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(b)	An electronic communication will be treated as being in writing for the purposes of this Agreement.

(c)	The address and email address of each Party (and person for whose attention the Notice is to be sent) for the purposes of Notices given under or in connection with the Interim Finance Documents are:

(i)	in the case of any person which is a Party on the date of this Agreement, the address and email address set out beneath its name in the signature pages to this Agreement;

(ii)	in the case of any other Interim Finance Party, the address and email address notified in writing by that Interim Finance Party for this purpose to the Interim Facility Agent on or before the date it becomes a Party; or

(iii)	any other address and/or email address notified in writing by that Party for this purpose to the Interim Facility Agent (or in the case of the Interim Facility Agent, notified by the Interim Facility Agent to the other Parties) by not less than five (5) Business Days' notice.

(d)	Any Notice given to an Agent will be effective only:

(i)	if it is marked for the attention of the department or officer specified by that Agent for receipt of Notices; and

(ii)	subject to paragraph (b) of Clause 20.2 (Deemed service) below, when actually received by that Agent.

20.2	Deemed service

(a)	Subject to paragraph (b) below, a Notice will be deemed to be given as follows:

(i)	if by letter or delivered personally, when delivered;

(ii)	if by email or any other electronic communication, when received in legible form; and

(iii)	if by posting to an electronic website, at the time of notification to the relevant recipient of such posting or (if later) the time when the recipient was given access to such website.

(b)	A Notice given in accordance with paragraph (a) above but received on a day that is not a Business Day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

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20.3	Electronic communication

(a)	Any communication to be made between the Interim Facility Agent and an Interim Lender under or in connection with the Interim Finance Documents may be made by unencrypted electronic mail or other electronic means, if the Interim Facility Agent and the relevant Interim Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Interim Facility Agent and an Interim Lender will be effective only when actually received in readable form and in the case of any electronic communication made by an Interim Lender to the Interim Facility Agent only if it is addressed in such a manner as the Interim Facility Agent shall specify for this purpose.

20.4	Language

(a)	Any Notice must be in English.

(b)	All other documents provided under or in connection with any Interim Finance Document must be:

(i)	in English; or

(ii)	if not in English, accompanied by a certified English translation, in which case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

20.5	Personal liability

No personal liability shall attach to any director, manager, officer, employee or other individual signing a certificate or other document on behalf of a Group Company which proves to be incorrect in any way, unless that individual acted fraudulently in giving that certificate or other document, in which case, any liability will be determined in accordance with applicable law.

21.	Confidentiality

(a)	Each Interim Finance Party will keep the Interim Finance Documents and any information supplied to it by or on behalf of any Group Company under the Interim Finance Documents confidential, provided that it may disclose any such document or information to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Interim Finance Documents and to any of that person's Affiliates, Related Funds, representatives and professional advisers on a confidential basis (provided that such person has first entered into a Confidentiality Undertaking agreeing to keep such Interim Finance Document or other document or information confidential or are in any event subject to confidentiality obligations as a matter of law or professional practice);

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(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Interim Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, representatives and professional advisers on a confidential basis (provided that such person has first entered into a Confidentiality Undertaking agreeing to keep such Interim Finance Document or other document or information confidential or are in any event subject to confidentiality obligations as a matter of law or professional practice);

(iii)	which is publicly available (other than by virtue of a breach of this Clause 21);

(iv)	if and to the extent required by law or regulation or court of competent jurisdiction or at the request of an administrative authority or if required by the rules of any relevant stock exchange (including Applicable Securities Laws, Relevant Regulator or any other tax or bank supervisory authority);

(v)	to its directors, officers, employees, auditors and professional advisers on a confidential basis;

(vi)	to any direct or indirect Holding Company of any Obligor, any Party or any Group Company;

(vii)	to the extent reasonably necessary in connection with any legal or arbitration proceedings to which it is a party;

(viii)	for the purpose of obtaining any consent, making any filing, registration or notarisation or paying any stamp or registration tax or fee in connection with any of the Interim Finance Documents;

(ix)	with the agreement of the Obligors' Agent; and/or

(x)	to any Affiliate (and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives) in connection with the transactions contemplated hereby, on an as needed and confidential basis.

(b)	This Clause 21 replaces any previous confidentiality undertaking given by any Interim Finance Party in connection with this Agreement prior to it becoming a Party.

(c)	For reasons of technical practicality, electronic communication may be sent in unencrypted form, even if the content may be subject to confidentiality and banking secrecy.

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22.	Know Your Customer Requirements

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Obligors or the composition of the shareholders of the Obligors after the date of this Agreement; or

(c)	a proposed assignment or transfer by an Interim Lender of any of its rights and/or obligations under this Agreement to a party that is not an Interim Lender prior to such assignment or transfer,

obliges the Interim Facility Agent or any Interim Lender (or, in the case of paragraph (a)(i) of Clause 21 (Confidentiality) above, any prospective new Interim Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Obligors must promptly on the request of any Interim Finance Party supply to that Interim Finance Party any documentation or other evidence which is reasonably requested by that Interim Finance Party (whether for itself, on behalf of any Interim Finance Party or any prospective new Interim Lender) to enable an Interim Finance Party or prospective new Interim Lender to complete all applicable know your customer requirements.

23.	Representations, Undertakings and Events of Default

23.1	Representations

(a)	Each Obligor makes the representations and warranties stated in Part I (Major Representations) of Schedule 5 (Major Representations, Undertakings and Events of Default) in respect of itself only to each Interim Finance Party on the date of this Agreement, the date of each Drawdown Request and the first day of each Interest Period, in each case by reference to the facts and circumstances existing at the relevant time.

(b)	Each Obligor acknowledges that each Interim Finance Party is relying on the representations and warranties made by it.

23.2	Undertakings

(a)	Each Obligor agrees to be bound by the Major Undertakings relating to it set out in Part II (Major Undertakings) of Schedule 5 (Major Representations, Undertakings and Events of Default) only.

(b)	Each Obligor shall conduct its businesses in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects.

(c)	Each Obligor will procure that, so far as it is able, any director, officer, agent, employee or person acting on behalf of the foregoing, is not a Sanctioned Person and does not act on behalf of a Sanctioned Person, provided that, for the purpose of this paragraph (c), a person shall not be deemed to be a Sanctioned Person if transactions or dealings with such person are (i) not prohibited under applicable Sanctions or (ii) permitted under a licence, licence exemption or other authorisation of a Sanctions Authority.

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(d)	Each Obligor shall:

(i)	not knowingly use any revenue or benefit derived from any activity or dealing with a Sanctioned Person or in a Sanctioned Country in discharging any obligation due or owing to the Interim Lenders; and

(ii)	to the extent permitted by law as soon as reasonably practicable after becoming aware of them supply to the Interim Facility Agent reasonable details of any claim, action, suit or proceedings that is formally commenced against it with respect to Sanctions by any Sanctions Authority.

(e)	Each Obligor shall not use or permit or authorise any other person to, directly or indirectly, to the best of its knowledge, use or make payments from all or any part of the proceeds of the Interim Facilities for the purpose of funding any trade, business or other activities:

(i)	involving or for the benefit of any Sanctioned Person or in any Sanctioned Country if such use or payment would breach any applicable Sanctions;

(ii)	in any other manner that would breach any applicable Sanctions; or

(iii)	to any person in violation of any applicable Anti-Corruption Laws.

(f)	This Clause 23.2 shall not be interpreted or applied in relation to it, any Holding Company, any other Obligor, any member of the Group or any Interim Finance Party to the extent that the obligations under this Clause would violate or expose such entity or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the United Kingdom, the European Union and/or any Member State) that are applicable to such entity (including EU Regulation (EC) 2271/96).

(g)	Subject to any confidentiality, regulatory, legal or other restrictions relating to the supply of such information, the Company shall, as soon as reasonably practicable following receipt of a request in writing from the Interim Facility Agent, provide information as to any material developments in relation to the Acquisition, including if the Scheme or the Offer lapses or is withdrawn, and, will from time to time, if the Interim Facility Agent reasonably requests, give the Interim Facility Agent reasonable details as to the current level of acceptances for any Offer.

(h)	The Company shall, if the Interim Facility Agent reasonably requests, provide to the Interim Facility Agent:

(i)	(i) a copy of (x) the Scheme Circular or (y) as the case may be, the Offer Document dispatched to shareholders of the Target promptly following such dispatch; and

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(ii)	a copy of any new or replacement Announcement made after the date of this Agreement promptly following the making thereof.

(i)	The Company shall procure that Bidco shall:

(i)	if the Acquisition is effected by means of a Scheme, after the Scheme Effective Date, use its commercially reasonable endeavours to procure that the Target be delisted from the Official List of the Financial Conduct Authority to the extent permitted by law and the rules of the London Stock Exchange and the Financial Conduct Authority;

(ii)	if the Acquisition is being effected by way of an Offer:

(A)	to the extent Bidco owns and controls not less than 75% of the voting rights of all members of Target and to the extent permitted by law and the rules of the London Stock Exchange and the Financial Conduct Authority, use its commercially reasonable endeavours to procure that the Target be delisted from the Official List of the Financial Conduct Authority; and

(B)	to the extent Bidco owns and controls not less than 90% of the voting rights of all members of Target to which the Offer relates, use its commercially reasonable endeavours to (1) give notice to all other holders of Target Shares that it intends to acquire all their Target Shares pursuant to the Squeeze-Out and (2) subsequently purchase such Target Shares on or before the latest date on which a Squeeze-out may be completed in accordance with Chapter 3 of Part 28 of the Act; and

(iii)	if the Acquisition is being effected by means of a Scheme or if the Acquisition is being effected by means of an Offer and to the extent Bidco owns and controls not less than 75% of the voting rights of all members of Target and in each case to the extent permitted by law, use its commercially reasonable endeavours to procure the re-registration of the Target as a private company pursuant to Section 97 of the Act after completion of the Acquisition.

(j)	The Company shall procure that Bidco shall not modify the Announcement to be made on or around the date of this Agreement (but excluding any subsequent Announcement and other than as permitted by paragraph Schedule 5Part II7(b) of Schedule 5Part II (Major Undertakings) of Schedule 5 (Major Representations, Undertakings and Events of Default)) from the draft delivered to the Interim Facility Agent referred to in paragraph 4(c) of Schedule 3 (Conditions Precedent) in any manner which would be reasonably expected to be materially adverse to the interests of the Interim Lenders under this Agreement or otherwise contrary to the terms of this Agreement without the prior written consent of the Majority Interim Lenders except to the extent required by the Takeover Code, the Takeover Panel or the Court.

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24.	Changes to Parties

24.1	No transfers by the Obligors

The Obligors may not assign, novate or transfer all or any part of their rights and obligations under any Interim Finance Documents.

24.2	Transfers by Interim Lenders

(a)	Subject to paragraph (b) and (c) below, an Interim Lender (an Existing Interim Lender) may assign any of its rights or benefits, or transfer by novation or sub-participate any of its rights or benefits and obligations under or by reference to any Interim Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a New Interim Lender).

(b)	Subject to paragraph (c) below, any assignment, transfer, sub-participation or other syndication of any rights, benefits and/or obligations under or by reference to the Interim Finance Documents by an Interim Lender shall require the prior written consent of the Obligors' Agent (in its sole and absolute discretion), provided that if such assignment, transfer, sub-participation or other syndication occurs on or prior to the end of the Certain Funds Period (the Pre-Closing Transferred Commitments) the Existing Interim Lender shall:

(i)	fund the Pre-Closing Transferred Commitments in respect of any applicable Interim Loan by 9:30 a.m. on the applicable Drawdown Date if that New Interim Lender has failed to so fund (or has confirmed that it will not be able to fund) on the applicable Drawdown Date in respect of the relevant Interim Facility or Interim Facilities; and

(ii)	retain exclusive control over all rights and obligations with respect to the Pre-Closing Transferred Commitments until after the expiry of the Certain Funds Period (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations).

(c)	An Interim Lender may sub-participate or enter into other back-to-back arrangements in each case with the prior written consent of the Obligors' Agent (in its sole and absolute discretion) or if:

(i)	such sub-participation or other arrangement shall not reduce the Interim Commitments or other obligations of any Interim Finance Party with respect to any of the Interim Facilities and each Interim Finance Party shall remain liable to fund the full amount of its commitments under the Interim Facilities;

(ii)	such sub-participation or other arrangement is entered into with a person to whom the Interim Finance Party will be permitted to transfer commitments under the Long-term Financing Agreements in accordance with the syndication strategy and white list as agreed by the Obligors' Agent and as contemplated in the Commitment Letter; and

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(iii)	each Interim Finance Party retains exclusive control over all rights and obligations in relation to its Interim Commitments and the Interim Facilities until after the expiry of the Certain Funds Period (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations).

(d)	In respect of transfers which require the consent of the Obligors’ Agent only, the Obligors' Agent may require the Interim Finance Parties to provide information in reasonable detail regarding the identities and participations of each of the Interim Lenders and any sub-participants as soon as reasonably practicable after receipt of such request.

(e)	Each New Interim Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Interim Facility Agent has authority to execute on its behalf any consent, release, waiver or amendment that has been approved by the applicable Existing Interim Lender in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that agreement or consent to the same extent as the Existing Interim Lender would have been had it remained an Interim Lender.

(f)	Notwithstanding any other provision of this Agreement, no Obligor or other Group Company shall be liable to any other Party (by way of reimbursement, indemnity or otherwise) for any stamp, transfer or registration taxes, notarial and security registration or perfection fees, costs or other amounts payable by any Party in connection with any re-taking, re-notarisation, perfection, presentation, novation, re-registration of any Interim Security or otherwise in connection with any assignment, transfer, sub-participation or other back-to-back arrangement.

(g)	Notwithstanding any other provision in this Clause 24, if prior to the end of the Certain Funds Period, an Existing Interim Lender transfers or assigns any of its rights and obligations under any Interim Finance Document in accordance with this Clause 24, it shall remain on risk and liable to fund any amount which any New Interim Lender (or subsequent New Interim Lender), following such transfer of rights and obligations in accordance with this Clause 24, is obliged to fund on the Interim Closing Date, but has failed to fund on that date, as if such transfer never occurred.

(h)	Notwithstanding anything to the contrary in this Agreement or the Interim Finance Documents, no assignment or transfer may be effected to a New Interim Lender which is a Non-Cooperative Jurisdiction Lender.

(i)	Any reference in this Agreement to an Interim Lender includes a New Interim Lender but excludes an Interim Lender if no amount is or may become owed to it under this Agreement.

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(j)	Unless the Interim Facility Agent agrees otherwise and excluding an assignment or transfer:

(i)	to an Affiliate of an Interim Lender; or

(ii)	to a Related Fund,

the New Interim Lender shall, on or before the date upon which an assignment or transfer to it takes effect pursuant to this Clause 24, pay to the Interim Facility Agent (for its own account) a fee of $2,000.

24.3	Limitation of responsibility of Existing Interim Lenders

(a)	Unless expressly agreed to the contrary, an Existing Interim Lender makes no representation or warranty and assumes no responsibility to a New Interim Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Interim Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or other Group Company of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Interim Lender confirms to the Existing Interim Lender and the other Interim Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its Related Funds in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Interim Lender or any other Interim Finance Party in connection with any Transaction Document or the Interim Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its Related Funds whilst any amount is or may be outstanding under the Interim Finance Documents or any Interim Commitment is in force.

(c)	Subject to paragraph (b) of Clause 24.2, nothing in any Interim Finance Document obliges an Existing Interim Lender to:

(i)	accept a re-transfer or re-assignment from a New Interim Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

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(ii)	support any losses directly or indirectly incurred by the New Interim Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

24.4	Procedure for transfer

(a)	Subject to the conditions set out in paragraph (b) of Clause 24.2 (Transfers by Interim Lenders), a transfer is effected in accordance with paragraph (c) below when the Interim Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Interim Lender and the New Interim Lender. The Interim Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Interim Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Interim Lender and the New Interim Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the transfer to such New Interim Lender.

(c)	On the Transfer Date:

(i)	subject to paragraph (b) of Clause 24.2 to the extent that in the Transfer Certificate the Existing Interim Lender seeks to transfer by novation its rights and obligations under the Interim Finance Documents and in respect of the Interim Security each of the Obligors and the Existing Interim Lender shall be released from further obligations towards one another under the Interim Finance Documents and in respect of the Interim Security and their respective rights against one another under the Interim Finance Documents and in respect of the Interim Security shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Obligors and the New Interim Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other Group Company and the New Interim Lender have assumed and/or acquired the same in place of that Obligor and the Existing Interim Lender;

(iii)	the Interim Facility Agent, the Arranger, the Interim Security Agent, the New Interim Lender and the other Interim Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Interim Security as they would have acquired and assumed had the New Interim Lender been an Original Interim Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Interim Facility Agent, the Arranger, the Interim Security Agent, paragraph (b) of Clause 24.2, and the Existing Interim Lender shall each be released from further obligations to each other under the Interim Finance Documents; and

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(iv)	the New Interim Lender shall become a Party as an "Interim Lender".

(d)	If any assignment, transfer, sub-participation or other syndication of any rights, benefits and/or obligations under or by reference to the Interim Finance Documents in accordance with Clause 24.2 (Transfers by Interim Lenders) is executed in breach of the provisions contemplated in this Clause 24, such assignment, transfer or sub-participation, shall be void and deemed not to have occurred.

24.5	Procedure for assignment

(a)	Subject to the condition set out in paragraph (b) of Clause 24.2 (Transfers by Interim Lenders), an assignment may be effected in accordance with paragraph (c) below when the Interim Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Interim Lender and the New Interim Lender. The Interim Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Interim Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Interim Lender and the New Interim Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the assignment to such New Interim Lender.

(c)	On the Transfer Date:

(i)	the Existing Interim Lender will assign absolutely to the New Interim Lender its rights under the Interim Finance Documents and in respect of the Interim Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	subject to paragraph (b) of Clause 24.2, the Existing Interim Lender will be released from the obligations (the Relevant Obligations) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Interim Security);

(iii)	the New Interim Lender shall become a Party as an "Interim Lender" and will be bound by obligations equivalent to the Relevant Obligations; and

(iv)	if the assignment relates only to part of the Existing Interim Lender's share in the outstanding Interim Loans, the assigned part will be separated from the Existing Interim Lender's share in the outstanding Interim Loans, made an independent debt and assigned to the New Interim Lender as a whole debt.

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24.6	Register

(a)	The Interim Facility Agent, acting for this purpose as the agent of the Obligors, shall maintain at its address:

(i)	each Transfer Certificate referred to in Clause 24.4 (Procedure for transfer) and each Assignment Agreement referred to in Clause 24.5 (Procedure for assignment) and each Increase Confirmation delivered to and accepted by it; and

(ii)	with respect to each Interim Loan, a register for the recording of the names and addresses of the Interim Lenders (and any assignment or participation thereof) and the Interim Commitment of, and principal amount owing to, each Interim Lender from time to time (the Register) under such Interim Loan, which may be kept in electronic form.

(b)	The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Interim Facility Agent and the Interim Lenders shall treat each person whose name is recorded in the Register as an Interim Lender hereunder for all purposes of this Agreement. The Interim Facility Agent shall provide each Obligor with a copy of the Register within five (5) Business Days of request. The Register is intended to comply with the requirements for obligations in registered form under Section 5f.103-1(c) of the United States Treasury Regulations (or proposed Treasury Regulations 1.163-5 once finalised) and the provisions of this Clause 24.6 shall be interpreted accordingly.

(c)	Each Party to this Agreement irrevocably authorises the Interim Facility Agent to make the relevant entry in the Register (and which the Interim Facility Agent shall do promptly) on its behalf for the purposes of this Clause 24.6 without any further consent of, or consultation with, such Party.

(d)	The Interim Facility Agent shall, upon request by an Existing Interim Lender (as defined in paragraph (a) of Clause 24.2 (Transfers by Interim Lenders)) or a New Interim Lender, confirm to that Existing Interim Lender or New Interim Lender whether a transfer or assignment from that Existing Interim Lender or (as the case may be) to that New Interim Lender has been recorded on the Register (including details of the Interim Commitment of that Existing Interim Lender or New Interim Lender in each such Interim Loan).

24.7	Copy of Transfer Certificate or Assignment Agreement to Obligors' Agent

The Interim Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send a copy of that Transfer Certificate or Assignment Agreement to the Obligors' Agent.

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24.8	Increased costs

If:

(a)	an Interim Lender assigns, transfers, sub-participates or otherwise disposes of any of its rights or obligations under the Interim Finance Documents or changes its Facility Office or lending office or branch; and

(b)	as a result of circumstances existing at the date the assignment, transfer, sub-participation or other change occurs, an Obligor would be obliged to make a payment or increased payment to the New Interim Lender or Interim Lender acting through its new office, branch or Facility Office under Clauses 10.1 (Gross-up), 10.3 (Tax indemnity) or 11.1 (Increased Costs), then the New Interim Lender or Interim Lender acting through its new office, branch or Facility Office is not entitled to receive a payment under Clause 10.1 (Gross-up), 10.3 (Tax indemnity) or 11.1 (Increased Costs) to the extent such payment would be greater than the payment that would have been made to the Existing Interim Lender or Interim Lender acting through its previous office, branch or Facility Office had the assignment, transfer, sub-participation or other change not occurred.

25.	Impairment and Replacement of Interim Finance Parties

The provisions of Schedule 6 (Impairment and Replacement of Interim Finance Parties) are incorporated into this Clause 25 by reference.

26.	Conduct of Business by the Interim Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Interim Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Interim Finance Party to investigate or claim any credit, relief, remission or repayment available to it or to the extent, order and manner of any claim; or

(c)	except as contemplated by Clause 10.8 (FATCA information) and Clause 10.9 (FATCA Deduction), oblige any Interim Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	Amendments and Waivers

27.1	Required consents

(a)	Subject to Clause 27.2 (Exceptions), any term of the Interim Finance Documents may be amended or waived only with the consent of the Majority Interim Lenders and the Obligors' Agent and any such amendment or waiver will be binding on all Parties.

(b)	The Interim Facility Agent may effect, on behalf of any Interim Finance Party, any amendment or waiver permitted by this Clause 26.

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27.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of Majority Interim Lenders;

(ii)	Clause 5 (Nature of an Interim Finance Party's Rights and Obligations), Clause 18 (Pro Rata Payments) or Clause 24 (Changes to Parties);

(iii)	any change to the Obligors;

(iv)	[reserved];

(v)	the nature or scope of:

(A)	the Interim Security; or

(B)	the manner in which the proceeds of enforcement of the Interim Security are distributed;

(vi)	the release of any guarantee and indemnity granted under any Interim Finance Document or the release of any Interim Security, in each case unless permitted under this Agreement or any other Interim Finance Document;

(vii)	any provision which expressly requires the consent of all of the Interim Lenders;

(viii)	this Clause 27; or

(ix)	paragraph 8 (Change of control) of Part III (Major Events of Default) of Schedule 5 (Major Representations, Undertakings and Events of Default),

shall not be made without the prior consent of all the Interim Lenders.

(b)	An amendment or waiver that has the effect of changing or relates to:

(i)	an extension to the availability periods referred to herein or the date of payment of any amount under any Interim Finance Document;

(ii)	a reduction in the Margin or the amount of any payment to be made under any Interim Finance Document;

(iii)	an increase in or an extension of any Interim Commitment; or

(iv)	a change in currency of payment of any amount under the Interim Finance Documents,

shall only require the consent of each Interim Lender that is participating in that extension, reduction, increase or change.

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(c)	An amendment or waiver which relates to the rights or obligations of the Interim Facility Agent, the Arranger or the Interim Security Agent may not be effected without the consent of the Interim Facility Agent, the Arranger or the Interim Security Agent, as applicable.

(d)	Without prejudice to the Interim Facility Agent's right to seek instruction from the Interim Lenders from time to time, this Agreement and any other Interim Finance Document may be amended solely with the consent of the Interim Facility Agent and the Obligors' Agent without the need to obtain the consent of any other Interim Lender if such amendment is effected in order:

(i)	to correct or cure ambiguities, errors, omissions, defects;

(ii)	to effect administrative changes of a technical or immaterial nature; or

(iii)	to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Interim Finance Document.

27.3	Excluded Commitment

If an Interim Lender does not either accept or reject a request from a Group Company (or the Interim Facility Agent on behalf of that Group Company) for any consent or agreement in relation to a release, waiver or amendment of any provisions of the Interim Finance Documents or other vote of Interim Lenders under the terms of the Interim Finance Documents within ten (10) Business Days (or any other period of time specified by that Group Company but, if shorter than ten (10) Business Days, as agreed by the Interim Facility Agent) of the date of such request being made, then that Interim Lender shall be automatically excluded from participating in that vote and its participations, Interim Commitments and vote (as the case may be) shall not be included (or, as applicable, required) with the Total Interim Commitments or otherwise when ascertaining whether the approval of Majority Interim Lenders, all Interim Lenders, or any other class of Interim Lenders (as applicable) has been obtained with respect to that request for a consent or agreement and its status as an Interim Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Interim Lenders has been obtained to approve the request.

27.4	Disenfranchisement of Restricted Finance Parties

Insofar as any amendment, waiver, determination, declaration, decision (including a decision to accelerate) or direction (each a Relevant Measure) in respect of the Sanctions Provisions concerns, is referred to or otherwise relates to any Sanctions, Sanctioned Country and/or Sanctioned Persons, a Restricted Finance Party may in its absolute discretion (but shall be under no obligation to) notify in writing to the Interim Facility Agent that it does have, in the given circumstances, the benefit of the provision in respect of which the Relevant Measure is sought. The Interim Commitments of each Interim Lender that is a Restricted Finance Party that has not notified the Interim Facility Agent to that effect under this paragraph and the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement and that has not notified the Interim Facility Agent to that effect under this paragraph will be excluded for the purpose of determining whether the consent of the requisite Interim Finance Parties to approve such Relevant Measure has been obtained or whether the Relevant Measure by the requisite Interim Finance Parties has been made.

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28.	Miscellaneous

28.1	Partial invalidity

If any provision of the Interim Finance Documents is or becomes illegal, invalid or unenforceable in any jurisdiction that shall not affect the legality, validity or enforceability in that jurisdiction of any other term of the Interim Finance Documents or the legality, validity or enforceability in other jurisdictions of that or any other term of the Interim Finance Documents.

28.2	Counterparts

This Agreement may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery.

28.3	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Interim Finance Party, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

28.4	Complete agreement

The Interim Finance Documents contain the complete agreement between the Parties on the matters to which they relate and may not be amended except in accordance with their terms.

28.5	No representations by Interim Finance Parties

No Interim Finance Party is liable to any Obligor for any representation or warranty that is not set out in the Interim Finance Documents, except for one made fraudulently by such Interim Finance Party.

28.6	Third party rights

(a)	Unless expressly provided to the contrary in an Interim Finance Document, a person who is not a party to an Interim Finance Document may not rely on or enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of any Interim Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

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29.	Governing Law

This Agreement (and any non-contractual obligations arising out of or in relation to this Agreement), and any dispute or proceeding (whether contractual or non-contractual) arising out of or relating to this Agreement, shall be governed by English law.

30.	Jurisdiction

30.1	Submission to jurisdiction

Each of the Parties agrees that the courts of England have exclusive jurisdiction to hear, decide and settle any dispute or proceedings arising out of or relating to this Agreement (including as to existence, validity or termination) (each a Dispute) and for the purpose of enforcement or any judgment against its assets, each Party irrevocably submits to the jurisdiction of the English courts.

30.2	Forum

Each of the Parties:

(a)	agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and waive any objection to the courts of England on grounds of inconvenient forum or otherwise; and

(b)	agrees that a judgment or order of an English court in connection with a Dispute is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

30.3	Specific performance

Each Interim Finance Party acknowledges and agrees that:

(a)	each Obligor may be irreparably harmed by a breach of any term of the Interim Finance Documents and damages may not be an adequate remedy; and

(b)	each Obligor may be granted an injunction or specific performance for any threatened or actual breach of any term of the Interim Finance Documents.

30.4	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Bidco as its agent for service of process in relation to any proceedings before the English courts in connection with any Interim Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

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(b)	If any person appointed as agent for service of process is unable for any reason to act as agent for service of process, the Obligors' Agent (on behalf of all the Obligors) must promptly (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Interim Facility Agent (acting reasonably and in good faith). Failing this, the Interim Facility Agent may appoint another agent for this purpose.

30.5	Bail-in

(a)	Notwithstanding any other term of any Interim Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Interim Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(i)	any Bail-In Action in relation to any such liability, including (without limitation):

(A)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(B)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(C)	a cancellation of any such liability; and

(ii)	a variation of any term of any Interim Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

(b)	For the purposes of this Clause 30.5:

Article 55 BRR means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(i)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(ii)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

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(iii)	in relation to the United Kingdom, the UK Bail-in Legislation.

EEA Member Country means any Member State, Iceland, Liechtenstein and Norway.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Write-down and Conversion Powers means:

(i)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(ii)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(A)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(B)	any similar or analogous powers under that Bail-In Legislation; and

(iii)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

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This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1
Definitions and Interpretation

Part I
Definitions

ABL Credit Agreement means the credit agreement dated 30 December 2021 and made between, among others, Viavi Solutions, Inc. and Wells Fargo Bank, National Association, as administrative agent (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time).

Acceleration Notice has the meaning given to that term in paragraph (a)(ii) of Clause 7.1 (Repayment).

Acceptance Condition means, in relation to an Offer, a condition such that the Offer may not be declared unconditional as to acceptances until the Company has received acceptances in respect of a certain percentage or number of Target Shares.

Acquisition means an acquisition of Target Shares by Bidco pursuant to a Scheme and/or Offer and, if applicable, a Squeeze-Out or any other acquisition of shares in the Target (together with any other payments in connection with, related to or in lieu of such acquisition, including any contribution and/or transfer of Target Shares to Bidco).

Acquisition Documents means the Scheme Documents and/or the Offer Documents and any other document or agreement designated in writing as an Acquisition Document by the Obligors’ Agent and the Interim Facility Agent.

Affiliate means:

(a)	in relation to any person other than an Interim Finance Party, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company;

(b)	in relation to any Interim Finance Party other than a fund, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that Interim Finance Party; or

(c)	in relation to any Interim Finance Party which is a fund, any other fund which is advised or managed by the same investment adviser or an Affiliate of that investment adviser.

Agent means the Interim Facility Agent or the Interim Security Agent, as the context requires and Agents means both of them taken together.

Announcement means any press release made by or on behalf of Bidco announcing a firm intention to implement a Scheme or, as the case may be, make an Offer, in each case in accordance with Rule 2.7 of the City Code.

Anti-Corruption Laws means all laws of any jurisdiction applicable to an Obligor from time to time concerning or relating to anti-bribery, anti-money laundering or anti-corruption (including the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977).

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Applicable Securities Laws means the City Code, the Companies Act 2006, the London Stock Exchange, any other applicable stock exchange and/or any other applicable law, rule, regulation and/or other such requirements.

Assignment Agreement means an agreement substantially in the form set out in Schedule 8 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

Available Interim Revolving Facility Commitment means, in relation to the Interim Revolving Facility, an Interim Revolving Facility Lender's Interim Revolving Facility Commitment minus (subject to the provisions below):

(a)	the Base Currency Amount of its participation in any outstanding Interim Utilisations under that Interim Revolving Facility; and

(b)	in relation to any proposed Interim Utilisation under that Interim Revolving Facility, the Base Currency Amount of its participation in any other Interim Utilisations that are due to be made under that Interim Revolving Facility on or before the proposed Drawdown Date.

For the purposes of calculating a Lender's Available Interim Revolving Facility Commitment in relation to any proposed Interim Utilisation under the Interim Revolving Facility only, an Interim Revolving Facility Lender's participation in any Interim Utilisations that are due to be repaid or prepaid on or before the proposed Drawdown Date shall not be deducted from that Interim Revolving Facility Lender's Interim Revolving Facility Commitment.

Bank Guarantee means:

(a)	a letter of credit, substantially in the form set out in Schedule 10 (Form of Bank Guarantee) or in any other form requested by an Obligor and consented to by the Issuing Bank in respect of that Bank Guarantee (such consent not to be unreasonably withheld or delayed); or

(b)	any other guarantee, bond, indemnity, letter of credit, documentary or like credit or any other instrument of suretyship or payment, issued, undertaken or made by the relevant Issuing Bank in a form requested by an Obligor and consented to by the Issuing Bank in respect of such Bank Guarantee (such consent not to be unreasonably withheld or delayed).

Bank Guarantee Request means a signed notice requesting a Bank Guarantee substantially in the form set out in Part II (Bank Guarantee Request) of Schedule 2 (Form of Drawdown Request).

Bank Levy means any amount payable by any Interim Lender or any of its Affiliates on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof, including the UK bank levy as set out in the Finance Act 2011 (as amended), the French taxe bancaire de risque systémique as set out in Article 235 ter ZE of the French Code Général des impôts, the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out by Article 235 ter ZE bis of the French Code Général des impôts, the German bank levy as set out in the German Restructuring Fund Act 2010 (Restrukturierungsfondsgesetz) (as amended), the Dutch bankenbelasting as set out in the bank levy act (Wet bankenbelasting), the Swedish bank levy as set out in the Swedish Act on State Support to Credit Institutions (Sw. lag (2008:814) (lag om statligt stöd till kreditinstitut), the Spanish bank levy (Impuesto sobre los Depósitos en las Entidades de Crédito) as set out in the Law 16/2012 of 27 December 2012 and/or any other levy or tax in any jurisdiction levied on a similar basis or for a similar purpose or any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism established by EU Regulation 806/2014 of 15 July 2014.

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Base Currency means US Dollars.

Base Currency Amount means, in relation to any Interim Utilisation for any amount in the Base Currency, the amount specified in the Drawdown Request or, as applicable, Bank Guarantee Request for that Interim Utilisation (or, if the amount requested is an Interim Revolving Facility Utilisation that is not denominated in the Base Currency, that amount converted into the Base Currency at the Interim Facility Agent's Spot Rate of Exchange on the date which is three (3) Business Days before the Drawdown Date or, if later, on the date the Interim Facility Agent receives the Drawdown Request or, as applicable, Bank Guarantee Request), as adjusted to reflect any repayment or prepayment under this Agreement.

Base Rate means, in relation to any Term Rate Loan (other than a USD Term Rate Loan) denominated in any currency other than Euro or a Compounded Rate Currency:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Term Rate Loan) the Interpolated Screen Rate for that Term Rate Loan; or

(c)	if:

(i)	no Screen Rate is available for the Interest Period of that Term Rate Loan; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Term Rate Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the offering of deposits in the currency of that Term Rate Loan for a period equal in length to the Interest Period of that Term Rate Loan (provided that, if that rate is less than zero, the Base Rate shall be deemed to be zero).

Notwithstanding anything to the contrary, the Interim Facility Agent may (with the prior written consent of the Company) specify another page, service or method for determining the Base Rate for any currency for the purposes of the Interim Finance Documents (including, for the avoidance of doubt, any alternative benchmark, base rate or reference rate which may be available in relation to that currency at the relevant time).

Bidco means Viavi Solutions Acquisitions Limited, a limited company incorporated under the laws of England and Wales with company number 15521962.

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Break Costs means:

(a)	in respect of a Term Rate Loan (other than a USD Term Rate Loan), the amount (if any) by which:

(i)	the interest (excluding the portion reflecting the applicable Margin and any EURIBOR, Base Rate or other base rate floor) which an Interim Lender should have received for the period from the date of receipt of all or any part of its participation in an Interim Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Interim Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii)	the amount which that Interim Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; and

(b)	in respect of a Compounded Rate Loan or a USD Term Rate Loan, zero.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York City, New York and:

(a)	(in relation to any date for payment or purchase of a currency other than Euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of Euro) any TARGET Day.

provided that for the purposes of any Interim Utilisation Date of the Interim Facilities and the calculation of the periods in connection with the Certain Funds Period, "Business Day" shall, at the Company's option in relation to any determination of Business Days, have the same meaning as in any Acquisition Document.

Certain Funds Period means the period from (and including) the date of this Agreement to (and including) 11:59 p.m. (in London) on the earliest to occur of:

(a)	if the Acquisition is intended to be completed pursuant to a Scheme, the date on which the Scheme lapses (including, subject to exhausting any rights of appeal, if a relevant court refuses to sanction the Scheme) or is withdrawn in writing in accordance with its terms (other than (i) where such lapse or withdrawal is as a result of the exercise of the Company’s right to effect a switch from the Scheme to an Offer or (ii) it is otherwise to be followed within twenty (20) Business Days by an Announcement by the Company to implement the Acquisition by a different offer or scheme (as applicable));

(b)	if the Acquisition is intended to be completed pursuant to an Offer, the date upon which the Offer lapses, terminates or is withdrawn in writing in accordance with its terms (other than (i) where such lapse or withdrawal is as a result of the exercise of the Company’s right to effect a switch from the Offer to a Scheme or (ii) it is otherwise to be followed within twenty (20) Business Days by an Announcement by the Company to implement the Acquisition by a different offer or scheme (as applicable));

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(c)	the date falling eighteen (18) months after the date of the first Announcement (the Commitment Long Stop Date) provided that, (i) if the conditions to the Offer or Scheme (as applicable) relating to regulatory or relevant government clearance or approvals have not been satisfied and/or waived by the Company and (ii) the Scheme Effective Date has not occurred or (as applicable) the Offer has not been declared unconditional, in each case, by such eighteen (18) month date, the Commitment Long Stop Date shall be automatically extended (such extension being a Commitment Long Stop Date Extension) to the date that is twenty (20) months after the date of the first Announcement and provided further that, if the Scheme Effective Date occurs or (as applicable) the Offer is declared unconditional, in each case, on any date (the Relevant Date) that is less than fourteen (14) days prior to the Commitment Long Stop Date (including as extended pursuant to a Commitment Long Stop Date Extension), the Commitment Long Stop Date shall be automatically extended to the fourteenth (14th) day following such Relevant Date;

(d)	the date on which Interim Facility B has been utilised in full or the Interim Facility B Commitments have been cancelled in full and all of the consideration payable under the Acquisition in respect of the Target Shares has been paid in full; and

(e)	if the first Announcement has not been released by such time, ten (10) Business Days following the date of this Agreement.

Change of Control means the occurrence of any of the events or circumstances described in paragraph 8 (Change of control) of Part III (Major Events of Default) of Schedule 5 (Major Representations, Undertakings and Events of Default).

Change of Law means any change which occurs after the date of this Agreement or, if later, after the date on which the relevant Interim Lender became an Interim Lender pursuant to this Agreement (as applicable) in any law, regulation or treaty (or in the published interpretation, administration or application of any law, regulation or treaty) or any published practice or published concession of any relevant tax authority other than:

(a)	any change that occurs pursuant to, or in connection with the adoption, ratification, approval or acceptance of, the MLI in or by any jurisdiction; or

(b)	any change arising in consequence of, or in connection with, the United Kingdom ceasing to be a member state of the European Union.

Charged Property means all the assets of the Group which, from time to time, are expressed to be the subject of the Interim Security.

City Code means the UK City Code on Takeovers and Mergers as administered by the Panel (as may be amended from time to time).

Commitment Letter means a letter dated on the date of this Agreement between the Arranger, the Original Interim Lender and the Company setting out the terms and conditions pursuant to which the Arranger agrees to arrange and the Original Interim Lender agrees to underwrite certain facilities in connection with any Acquisition and appending the schedules thereto (including the agreed form Term Sheet).

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Compounded Rate Currency means any Rate Switch Currency in respect of which the Rate Switch Date has occurred.

Compounded Rate Loan means any Interim Loan or, if applicable, Unpaid Sum which is denominated in a Compounded Rate Currency which is, or becomes, a “Compounded Rate Loan” pursuant to Clause 8.2 (Change of Reference Rate).

Compounded Rate Supplement means, in relation to any currency, a document which:

(a)	is designated in writing by the Company as a Compounded Rate Supplement in respect of that currency;

(b)	specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms;

(c)	has been made available to the Interim Facility Agent and each existing Interim Lender with an Interim Commitment denominated (or which may be utilised) in such currency; and

(d)	has not been rejected (by 5.00 p.m. London time on the date falling 5 Business Days (or any other period of time expressly notified for this purpose by the Company, with the prior agreement of the Interim Facility Agent (acting reasonably) if the period for this provision to operate is less than 5 Business Days) after the date of such document being made available to the Interim Facility Agent) by an Interim Lender or Interim Lenders whose Interim Commitments aggregate 66.66 per cent. or more of the Interim Commitments denominated (or which may be utilised) in such currency at that time.

Compounded Rate Terms means in relation to:

(a)	a currency;

(b)	an Interim Loan in that currency;

(c)	an Interest Period for such an Interim Loan (or other period for the accrual of commission or fees in respect of that currency); or

(d)	any term of this Agreement relating to the determination of a rate of interest in relation to such an Interim Loan,

(e)	the terms set out for that currency in Schedule 12 (Compounded Rate Terms) or in any Compounded Rate Supplement.

Compounded Reference Rate means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a)	the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b)	the applicable Credit Adjustment Spread (if any).

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Compounding Methodology Supplement means, in relation to the Daily Non-Cumulative Compounded RFR Rate for any currency, a document which:

(a)	is designated in writing by the Company as a Compounding Methodology Supplement in respect of that currency;

(b)	specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms;

(c)	has been made available to the Interim Facility Agent and each existing Interim Lender with an Interim Commitment denominated (or which may be utilised) in such currency; and

(d)	has not been rejected (by 5.00 p.m. London time on the date falling 5 Business Days (or any other period of time expressly notified for this purpose by the Company, with the prior agreement of the Interim Facility Agent (acting reasonably) if the period for this provision to operate is less than 5 Business Days) after the date of such document being made available to the Interim Facility Agent) by an Interim Lender or Interim Lenders whose Interim Commitments aggregate 66.66 per cent. or more of the Interim Commitments denominated (or which may be utilised) in such currency at that time.

Confidentiality Undertaking means a confidentiality undertaking agreeing to keep the Interim Finance Documents or other documents or information confidential, on which the Obligors' Agent is able to rely and which is either (i) in the form most recently published by the Loan Market Association or (ii) otherwise in form and substance satisfactory to the Obligors' Agent.

Court Order means the order of the High Court sanctioning the Scheme.

Credit Adjustment Spread means, in respect of any Compounded Rate Loan, any rate which is either:

(a)	specified as such in the applicable Compounded Rate Terms; or

(b)	determined by the Interim Facility Agent (or any other person which is appointed by the Company to determine that rate in place of the Interim Facility Agent from time to time, in each case with the consent of that person) in accordance with the methodology specified in the applicable Compounded Rate Terms.

Daily Non-Cumulative Compounded RFR Rate means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Interim Facility Agent (or any other person which is appointed by the Company to determine that rate in place of the Interim Facility Agent from time to time, in each case with the consent of that person) in accordance with the methodology set out in Schedule 13 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

Daily Rate means the rate specified as such in the applicable Compounded Rate Terms.

Defaulting Lender has the meaning given to that term in Part V (Definitions) of Schedule 6 (Impairment and Replacement of Interim Finance Parties).

Delegate means any delegate, agent, attorney or co-trustee appointed by the Interim Security Agent.

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Domestic Lender means, in relation to any Obligor, an Interim Lender that is lending through a Facility Office in, and is resident for tax purposes in, the Obligor’s Tax Jurisdiction, provided that interest payments received (or, as the case may be, receivable) through such Facility Office are included within the taxable profits of that Facility Office for the purpose of calculating that Interim Lender’s taxable income in such jurisdiction.

Drawdown Date means the date of an Interim Utilisation, being the date on which the relevant Interim Loan is to be made or the relevant Bank Guarantee is to be issued.

Drawdown Request means a signed notice requesting an Interim Utilisation in the form set out in Part I (Loan Request) of Schedule 2 (Form of Drawdown Request).

Equity Contribution means:

(a)	any investment in cash or in kind in the form of equity (including share capital) (including by way of the contribution of the proceeds of any Holdco Financing or other proceeds) in, or other capital contributions (including by way of premium and/or contribution to capital reserves) to, the Company; and/or

(b)	the Subordinated Shareholder Liabilities.

EURIBOR means, in relation to any Term Rate Loan denominated in Euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Interim Loan or Unpaid Sum) the Interpolated Screen Rate for that Interim Loan or Unpaid Sum; or

(c)	if:

(i)	no Screen Rate is available for the Interest Period of that Interim Loan or Unpaid Sum; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Interim Loan or Unpaid Sum,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the offering of deposits in Euro for a period equal in length to the Interest Period of the relevant Interim Loan or Unpaid Sum (provided that, if that rate is less than zero, EURIBOR shall be deemed to be zero). Notwithstanding anything to the contrary, the Interim Facility Agent may (with the prior written consent of the Company) specify another page, service or method for determining EURIBOR for the purposes of the Interim Finance Documents (including, for the avoidance of doubt, any alternative benchmark, base rate or reference rate which may be available at the relevant time).

Existing Interim Lender has the meaning given to that term in paragraph (a) of Clause 24.2 (Transfers by Interim Lenders).

Expiry Date means, for a Bank Guarantee, the last day of its Term.

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Facilities has the meaning given to that term in the Commitment Letter.

Facility B has the meaning given to the term “Initial Term Loan Facility” in the Commitment Letter.

Facility Office means the office or offices through which an Interim Lender or the Issuing Bank will perform its obligations under the Interim Facility as notified to the Interim Facility Agent in writing on or before the date it becomes an Interim Lender or the Issuing Bank (or, following that date, by not less than five (5) Business Days' notice).

FATCA means:

(a)	Sections 1471 through 1474 of the US Code or any associated regulations or other official guidance (or any amended or successor version that is substantially comparable);

(b)	any treaty, law, regulation or other official guidance enacted in any jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of anything mentioned in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of anything mentioned in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a ''withholdable payment'' described in section 1473(1)(A)(i) of the US Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a ''withholdable payment" described in section 1473(1)(A)(ii) of the US Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), the first date from which such payment may become subject to a deduction or withholding required by FATCA; or

(c)	in relation to a ''passthru payment'' described in section 1471(d)(7) of the US Code not falling within paragraphs (a) or (b) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under an Interim Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means the Fee Letter (as defined in the Commitment Letter) and/or the Interim Fee Letter, as the context requires.

Financial Adviser means Wells Fargo Securities International Limited.

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Fraudulent Transfer Law means any applicable US Bankruptcy Code or any applicable US state fraudulent transfer or conveyance law.

Group means the Company and each of its Subsidiaries from time to time.

Group Company means a member of the Group.

High Court means the High Court of Justice of England and Wales.

Holdco Financing means any debt or equity financing (howsoever borrowed, incurred or provided) provided to any Holding Company of the Company by any person, including any vendor, shareholder of the Target (or their Affiliates) or third party financing.

Holding Company means in relation to any person, any other body corporate or other entity of which it is a Subsidiary.

Interest Period has the meaning given to that term in paragraph (a) of Clause 8.3 (Payment of interest).

Interim Agency Fee Letter means the fee letter dated on or about the date of this Agreement between the Company, the Interim Facility Agent and/or the Interim Security Agent.

Interim Cash Flow Facility has the meaning given to that term in the Interim Fee Letter.

Interim Closing Date means the first date upon which Interim Facility B is drawn in order to complete any Acquisition.

Interim Commitment means an Interim Facility B Commitment and/or an Interim Revolving Facility Commitment.

Interim Facility means Interim Facility B and/or the Interim Revolving Facility.

Interim Facility Agent's Spot Rate of Exchange means the Interim Facility Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on a particular day.

Interim Facility B has the meaning given to that term in paragraph (a) of Clause 2.1 (The Interim Facilities).

Interim Facility B Commitment means:

(a)	in relation to each Original Interim Lender, the amount of Interim Facility B set opposite its name under the heading "Interim Facility B Commitment" in Schedule 11 (The Original Interim Lenders) and the amount of any other Interim Facility B Commitment transferred to it pursuant to Clause 24 (Changes to Parties) or assumed by it in accordance with Clause 25 (Impairment and Replacement of Interim Finance Parties) and paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties); and

(b)	in respect of any other Interim Lender, the amount transferred to it in respect of Interim Facility B pursuant to Clause 24 (Changes to Parties) or assumed by it in accordance with Clause 25 (Impairment and Replacement of Interim Finance Parties) and paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties),

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to the extent not cancelled, reduced or transferred by it under this Agreement.

Interim Facility B Loan means the principal amount of the borrowing under Interim Facility B or the principal amount outstanding of that borrowing at any time.

Interim Fee Letter means the fee letter(s) dated on or about the date of this Agreement between the Company, the Arranger and the Original Interim Lenders.

Interim Finance Documents means each of this Agreement, the Interim Agency Fee Letter, the Fee Letter, the Interim Security Documents, each Bank Guarantee, each Drawdown Request and any other document designated as such in writing by the Interim Facility Agent and the Obligors' Agent.

Interim Finance Parties means the Interim Lenders, the Arranger, any Issuing Bank, the Interim Facility Agent and the Interim Security Agent.

Interim Lender means:

(a)	an Original Interim Lender; and

(b)	any other bank or financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or other person which has become a Party as an Interim Lender pursuant to Clause 24 (Changes to Parties) or paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties),

which, in each case, has not ceased to be an Interim Lender in accordance with the terms of this Agreement.

Interim Liabilities means all liabilities owed by the Obligors to the Interim Finance Parties under the Interim Finance Documents.

Interim Loan means an Interim Facility B Loan or an Interim Revolving Facility Loan.

Interim Revolving Facility has the meaning given to that term in paragraph (b) of Clause 2.1 (The Interim Facilities).

Interim Revolving Facility Availability Period means the period from and including the Interim Closing Date to and including the Termination Date.

Interim Revolving Facility Commitment means:

(a)	in relation to each Original Interim Lender, the amount of the Interim Revolving Facility set opposite its name under the heading ''Interim Revolving Facility Commitment'' in Schedule 11 (The Original Interim Lenders) and the amount of any other Interim Revolving Facility Commitment transferred to it pursuant to Clause 24 (Changes to Parties) or assumed by it in accordance with Clause 25 (Impairment and Replacement of Interim Finance Parties) and paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties); and

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(b)	in respect of any other Interim Lender, the amount transferred to it in respect of the Interim Revolving Facility pursuant to Clause 24 (Changes to Parties) or assumed by it in accordance with Clause 25 (Impairment and Replacement of Interim Finance Parties) and paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties),

to the extent not cancelled, reduced or transferred by it under this Agreement.

Interim Revolving Facility Lender means any Interim Lender who makes available an Interim Revolving Facility Commitment or an Interim Revolving Facility Loan.

Interim Revolving Facility Loan means the principal amount of each borrowing under the Interim Revolving Facility or the principal amount outstanding of that borrowing at any time.

Interim Revolving Facility Utilisation means an Interim Revolving Facility Loan and/or a Bank Guarantee, in each case, as the context requires.

Interim Security means the Security Interests created or expressed to be created in favour of the Interim Security Agent pursuant to the Interim Security Documents.

Interim Security Document means any document required to be delivered to the Interim Facility Agent under sub-paragraph (c) of paragraph 2 (Interim Finance Documents) of Schedule 3 (Conditions Precedent).

Interim Term Loan Facility has the meaning given to that term in the Interim Fee Letter.

Interim Term Loan Facility Commitments has the meaning given to that term in the Interim Fee Letter.

Interim Utilisation means an Interim Loan and/or a Bank Guarantee, in each case, as the context requires.

Interim Utilisation Date means the date on which an Interim Utilisation is made.

Interpolated Screen Rate in relation to EURIBOR or, as the case may be, the applicable Base Rate for any Term Rate Loan (other than a USD Term Rate Loan), the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Interim Loan or Unpaid Sum; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Interim Loan,

each as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Interim Loan.

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Issuing Bank means any person which agrees to act as an issuing bank in respect of the issue of a Bank Guarantee in accordance with Schedule 9 (Bank Guarantees).

Long-term Financing Agreements means, collectively, the facilities agreements, indentures, trust deeds or other agreements and/or instruments to be entered into for the purpose of refinancing the Interim Facilities including as the case may be the Facilities.

Major Event of Default means an event or circumstance set out in Part III (Major Events of Default) of Schedule 5 (Major Representations, Undertakings and Events of Default), in each case:

(i)	with respect to the Company and Bidco only (and for the avoidance of doubt not with respect to the Target Group or any other Group Company) and excluding any procurement obligation with respect to the Target Group or any other Group Company;

(ii)	in so far as it relates to any Interim Security Documents, such references to an Interim Security Document shall be deemed not to include an Interim Security Document which relates to security over material bank accounts and/or intra-Group receivables; and

(iii)	in so far as it relates to any Interim Finance Document, such references to an Interim Finance Document shall be deemed not to include a Bank Guarantee.

Major Representation means a representation set out in Part I (Major Representations) of Schedule 5 (Major Representations, Undertakings and Events of Default), in each case:

(i)	with respect to the Company and Bidco only (and for the avoidance of doubt not with respect to the Target Group or any other Group Company) and excluding any procurement obligation with respect to the Target Group or any other Group Company;

(ii)	in so far as it relates to any Interim Security Documents, such references to an Interim Security Document shall be deemed not to include an Interim Security Document which relates to security over material bank accounts and/or intra-Group receivables; and

(iii)	in so far as it relates to any Interim Finance Document, such references to an Interim Finance Document shall be deemed not to include a Bank Guarantee.

Major Undertaking means an undertaking set out in Part II (Major Undertakings) of Schedule 5 (Major Representations, Undertakings and Events of Default), in each case:

(i)	with respect to the Company and Bidco only (and for the avoidance of doubt not with respect to the Target Group or any other Group Company) and excluding any procurement obligation with respect to the Target Group or any other Group Company;

(ii)	in so far as it relates to any Interim Security Documents, such references to an Interim Security Document shall be deemed not to include an Interim Security Document which relates to security over material bank accounts and/or intra-Group receivables; and

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(iii)	in so far as it relates to any Interim Finance Document, such references to an Interim Finance Document shall be deemed not to include a Bank Guarantee.

Majority Interim Lenders means, at any time, Interim Lenders:

(a)	whose Interim Commitments then aggregate greater than 50 per cent. (or, for the purposes of paragraph (b) of Clause 7.1 (Repayment), 66 2/3 per cent.) of the Total Interim Commitments; or

(b)	if the Total Interim Commitments have then been reduced to zero, whose Interim Commitments aggregated greater than 50 per cent. (or, for the purposes of paragraph (b) of Clause 7.1 (Repayment), 66 2/3 per cent.) of the Total Interim Commitments immediately before that reduction.

Management means any members of management and/or employees of any member of the Group (for this purpose including any person who was a member of management or an employee when acquiring an interest) or any former member of management and/or any other person directly or indirectly holding any interest pursuant to a management investment plan, management equity plan, incentive scheme or similar arrangement.

Margin means:

(a)	in relation to the Interim Term Loan Facility, 3.75 per cent. per annum;

(b)	in relation to the Interim Cash Flow Facility, 3.50 per cent. per annum; and

(c)	in relation to the Interim Revolving Facility, 3.50 per cent. per annum.

Material Adverse Effect means any event or circumstance which (after taking account of all relevant mitigating factors or circumstances (including, any warranty, indemnity, insurance or other resources available to the Group or right of recourse against any third party with respect to the relevant event or circumstance and any anticipated additional investment in the Group)) has a material adverse effect on the consolidated business, assets or financial condition of the Group (taken as a whole) such that the Group (taken as a whole) would be reasonably likely to be unable to perform its payment obligations under the Interim Finance Documents in respect of principal amounts due and payable thereunder and is not remedied within twenty (20) Business Days of the Company being given written notice of the issue by the Interim Facility Agent.

Member State means a member state of the European Union.

Minimum Acceptance Condition means, in relation to an Offer, an Acceptance Condition of not less than seventy five (75) per cent. of the voting rights exercisable at a general meeting of the Target (at the time the Offer becomes or is declared unconditional as to acceptances) plus one Target Share, including for this purpose any voting rights attaching to Target Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription rights or conversion rights or otherwise.

MLI means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016.

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New Interim Lender has the meaning given to that term in paragraph (a) of Clause 24.2 (Transfers by Interim Lenders).

Non-Cooperative Jurisdiction means:

(a)	a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time;

(b)	a "non-cooperative state or territory or a low tax jurisdiction" as set out in the list referred to in article 2a of the Dutch regulation covering low tax and non-cooperative jurisdictions (Regeling laagbelastende staten en niet-coöperatieve rechtsgebieden voor belastingdoeleinden), as such list may be amended from time to time;

(c)	a non-cooperative state or territory as set out in the list included in the European Union list of non-cooperative jurisdictions for tax purposes adopted by the European Council on 14 February 2023, as such list may be amended from time to time;

(d)	a non-cooperative state or territory as defined in the German Defense Against Tax Haven Act (Steueroasen-Abwehrgesetz) as of June 25, 2021;

(e)	a non-cooperative state, territory or jurisdiction as currently set out in Royal Decree 1080/1991, of 5 July and modified by Spanish Order HFP/115/2023, of 9 February 2023;

(f)	any state, territory or jurisdiction on the European Union list of non-cooperative jurisdictions for tax purposes as maintained by the European Council; and

(g)	any other state, territory or jurisdiction which is notified to the Interim Facility Agent by the Company in writing as a state, territory or jurisdiction to be treated as a “Non-Cooperative Jurisdiction" for the purposes of this Agreement as a result of the introduction of any similar or equivalent legislation from time to time.

Non-Cooperative Jurisdiction Lender means an Interim Lender incorporated, domiciled, established, resident, located or having its place of management or its Facility Office in a Non-Cooperative Jurisdiction.

Noteholder has the meaning given to the term “Convertible Notes Investor” in the Commitment Letter.

Noteholder Document means any document creating Noteholder Liabilities.

Noteholder Liabilities means any note, security or other indebtedness owed by an Obligor to any Noteholder in connection with its Notes Investment from time to time.

Notes Investment has the meaning given to the term “Convertible Notes Investment” in the Commitment Letter.

Obligors means the Borrower and the Guarantors.

Obligors' Agent means the Company or such other person appointed to act on behalf of each Obligor in relation to the Interim Finance Documents pursuant to Clause 4 (Obligors' Agent).

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OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

Offer means a takeover offer (as defined in section 974 of the Act) by Bidco in accordance with the City Code to acquire all of the Target Shares that are subject to that takeover offer (within the meaning of Section 975 of the Companies Act 2006) pursuant to the Offer Documents.

Offer Document means an offer document dispatched by or on behalf of Bidco to shareholders of the Target setting out the terms and conditions of an Offer, including any revised offer document.

Panel means the UK Panel on Takeovers and Mergers.

Participating Member State means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Perfection Requirements means the making or the procuring of any appropriate registration, filing, recordings, enrolments, registrations, notations in stock registries, notarisations, notifications, endorsements and/or stampings of the Interim Security Documents and/or the Security Interests created thereunder.

Permitted Payment means any payment:

(a)	to enable a Holding Company of an Obligor to:

(i)	pay Taxes, duties or similar amounts for which it is liable;

(ii)	pay fees, expenses and other costs incurred in acting as, or maintaining its existence as, a holding company or arising by operation of law or in the ordinary course of administration of its business; and

(iii)	meet substance requirements for Tax purposes;

(b)	constituting the repayment or prepayment of liabilities under the Interim Finance Documents;

(c)	to refinance directly or indirectly from the proceeds of an Interim Utilisation any amounts paid from the proceeds of any Equity Contribution or Noteholder Liabilities in connection with any Acquisition;

(d)	for the purpose of funding transaction costs incurred in connection with the Acquisition, the Interim Facilities and/or the Long-term Financing Agreements (including any such costs incurred by a Holding Company of the Company and recharged to a Group Company); and/or

(e)	set out in or contemplated by a Permitted Transaction.

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Permitted Tax Distribution means, if and for so long as the Company is a member of a fiscal unity (whether resulting from a domination and profit or loss pooling agreement or otherwise) with any Holding Company, any dividends, intercompany loans, other intercompany balances or other distributions to fund any income Taxes for which such Holding Company is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis calculated as if the Company and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

Permitted Transaction means:

(a)	any step, merger, circumstance or transaction contemplated by or relating to the Transaction Documents or the Long-term Financing Agreements (or other refinancing of the Interim Facilities) (and related documentation);

(b)	any step, circumstance or transaction which is mandatorily required by law (including arising under an order of attachment or injunction or similar legal process);

(c)	any step, circumstance or transaction permitted or contemplated by any Major Undertaking (which, for the avoidance of doubt, in each case will thereby be a Permitted Transaction for all Major Undertakings);

(d)	any transfer of the shares in, or issue of shares by, any Obligor or any step, action or transaction including share issue or acquisition or consumption of debt, for the purpose of creating the group structure for the Acquisition, including inserting another legal entity directly above or below any Obligor, and including in connection therewith, provided that, after completion of such steps, no Change of Control shall have occurred;

(e)	any Permitted Tax Distribution;

(f)	any action to be taken by a member of the Group required as a condition to any step or action in respect of the Acquisition by any Relevant Regulator or to comply with any Applicable Securities Laws;

(g)	any transaction to which the Interim Facility Agent (acting on the instructions of the Majority Interim Lenders) shall have given prior written consent;

(h)	any transaction, step or matter entered into or to be entered into in the ordinary course of business of the Company and/or any of its Subsidiaries; and

(i)	any action to be taken by a member of the Group that, in the reasonable opinion of the Obligors' Agent, is necessary to implement or complete any Acquisition or has arisen as part of the negotiations with any shareholders of the Target Group, senior management of the Target Group, any Relevant Regulator or any anti-trust authority, regulatory authority, pensions trustee, pensions insurer, works council or trade union (or any similar or equivalent person to any of the foregoing in any jurisdiction).

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Qualifying Interim Lender means, for the purposes of an Interim Loan, an Interim Lender which is beneficially entitled to interest payable by the relevant Obligor to that Interim Lender and is:

(a)	a Domestic Lender and to which, lending through a Facility Office in the Relevant Jurisdiction is able to receive such interest payments and other amounts in respect of the Interim Facility from the relevant Obligor without any Tax Deduction other than pursuant to a Treaty; or

(b)	a Treaty Interim Lender.

Quotation Day means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Sterling) the first day of that period;

(b)	(if the currency is US Dollars) two (2) US Government Securities Business Days before the first day of that period; or

(c)	(if the currency is Euro or any other currency than Sterling or US Dollars) 2 Business Days before the first day of that period,

unless, in the case of a Quotation Day market practice differs in the Relevant Market for a currency, in which case the Quotation Day for that currency will be determined by the Interim Facility Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given in the Relevant Market on more than one day, the Quotation Day will be the last of those days).

Rate Switch Currency means any currency for which there are Compounded Rate Terms.

Rate Switch Date means, in relation to a Rate Switch Currency, the date notified in writing by the Company to the Interim Facility Agent to be the Rate Switch Date for that Rate Switch Currency, provided that:

(a)	in relation to a Rate Switch Currency (other than a Rate Switch Currency referred to in (b) or (c) below), such date shall occur on or prior to any Rate Switch Trigger Event Date for that Rate Switch Currency;

(b)	in relation to a currency which becomes a Rate Switch Currency after the date of this Agreement and for which there is a date specified as the “Rate Switch Date” in the Compounded Rate Terms for that currency, such date shall occur on or prior to that specified date; and

(c)	the Rate Switch Date in respect of Sterling and US Dollars shall be the date of this Agreement.

Rate Switch Trigger Event means in relation to any Rate Switch Currency and the Screen Rate for the Term Reference Rate applicable to Interim Loans in that Rate Switch Currency:

(a)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent or information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

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(b)	the administrator of that Screen Rate publicly announces that it has ceased, or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(c)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(d)	the administrator of that Screen Rate or its supervisor publicly announces that such Screen Rate may no longer be used.

Rate Switch Trigger Event Date means, following the occurrence of a Rate Switch Trigger Event in relation to a Rate Switch Currency, the date on which the relevant Screen Rate for that Rate Switch Currency ceases to be published or otherwise becomes unavailable.

Receiver means a receiver, receiver and manager or administrative receiver of the whole or any part of the Charged Property.

Reference Banks means the principal London offices of such banks or financial institutions as may be appointed by the Interim Facility Agent after consultation with the Obligors' Agent and which consents to its appointment.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Interim Facility Agent at its request by the Reference Banks:

(a)	in relation to any Base Rate, as the rate at which the relevant Reference Bank could borrow funds in the relevant interbank market; or

(b)	in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market,

(c)	in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

Reference Rate means the Compounded Reference Rate and/or the Term Reference Rate, as the context may require.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Market means:

(a)	subject to paragraph (b) below:

(i)	in relation to Euro, the European interbank market;

(ii)	in relation to US Dollars, the market for overnight cash borrowing collateralised by US Government securities; and

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(iii)	in relation to any other currency, the London interbank market; and

(b)	in relation to a Compounded Rate Currency and where applicable, the market specified as such in the applicable Compounded Rate Terms.

Relevant Regulator means the Panel, the High Court, the Competition and Markets Authority and/or any other entity, agency, body, governmental authority or person that has regulatory or supervisory authority (or any other similar or equivalent power) in connection with the Acquisition.

Reservations means the principle that equitable remedies may be granted or refused at the discretion of the court, the limitation on enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors, the time barring of claims under any applicable limitation statutes, the possibility that a court may strike out a provision of a contract for recession or oppression, undue influence or similar reason, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of acquiescence, set-off or counterclaim and similar principles, the principles that in certain circumstances a Security Interest granted by way of fixed charge may be recharacterised as a floating charge or that a Security Interest purported to be constituted as an assignment may be recharacterised as a charge, the principle that additional or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void, the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant, the principle that the creation or purported creation of a Security Interest over any asset not beneficially owned by the relevant charging company at the date of the relevant security document or over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which a Security Interest has purportedly been created, the principle that a court may not give effect to any parallel debt provisions, covenant to pay the Interim Security Agent or other similar provisions, similar principles, rights and defences under the laws of any jurisdiction in which the relevant obligation may have to be performed and any other matters which are set out in the reservations or qualifications (however described) as to matters of law which are referred to in any legal opinion referred to in paragraph 3 (Legal Opinions) of Schedule 3 (Conditions Precedent) or under any other provision of or otherwise in connection with any Interim Finance Document.

Restricted Finance Party means an Interim Finance Party that notifies the Interim Facility Agent that a Sanctions Provision would result in a violation of, a conflict with or liability under:

(a)	EU Regulation (EC) 2271/96; or

(b)	any similar applicable anti-boycott statute.

Restricted Member of the Group means a member of the Group in respect of which the Obligors' Agent notifies the Interim Facility Agent that a Sanctions Provision would result in a violation of, a conflict with or liability under:

(a)	EU Regulation (EC) 2271/96; or

(b)	any similar applicable anti-boycott statute.

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RFR means the rate specified as such in the applicable Compounded Rate Terms.

RFR Banking Day means any day specified as such in the applicable Compounded Rate Terms.

Sanctioned Country means, at any time, a country or territory which is the target of comprehensive Sanctions.

Sanctioned Person means any person that is (or persons that are):

(a)	listed on, or, to the extent such ownership or control makes the person subject to the Sanctions restrictions imposed on the listed person, owned or controlled (as such terms are defined and interpreted by the relevant Sanctions) by a person listed on any Sanctions List; or

(b)	resident in, or incorporated under the laws of any Sanctioned Country, or to the best of the Company’s knowledge otherwise a target of Sanctions,

provided that, in the case of paragraphs (a) or (b) above, a person shall not be deemed to be a Sanctioned Person if transactions or dealings with such person are not prohibited under applicable Sanctions or under a licence, licence exemption or other authorisation of a Sanctions Authority.

Sanctions means any economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures imposed, enacted, administered or enforced from time to time by any Sanctions Authority.

Sanctions Authority means (a) the United States, (b) the United Nations Security Council, (c) the European Union and any Member State, (d) the United Kingdom and (e) the respective governmental institutions of any of the foregoing which administer Sanctions, including OFAC, the US State Department, the US Department of Commerce and the US Department of the Treasury.

Sanctions List means the ''Specially Designated Nationals and Blocked Persons'' list issued by OFAC, the Consolidated List of Financial Sanctions Targets issued by HM Treasury, or any similar list issued or maintained and made public by any of the Sanctions Authorities as amended, supplemented or substituted from time to time.

Sanctions Provision means paragraphs (b) to (e) of Clause 23.2 (Undertakings).

Scheme means a scheme of arrangement effected pursuant to Part 26 of the Companies Act 2006 to be proposed by the Target to its shareholders to implement the Acquisition pursuant to which Bidco will, subject to the occurrence of the Scheme Effective Date, become the holder of the Target Shares.

Scheme Circular means a circular (including any supplemental circular) dispatched by the Target to holders of the Target Shares setting out the terms and conditions of a Scheme.

Scheme Documents means the applicable Announcement, the Scheme Circular, the Court Order and any other documents distributed by or on behalf of the Company to holders of the Target Shares in connection with the Scheme.

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Scheme Effective Date means the date on which the Court Order sanctioning the Scheme is duly delivered on behalf of the Target to the Registrar of Companies in England and Wales pursuant to section 899 of the Companies Act 2006.

Screen Rate means:

(a)	in relation to the Base Rate for any currency, the applicable interbank offered rate administered by the relevant person in the principal financial centre of the country of that currency for the relevant Interest Period on the Thomson Reuters page which displays that rate (or, as the case may be, on the appropriate page of such other information service which publishes that rate from time to time); and

(b)	in relation to EURIBOR, the Euro interbank offered rate administered by the European Union Money Market Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page is replaced or service ceases to be available, the Interim Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Obligors' Agent and the Interim Lenders.

Security Interest means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, right of set-off, security trust, assignment, reservation of title or other security interest and any other agreement (including a sale and repurchase arrangement) having the commercial effect of conferring security.

Specified Time means:

(a)       in respect of EURIBOR, 11.00 a.m. Brussels time on the relevant Quotation Day;

(b)       in respect of Term SOFR, 11.00 a.m. New York time on the relevant Quotation Day; and

(c)       in respect of any Base Rate, 11.00 a.m. in the principal financial centre of the country of the relevant currency on the relevant Quotation Day,

or in each case such later time as the Interim Facility Agent and the Company may agree.

Squeeze-Out means an acquisition of shares in the Target pursuant to the procedures contained in sections 979 to 981 of the Companies Act 2006.

Subordinated Shareholder Document means any document creating Subordinated Shareholder Liabilities.

Subordinated Shareholder Liabilities means any loan or other indebtedness owed by an Obligor any other (direct or indirect) shareholder of an Obligor, provided that such loan or indebtedness is subordinated and postponed on terms satisfactory to the Interim Facility Agent (acting on the instructions of the Majority Interim Lenders (acting reasonably)).

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Subsidiary means, in relation to any person:

(a)	an entity (including a partnership) of which that person has direct or indirect control; and

(b)	an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership,

and, for this purpose, control means the direct or indirect ownership of a majority of the voting share capital or similar ownership rights of that entity, or the right or ability to determine the composition of a majority of the board of directors (or equivalent body) of such entity or otherwise to direct the management of such entity whether by virtue of ownership of share capital, contract or otherwise.

T2 means the real time gross settlement system operated by Eurosystem, or any successor system.

Target means the company identified to the Arranger prior to the date of this Agreement and code-named “Echo”.

TARGET Day means any day on which T2 is open for the settlement of payments in Euro.

Target Group means the Target and its Subsidiaries.

Target Shares means any shares in the ordinary issued share capital of the Target.

Tax means any present or future tax, levy, assessment, impost, deduction, duty or withholding or any charge of a similar nature (including any related interest, penalty or fine) imposed or levied by any government or other taxing authority, and Taxes and Taxation shall be construed accordingly.

Tax Credit means a credit against or a relief or remission for, or refund, rebate or repayment of, any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from any payment under an Interim Finance Document, other than a FATCA Deduction.

Tax Jurisdiction means, in relation to any Obligor, the jurisdiction in which such Obligor is incorporated and tax resident for tax purposes on the date it becomes an Obligor.

Term means each period determined under this Agreement for which the Issuing Bank is under a liability under a Bank Guarantee.

Termination Date has the meaning given to that term in paragraph (a)(i) of Clause 7.1 (Repayment).

Term Rate Loan means any Interim Loan or, if applicable, Unpaid Sum which is not a Compounded Rate Loan.

Term Reference Rate means:

(a)	in relation to any Term Rate Loan in Euro, EURIBOR;

(b)	in relation to any USD Term Rate Loan, Term SOFR; and

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(c)	in relation to any Term Rate Loan in any other currency, the relevant Base Rate.

Term SOFR means in relation to any Term Rate Loan in US Dollars:

(a)	the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate) provided that if the agreed page or service ceases to be available, the Interim Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.

(b)	(if the term SOFR reference rate is not available for the Interest Period of that Term Rate Loan) Interpolated Term SOFR (rounded to the same number of decimal places as Term SOFR) for that Term Rate Loan; or

(c)	if:

(i)	no term SOFR reference rate is available for the Interest Period of that Term Rate Loan; and

(ii)	it is not possible to calculate Interpolated Term SOFR for that Term Rate Loan,

the USD Central Bank Rate (or if the USD Central Bank Rate is not available at the Specified Time on the Quotation Day, the most recent USD Central Bank Rate for a day which is no more than five US Government Securities Business Days before the relevant Quotation Day), as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for US Dollars and for a period equal in length to the Interest Period of that Term Rate Loan (provided that, if that rate is less than zero, Term SOFR shall be deemed to be zero). Notwithstanding anything to the contrary, the Interim Facility Agent may (with the prior written consent of the Company) specify another page, service or method for determining Term SOFR for the purposes of the Interim Finance Documents (including, for the avoidance of doubt, any alternative benchmark, base rate or reference rate which may be available at the relevant time).

Term Sheet has the meaning given to that term in the Commitment Letter.

Total Interim Commitments means at any time the aggregate of the Total Interim Facility B Commitments and the Total Interim Revolving Facility Commitments.

Total Interim Facility B Commitments means at any time the aggregate of the Interim Facility B Commitments, being $1,100,000,000 at the date of this Agreement.

Total Interim Revolving Facility Commitments means at any time the aggregate of the Interim Revolving Facility Commitments, being $100,000,000 at the date of this Agreement.

Transactions has the meaning given to that term in the Commitment Letter.

Transaction Documents means the Interim Finance Documents, the Acquisition Documents and (in each case) all documents and agreements relating to them.

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Transaction FX Hedge has the meaning give to that term in the Commitment Letter.

Transfer Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or in any other form agreed between the Interim Facility Agent and the Obligors' Agent.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Interim Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

Treaty Interim Lender means, for the purposes of an Interim Loan, an Interim Lender which is beneficially entitled to interest payable by the relevant Obligor to that Interim Lender and which:

(a)	is treated as a resident of a Treaty State for the purposes of the relevant Treaty; and

(b)	does not carry on a business in the Obligor’s Tax Jurisdiction through a permanent establishment (as such term is defined for the purposes of the relevant Treaty) with which that Interim Lender's participation in the Interim Loan is effectively connected.

Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the relevant Obligor’s Tax Jurisdiction which makes provision for full exemption from any Tax Deduction in such Tax Jurisdiction on interest or any payment under this Agreement.

US Bankruptcy Code means Title 11 of the United States Code entitled “Bankruptcy” as amended from time to time.

US Borrower means a Borrower created or organised in or under the laws of the United States, any state or territory thereof, or the District of Columbia.

US Code means the United States Internal Revenue Code of 1986, as amended.

USD Central Bank Rate means the percentage rate per annum which is the aggregate of:

(a)	the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time or, if that target is not a single figure, the arithmetic mean of (i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York, and (ii) the lower bound of that target range; and

(b)	the applicable USD Central Bank Rate Adjustment.

USD Central Bank Rate Adjustment means, in relation to the USD Central Bank Rate prevailing at close of business on any US Government Securities Business Day, the 20% trimmed arithmetic mean (calculated by the Interim Facility Agent) of the USD Central Bank Rate Spreads for the five most immediately preceding US Government Securities Business days for which Term SOFR is available.

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USD Central Bank Rate Spread means, in relation to any US Government Securities Business Day, the difference (expressed as a percentage rate per annum) calculated by the Interim Facility Agent of (i) Term SOFR for that Business Day and (ii) the USD Central Bank Rate prevailing at close of business on that US Government Securities Business Day.

USD Term Rate Loan means a Term Rate Loan which is denominated in US Dollars.

US Government Securities Business Day means any day other than:

(a)	a Saturday or a Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

US Guarantor means a Guarantor created or organised in or under the laws of the United States, any state or territory thereof, or the District of Columbia.

US Obligor means a US Borrower or a US Guarantor.

US Person means a “United States Person” as defined in Section 7701(a)(30) of the US Code and includes an entity disregarded as being an entity separate from its owner for US federal income tax purposes if such owner is a “United States Person”.

VAT means:

(a)	value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (as amended) and any national legislation implementing that Directive or any predecessor to it or supplemental to that Directive; and

(c)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

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Part II
Other References

1.	In this Agreement, unless a contrary intention appears, a reference to:

(a)	an agreement includes any legally binding arrangement, contract, deed or instrument (in each case, whether oral or written);

(b)	an amendment includes any amendment, supplement, variation, novation, modification, replacement or restatement (however fundamental), and amend and amended shall be construed accordingly;

(c)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

(d)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(e)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(f)	financial indebtedness means any indebtedness for or in respect of:

(i)	moneys borrowed and debit balances at banks or other financial institutions;

(ii)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(iii)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument other than performance bonds or documentary letters of credit issued in respect of obligations of the Group arising under the ordinary course of trading;

(iv)	the amount of any liability in respect of finance leases;

(v)	receivables sold or discounted;

(vi)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of such transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of such transaction, that amount) shall be taken into account);

(vii)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of payment obligations;

(viii)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the date which is six (6) months after the anticipated final maturity date of Facility B under the Term Sheet (as defined in the Commitment Letter);

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(ix)	any amount of any liability under an advance or deferred purchase agreement if the primary reason behind entering into the agreement is to raise finance;

(x)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing and classified as borrowings under IFRS; and

(xi)	the amount of any liability in respect of any guarantee for any of the items referred to in (i) to (x) above;

(g)	a guarantee includes (other than in Schedule 4 (Guarantee and Indemnity)):

(i)	an indemnity, counter-indemnity, guarantee or similar assurance against loss in respect of any indebtedness of any other person; and

(ii)	any other obligation of any other person, whether actual or contingent, to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares or other investments in, any other person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;

and guaranteed and guarantor shall be construed accordingly;

(h)	including means including without limitation, and includes and included shall be construed accordingly;

(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(j)	losses includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and loss shall be construed accordingly;

(k)	a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(i)	(subject to paragraph (iii) below) if any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day in the same calendar month or, if there is none, on the preceding Business Day;

(ii)	if there is no numerically corresponding day in the month in which that period is to end, that period shall end on the last Business Day in that later month; and

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(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end, and references to months shall be construed accordingly;

(l)	a Major Event of Default being outstanding or continuing means that such Major Event of Default has occurred or arisen and has not been remedied or waived;

(m)	an Acceleration Notice being outstanding means that such Acceleration Notice provided by the Interim Facility Agent under paragraph (a)(ii) of Clause 7.1 (Repayment) has not been revoked, withdrawn or cancelled by the Interim Facility Agent or otherwise ceases to have effect;

(n)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality);

(o)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(p)	a sub-participation means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by an Interim Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Interim Facilities and/or Interim Finance Documents to a counterparty and sub-participate shall be construed accordingly;

(q)	Euro, EUR or € means the single currency unit of the Participating Member States;

(r)	Sterling, GBP or £ means the lawful currency for the time being of the United Kingdom; and

(s)	US Dollars, USD or $ means the lawful currency for the time being of the United States of America.

2.	In this Agreement, unless a contrary intention appears:

(a)	a reference to a Party includes a reference to that Party's successors and permitted assignees or permitted transferees but does not include that Party if it has ceased to be a Party under this Agreement;

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(b)	references to paragraphs, Clauses, Schedules and Parts are references to, respectively, paragraphs, clauses of, schedules to and parts of schedules to this Agreement and references to this Agreement include its schedules;

(c)	a reference to (or to any specified provision of) any agreement (including any of the Interim Finance Documents) is to that agreement (or that provision) as amended or novated (however fundamentally) and includes any increase in, extension of or change to any facility made available under any such agreement (unless such amendment or novation is contrary to the terms of any Interim Finance Document);

(d)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(e)	a reference to a time of day is, unless otherwise specified, to London time;

(f)	a reference to “date of this Agreement” is to 4 March 2024; and

(g)	the index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

3.	A Bank Guarantee is repaid or prepaid (or any derivative form thereof) to the extent that:

(a)	an Obligor provides cash cover for that Bank Guarantee or complies with its obligations under paragraph 1 (Immediately payable) and/or paragraph (b) of paragraph 6 (Claims under a Bank Guarantee) of Schedule 9 (Bank Guarantees);

(b)	the maximum amount payable under the Bank Guarantee is reduced or cancelled in accordance with its terms or otherwise reduced or cancelled in a manner satisfactory to the Issuing Bank in respect of such Bank Guarantee (acting reasonably);

(c)	the Bank Guarantee is returned by the beneficiary with its written confirmation that it is released and cancelled;

(d)	a bank or financial institution with a long-term corporate credit rating from Moody's Investor Services Limited, Standard & Poor's Rating Services or Fitch Ratings Ltd at least equal to A-/A3 has issued a guarantee, indemnity, counter-indemnity or similar assurance against financial loss in respect of amounts due under that Bank Guarantee; or

(e)	the Issuing Bank in respect of such Bank Guarantee (acting reasonably) has confirmed to the Interim Facility Agent that it has no further liability under or in respect of that Bank Guarantee,

and the amount by which a Bank Guarantee is repaid or prepaid under paragraphs (a) to (d) above is the amount of the relevant cash cover, payment, release, cancellation, guarantee, indemnity, counter-indemnity, assurance or reduction.

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4.	The outstanding amount of a Bank Guarantee at any time is the maximum amount that is or may be payable by the relevant Issuing Bank in respect of that Bank Guarantee at that time less any amount of cash cover provided in respect of that Bank Guarantee or otherwise repaid or prepaid.

5.	An Obligor provides cash cover for a Bank Guarantee if it pays an amount in the currency of the Bank Guarantee to an interest-bearing account with the relevant Issuing Bank in the name of the Obligor on the basis that the only withdrawals which may be made from such account (other than in respect of accrued interest) are withdrawals to pay the Issuing Bank amounts due and payable to it under this Agreement following any payment made by it under such Bank Guarantee (unless the relevant Bank Guarantee is repaid or prepaid as contemplated by Schedule 9 (Bank Guarantees) or any such withdrawal is made by the Issuing Bank at the direction, and on behalf of, the Obligor for the purpose of satisfying any and all of the liabilities which are the subject of such Bank Guarantees) and, for the purposes of this Agreement, a Bank Guarantee shall be deemed to be cash covered to the extent of any such provision of cash cover. If required by the relevant Issuing Bank, the relevant Obligor shall (subject to any applicable legal or regulatory restrictions) execute and deliver an additional Interim Security Document creating first ranking security over any such account held with it.

6.	Notwithstanding any other term of the Interim Finance Documents, in this Agreement:

(a)	a reference to the assets of an Obligor shall exclude the assets of any member of the Target Group and other Group Company; and

(b)	no matter or circumstance in respect of, or breach by, any member of the Target Group or any member of the Group which is not an Obligor shall relate to an Obligor or otherwise be deemed to constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Interim Finance Documents, to have a Material Adverse Effect or to have a Major Event of Default.

7.	Sanctions and Restricted Finance Parties:

(a)	A Sanctions Provision shall only:

(i)	be given by a Restricted Member of the Group; or

(ii)	apply for the benefit of a Restricted Finance Party,

to the extent that that Sanctions Provision would not result in any violation by or expose of such entity or any directors, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the United Kingdom, the European Union and/or any Member State) that are applicable to such entity, including EU Regulation (EC) 2271/96.

(b)	In connection with any amendment, waiver, determination or direction relating to any part of a Sanctions Provision in relation to which:

(i)	an Interim Finance Party is a Restricted Finance Party; and

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(ii)	in accordance with paragraph (a) above, that Restricted Finance Party does not have the benefit of it:

(A)	the Interim Commitments of an Interim Lender that is a Restricted Finance Party; and

(B)	the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement,

shall be excluded for the purpose of calculating the Total Interim Commitments under the Interim Facility when ascertaining whether any relevant percentage of Total Interim Commitments has been obtained to approve such amendment, waiver, determination or direction request and its status as an Interim Finance Party shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Interim Finance Parties has been obtained to approve such amendment, waiver, determination or direction.

8.	Exchange Rates; Currency Equivalents:

(a)	Notwithstanding anything to the contrary contained in this Agreement:

(i)	The Interim Facility Agent shall determine the Base Currency Amount of each Interim Utilisation denominated in a currency other than the Base Currency (the Alternative Currencies). Such Base Currency Amount shall become effective as of such Revaluation Date and shall be the Base Currency Amount of such amounts until the occurrence of the next Revaluation Date. The applicable amount of any Alternative Currency for purposes of the Interim Finance Documents shall be such Base Currency Amount as so determined by the Interim Facility Agent.

(ii)	Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of Interim Revolving Facility Loan or the issuance, amendment or extension of a Bank Guarantee, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such borrowing, Interim Revolving Facility Loan or Bank Guarantee is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such US Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Interim Facility Agent.

(iii)	Notwithstanding the foregoing provisions of this paragraph 8 or any other provision of this Agreement, each Issuing Bank may calculate the Currency Amount of the maximum amount of each applicable Letter of Credit issued by such Issuing Bank by reference to exchange rates determined using any reasonable method customarily employed by such Issuing Bank for such purpose.

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(b)	For the purposes of this paragraph 8:

Alternative Currency Equivalent means, subject to sub-paragraphs (a)(i) to (a)(iii) above, for any amount, at the time of determination thereof, with respect to any amount expressed in US Dollars, the equivalent of such amount thereof in the applicable Alternative Currency as determined by the Interim Facility Agent in its sole discretion by reference to the Interim Facility Agent's Spot Rate of Exchange (as determined as of the most recent Revaluation Date) for the purchase of such Alternative Currency with US Dollars.

Revaluation Date means:

(i)	with respect to any Interim Revolving Facility Loan denominated in an Alternative Currency, each of the following: (i) the date of the borrowing of such Interim Revolving Facility Loan (including any borrowing or deemed borrowing in respect of any unreimbursed portion of any payment by the applicable Issuing Bank under any Bank Guarantee denominated in an Alternative Currency) but only as to the amounts so borrowed on such date, (ii) each date of a continuation of such Interim Revolving Facility Loan pursuant to the terms of this Agreement, but only as to the amounts so continued on such date, and (iii) such additional dates as the Interim Facility Agent shall determine; and

(ii)	with respect to any Bank Guarantee denominated in an Alternative Currency, each of the following: (i) each date of issuance of such Bank Guarantee, but only as to the stated amount of the Bank Guarantee so issued on such date, and (ii) such additional dates as the Interim Facility Agent shall determine.

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Schedule 2
Form of Drawdown Request

Part I
Loan Request

To:	[●] as Interim Facility Agent

From:	[●]

Date:	[●]

[Company] – Interim Facilities Agreement dated [●] (as amended from time to time) (the Interim Facilities Agreement)

1.	We refer to the Interim Facilities Agreement. This is a Drawdown Request. Terms defined in the Interim Facilities Agreement shall have the same meanings when used in this Drawdown Request.

2.	We wish to borrow an Interim Loan on the following terms:

Interim Facility: [●]

Drawdown Date: [●]

Amount: [●]

Currency: [●]

Interest Period: [●]

3.	Our [payment/delivery] instructions are: [●].

4.	We confirm that each condition specified in paragraphs (b)(i) to (b)(iii) of Clause 3.1 (Conditions Precedent) is satisfied at the date of this Drawdown Request or will be satisfied on or before the proposed Drawdown Date.

5.	The proceeds of this Interim Loan should be credited to [●].

6.	This Drawdown Request is irrevocable.

For and on behalf of

[●]

(as Borrower)

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Part II
Bank Guarantee Request

To:	[●] as Interim Facility Agent

From:	[●]

Date:	[●]

[Company] – Interim Facilities Agreement dated [●] (as amended from time to time) (the Interim Facilities Agreement)

1.	We refer to the Interim Facilities Agreement. This is a Bank Guarantee Request. Terms defined in the Interim Facilities Agreement shall have the same meanings when used in this Bank Guarantee Request.

2.	We wish to borrow a Bank Guarantee on the following terms:

Interim Facility: Interim Revolving Facility

Drawdown Date: [●]

Amount: [●]

Currency: [●]

Expiry Date: [●]

3.	Our instructions are: [●].

4.	A copy of the Bank Guarantee is attached.

5.	We confirm that each condition specified in paragraphs (b)(i) to (b)(iii) of Clause 3.1 (Conditions Precedent) is satisfied at the date of this Bank Guarantee Request or will be satisfied on or before the proposed Drawdown Date.

6.	This Bank Guarantee Request is irrevocable.

For and on behalf of

[●]

(as Borrower)

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Schedule 3
Conditions Precedent

1.	Obligors

(a)	Constitutional documents: a copy of the constitutional documents of each Obligor.

(b)	Board approvals: with respect to each Obligor, to the extent legally required or if required by its constitutional documents or customary in the relevant jurisdiction, a copy of a resolution of the board of directors or managers or of a sub-committee (as applicable) or equivalent body of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Interim Finance Documents to which it is a party and resolving that it execute the Interim Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Interim Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices.

(c)	Specimen signatures: specimen signatures for the person(s) authorised in the resolutions referred to above (to the extent such person will execute an Interim Finance Document).

(d)	Director’s certificates: A certificate from each Obligor (signed by an authorised signatory):

(i)	certifying that each copy document relating to it specified in paragraphs (a) to (c) above is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded prior to the date of this Agreement; and

(ii)	confirming that, subject to the guarantee limitations set out in this Agreement, borrowing, guaranteeing or securing (as relevant) the Total Interim Commitments would not cause any borrowing, guarantee or security limit binding on it (as relevant) to be exceeded.

2.	Interim Finance Documents

A copy of the counterparts of each of the following documents duly executed by each of each Obligor (in each case to the extent they are a party to such document):

(a)	the Interim Fee Letter;

(b)	the Interim Agency Fee Letters; and

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(c)	the Interim Security Documents listed in the table below:

Name of Grantor	Interim Security Document	Governing law of Security Document

Company	Security agreement	New York

3.	Legal Opinions

The following legal opinions:

(a)	a legal opinion from Davis Polk & Wardwell LLP as English law counsel to the Original Interim Lenders in respect of the enforceability of this Agreement; and

(b)	a legal opinion from Simpson Thacher & Bartlett LLP as New York law counsel to the Company in respect of the enforceability of the Interim Security Document governed by New York law and the Company’s capacity to enter into this Agreement and the Interim Security Document.

4.	Other

(a)	Process Agent: evidence that the process agent appointed in respect of an Interim Finance Document for each Obligor has accepted its appointment as agent for service of process.

(b)	KYC: completion of the Arranger’s reasonable "know your customer" checks on the Obligors which are required and which (in each case) have been notified to the Obligors' Agent not later than ten (10) Business Days prior to the date of this Agreement or if later, the date falling five (5) Business Days after the Arranger receives notification of the incorporation of each such company.

(c)	A copy of the substantively final draft of the Announcement.

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Schedule 4
Guarantee and Indemnity

1.	Guarantee and indemnity

Subject to the limitations set out in paragraph 11 (Guarantee Limitation) below, each Guarantor irrevocably and unconditionally, jointly and severally:

(a)	guarantees to each Interim Finance Party punctual performance by each other Obligor of all its obligations under the Interim Finance Documents;

(b)	undertakes with each Interim Finance Party that whenever an Obligor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Interim Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Interim Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Interim Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Interim Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this paragraph 1 if the amount claimed had been recoverable on the basis of a guarantee,

(the Guarantee).

2.	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by an Obligor under the Interim Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

3.	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by an Interim Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Schedule 4 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

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4.	Waiver of defences

The obligations of each Guarantor under this Schedule 4 will not be affected by an act, omission, matter or thing which, but for this Schedule 4, would reduce, release or prejudice any of its obligations under this Schedule 4 (whether or not known to it or any Interim Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any Group Company;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of an Interim Finance Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Interim Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Interim Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

5.	Guarantor Intent

Without prejudice to the generality of paragraph 4 (Waiver of defences) above and paragraph 11 (Guarantee Limitation) below, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Interim Finance Documents and/or any facility or amount made available under any of the Interim Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

6.	Immediate recourse

(a)	Each Guarantor waives any right it may have of first requiring any Interim Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Schedule 4.

(b)	This waiver applies irrespective of any law or any provision of an Interim Finance Document to the contrary.

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7.	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Interim Finance Documents have been irrevocably paid in full, each Interim Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Interim Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	in respect of any amounts received or recovered by any Interim Finance Party after a claim pursuant to this guarantee in respect of any sum due and payable by any Obligor under this Agreement place such amounts in a suspense account (bearing interest at a market rate usual for accounts of that type) unless and until such moneys are sufficient in aggregate to discharge in full all amounts then due and payable under the Interim Finance Documents.

8.	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Interim Finance Documents have been irrevocably paid in full and unless the Interim Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Interim Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Interim Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Interim Finance Parties under the Interim Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Interim Finance Documents by any Interim Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under paragraph 1 (Guarantee and indemnity) above;

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Interim Finance Party.

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9.	Release of Guarantors' right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Interim Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Interim Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Interim Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Interim Finance Parties under any Interim Finance Document or of any other security taken pursuant to, or in connection with, any Interim Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

10.	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Interim Finance Party.

11.	Guarantee Limitation

(a)	Financial Assistance:

(i)	No obligation or liability under the Interim Finance Documents (including any guarantee in this Schedule 4 and any grant of Interim Security) shall apply to the extent that it would result in any obligation or liability constituting unlawful financial assistance within the meaning of Section 677 of the Companies Act 2006 or any equivalent provision of any applicable law or otherwise being unlawful or in breach of the fiduciary or statutory duties of any director or officer of any member of the Group.

(ii)	If, notwithstanding paragraph (i) above, the giving of the guarantee in respect of obligations under the Interim Finance Documents or the granting of any Interim Security would be unlawful financial assistance, then, to the extent necessary to give effect to paragraph (i) above, if and to the extent specified by the Company in writing:

(A)	the obligations under the Interim Finance Documents will be deemed to have been split into two tranches, being “Tranche 1” comprising those obligations which can be guaranteed and/or secured without breaching or contravening relevant financial assistance laws and “Tranche 2” comprising the remainder of the obligations under the Interim Finance Documents (with the Tranche 2 obligations excluded from any relevant obligations and liabilities under the Interim Finance Documents, including this Schedule 4); or

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(B)	the obligations under the Interim Finance Documents will be deemed subject to other arrangements agreed by the Company and the Interim Facility Agent.

(b)	US Guarantors:

(i)	Notwithstanding anything to the contrary contained in this Agreement or in any other Interim Finance Document, the maximum liability of each US Guarantor under this Schedule 4 shall in no event exceed an amount equal to the greatest amount that would not render such US Guarantor’s obligations hereunder and under the other Interim Finance Documents subject to avoidance under the US Bankruptcy Code or to being set aside, avoided or annulled under any Fraudulent Transfer Law, in each case subject to applicable law and after giving effect to:

(A)	all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Law (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to any Borrower to the extent that such financial indebtedness would be discharged in an amount to the amount paid by such guarantor hereunder); and

(B)	the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to applicable law.

(ii)	Without prejudice to any of the other provisions of this Agreement or any other Interim Finance Document, each party agrees that, in the event any payment or distribution is made on any date by a US Guarantor under this Schedule 4, each such US Guarantor shall be entitled to be indemnified by each other Guarantor in an amount equal to such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the contributing Guarantor and the denominator shall be the aggregate net worth of all Guarantors.

(iii)	Notwithstanding any other provision of this Agreement or any other Interim Finance Document to the contrary, no obligation of a US Obligor shall be (or be deemed) guaranteed by, or otherwise supported directly or indirectly by the assets of, any person that is:

(A)	a Subsidiary of a US Person (where such US Person is (1) a member of the Group, (2) a Subsidiary of a member of the Group or (3) a Joint Venture in which any member of the Group has an ownership interest); and

(B)	a “controlled foreign corporation” as defined in Section 957(a) of the US Code.

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(iv)	Each US Guarantor and each Interim Finance Party (by its acceptance of the guarantee under this Schedule 4) hereby confirms that it is its intention that the guarantee under this Schedule 4 shall not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or similar law, the Uniform Fraudulent Conveyance Act of the United States or any similar federal, state or foreign law.

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Schedule 5
Major Representations, Undertakings and Events of Default

Part I
Major Representations

1.	Status

(a)	The Borrower is a corporation, limited liability company or limited partnership duly organized and validly existing under the laws of the jurisdiction of its organisation.

(b)	Bidco is a limited liability company or a corporate partnership limited by shares duly incorporated and validly existing under the laws of its place of incorporation.

2.	Power and authority

(a)	Subject to the Reservations, it has (or will have on the relevant date(s)) the power to enter into and deliver, and to exercise its rights and perform its obligations under, each Interim Finance Document to which it is or will be a party.

(b)	It has (or, by the time of entry into each Interim Finance Document to which it will be a party, will have) taken all necessary corporate action to authorise the entry into and delivery of and the performance by it of its obligations under each Interim Finance Document to which it is or will be party.

(c)	It and Bidco has the power to own its assets and carry on its business in all material respects as it is being conducted.

3.	No conflict

The entry into and delivery of, and the exercise of its rights and the performance of its obligations under, each Interim Finance Document to which it is a party does not and will not, subject to the Reservations:

(a)	contravene any law, regulation or order to which it is subject in a manner which would have or be reasonably likely to have a Material Adverse Effect;

(b)	conflict with its constitutional documents in any material respect in a manner which would have or be reasonably likely to have a Material Adverse Effect; or

(c)	breach any agreement or document binding upon it or any of its assets, in each case, in a manner which would have or be reasonably likely to have a Material Adverse Effect.

4.	Obligations binding

Subject to the Reservations and the Perfection Requirements, the obligations expressed to be assumed by it under each Interim Finance Document to which it is a party constitute its legal, valid, binding and enforceable obligations.

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Part II
Major Undertakings

1.	Acquisitions, mergers and joint ventures

Save for any Permitted Transaction, the Company shall procure that Bidco will not:

(a)	acquire or subscribe for any shares, stocks, securities convertible into share capital, or ownership interests in any person, or acquire any business, or incorporate any company, other than in connection with the Acquisition; or

(b)	enter into any amalgamation, merger, demerger or reconstruction; or

(c)	enter into, invest in or acquire any shares, stocks, securities convertible into share capital, or other interest in any joint venture or transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a joint venture or maintain the solvency of or provide working capital to any joint venture.

2.	Negative pledge

It will not, and shall procure that Bidco will not, create or permit to subsist any Security Interest over any of its assets, other than:

(a)	any Security Interest created or evidenced by the Interim Security Documents or the Transaction Documents;

(b)	any netting, balance transfer or set-off arrangement entered into in the ordinary course of its banking arrangements (including any hedging) for the purpose of netting debit and credit balances;

(c)	security arising under the general business conditions in the ordinary course of day-to-day business, including with any bank with whom any Group Company maintains a banking relationship, including security under the general terms and conditions of those banks;

(d)	any Security Interest over credit balances created or subsisting pursuant to or in connection with cash pooling arrangements;

(e)	security required to be provided pursuant to any Applicable Securities Law in connection with the Acquisition;

(f)	any Security Interest arising by operation of law or in the ordinary course of day-to-day business and not as a result of a default by a Group Company;

(g)	any Security Interest arising under any Permitted Transaction;

(h)	any Security Interest arising under or in connection with the Long-term Financing Agreements; and

(i)	any Security Interest to the extent not prohibited under the ABL Credit Agreement.

116	Echo: Interim Facilities Agreement

3.	Indebtedness

It will not, and shall procure that Bidco will not, incur or allow to remain outstanding any financial indebtedness, other than:

(a)	financial indebtedness incurred under the Transaction Documents (including Bank Guarantees);

(b)	any financial indebtedness in relation to a Permitted Transaction or to facilitate a Permitted Payment;

(c)	to the extent drawn down to refinance amounts outstanding under the Interim Finance Documents in full, financial indebtedness under the Long-term Financing Agreements;

(d)	any Subordinated Shareholder Liabilities;

(e)	any Noteholder Liabilities;

(f)	loans made in the ordinary course of intra-Group cash pooling arrangements;

(g)	any financial indebtedness arising under any non-speculative hedging transaction;

(h)	intra-Group financial indebtedness; and

(i)	any financial indebtedness to the extent not prohibited under the ABL Credit Agreement.

4.	Disposals

Other than pursuant to (i) any Security Interest not prohibited pursuant to paragraph 2 (Negative pledge) above, (ii) any Permitted Transaction or (iii) to the extent not prohibited pursuant to the ABL Credit Agreement, the Company will procure that Bidco will not (once acquired) dispose of any of its shares in the capital of the Target.

5.	Guarantees

Save for (i) any Permitted Transaction or (ii) to the extent not prohibited pursuant to the ABL Credit Agreement, it shall not, and shall procure that Bidco will not, incur or allow to remain outstanding any guarantee in respect of financial indebtedness other than as may arise under or in connection with any financial indebtedness permitted under paragraph 3 (Indebtedness) above.

6.	Loans out

Save for (i) any Permitted Transaction, (ii) to the extent not prohibited pursuant to the ABL Credit Agreement, it shall not, and shall procure that Bidco will not, be a creditor in respect of financial indebtedness other than as may arise under the Interim Finance Documents, the Subordinated Shareholder Documents or the Noteholder Documents and loans made to another Group Company, any credit balance held with any bank or financial institution, or any loan made for the purpose of, or to facilitate the making of, a Permitted Payment.

117	Echo: Interim Facilities Agreement

7.	Conduct of Offer and/or Scheme

(a)	The Company shall procure that Bidco shall comply in all material respects with the City Code (subject to any waiver or dispensation of any kind granted by, or as a result of any requirements of, any Relevant Regulator, any Applicable Securities Laws or any other relevant regulatory body or applicable law or regulation) relating to the Acquisition, in each case where non-compliance would be materially prejudicial to the interests of the Interim Lenders taken as a whole under the Interim Finance Documents.

(b)	The Company shall procure that Bidco shall not amend or waive any material term of any Scheme Circular or, as the case may be, Offer Document (in each case to the extent relating to the Acquisition and as compared to the position set out in the Announcement) in a manner or to the extent that would be materially prejudicial to the interests of the Interim Lenders taken as a whole under the Interim Finance Documents, other than any amendment or waiver:

(i)	other than in the case of a reduction in the Acceptance Condition to lower than the Minimum Acceptance Condition as contemplated by paragraph (iv) below, made with the consent of the Majority Interim Lenders (acting reasonably and such consent not to be unreasonably withheld, conditioned or delayed);

(ii)	required or requested by any Relevant Regulator or determined by the Company or Bidco in good faith as being necessary or desirable to comply with any requirement or request of any Relevant Regulator, any Applicable Securities Laws or any other relevant court or regulatory body or applicable law or regulation;

(iii)	to change the price to be paid for the Target Shares or otherwise in connection with the Acquisition (or any amendment or waiver of any written agreement related thereto);

(iv)	in the case of an Offer, reducing the Acceptance Condition to no lower than the Minimum Acceptance Condition (other than with the consent of Majority Interim Lenders, such consent not to be unreasonably withheld, conditioned or delayed);

(v)	extending the period in which holders of Target Shares may accept the terms of the Scheme or, as the case may be, the Offer (including by reason of the adjournment of any meeting or court hearing);

(vi)	relating to a term which the Obligors’ Agent determines in good faith that it would not be entitled, in accordance with City Code, to invoke so as to cause the Acquisition not to proceed, to lapse or to be withdrawn;

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(vii)	of a condition, or a declaration that a condition is or has been satisfied, in each case as may be required to enable a Scheme to be approved or to become effective or, as the case may be, an Offer to become or be declared unconditional (provided that, save as required by any Relevant Regulator, any Applicable Securities Laws or any other relevant court or regulatory body or applicable law or regulation, nothing in this paragraph (vii) shall permit the Company to declare, accept, treat as satisfied or waive any condition of a Scheme or an Offer where the Company determines in good faith that the relevant condition is not actually satisfied or has not been complied with to the extent that doing so would be materially prejudicial to the interests of the Interim Lenders taken as a whole under the Interim Finance Documents);

(viii)	to facilitate the Acquisition being effected by way of an Offer instead of a Scheme or, as the case may be, by way of a Scheme instead of an Offer; or

(ix)	contemplated or otherwise permitted by the terms of the Commitment Letter or the Interim Finance Documents.

(c)	The Company shall not take any steps as a result of which any member of the Group is obliged to make a mandatory offer for the Target Shares under Rule 9 of the City Code.

For the avoidance of doubt, in the event that:

(A)	Bidco has issued a Scheme Circular, nothing in this Schedule 5 shall prevent Bidco from subsequently proceeding with an Offer (provided that, for the avoidance of doubt, the terms contained in the relevant Offer Document include an Acceptance Condition of no lower than the Minimum Acceptance Condition; and

(B)	Bidco has issued an Offer Document, nothing in this Schedule 5 shall prevent Bidco from subsequently proceeding with a Scheme.

119	Echo: Interim Facilities Agreement

Part III
Major Events of Default

1.	Payment default

Following the Interim Closing Date, the Obligors do not pay on the due date any amount payable by them under the Interim Finance Documents in the manner required under the Interim Finance Documents unless, in the case of principal or interest, payment is made with three (3) Business Days of the due date and, in the case of any amount not constituting principal or interest, payment is made within five (5) Business Days of the due date.

2.	Breach of other obligations

The Obligors do not comply with any Major Undertaking (other than those referred to in paragraph 1 (Payment default) above) and the same is not remedied within twenty-one (21) Business Days of the earlier of the Obligors' Agent receiving written notice from the Interim Facility Agent notifying it of non-compliance.

3.	Misrepresentation

A Major Representation is incorrect or misleading in any material respect when made and the same is not remedied within twenty-one (21) Business Days of receiving written notice from the Interim Facility Agent notifying it of that failure.

4.	Invalidity/repudiation

Any of the following occurs:

(a)	subject to the Reservations and the Perfection Requirements, any material obligation of the Obligors under any Interim Finance Document is or becomes invalid or unenforceable, in each case, in a manner which is materially adverse to the interests of the Interim Lenders (taken as a whole) under the Interim Finance Documents;

(b)	subject to the Reservations and the Perfection Requirements, it is or becomes unlawful in any applicable jurisdiction for the Obligors to perform any of their material obligations under any Interim Finance Document, in each case, in a manner which is materially adverse to the interests of the Interim Lenders (taken as a whole) under the Interim Finance Documents; or

(c)	any of the Obligors repudiates or rescinds an Interim Finance Document and such repudiation or rescission is materially adverse to the interests of the Interim Lenders (taken as a whole) under the Interim Finance Documents, and, in each case, the circumstances are not remedied within twenty-one (21) Business Days of receiving written notice from the Interim Facility Agent notifying it of that failure.

120	Echo: Interim Facilities Agreement

5.	Insolvency

Any Obligor or Bidco:

(a)	is unable to pay its debts as they fall due (other than solely as a result of liabilities exceeding assets); or

(b)	suspends making payments on all or a material part of its debts.

6.	Insolvency proceedings

(a)	Any of the following occurs in respect of any of the Obligors or Bidco:

(i)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, examiner, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its material assets; or

(ii)	an application for the judicial winding-up or its liquidation,

or any analogous proceedings in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any proceedings or actions which are contested in good faith and discharged, stayed or dismissed within twenty-eight (28) days of commencement;

(ii)	any petition or similar presented by a creditor which is:

(A)	being contested in good faith and due diligence and the relevant entity has demonstrated to the Interim Facility Agent (acting reasonably and in good faith) that it has sufficient financial means to meet the amount of the claim requested by the creditor;

(B)	in the opinion of the Obligors' Agent (acting reasonably and in good faith), frivolous and vexatious; or

(C)	discharged within twenty-one (21) Business Days.

7.	Similar events elsewhere

There occurs in relation to any Obligor or Bidco or any of their assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets are subject, any event or circumstance which corresponds to any of those mentioned in paragraphs 5 (Insolvency) or 6 (Insolvency proceedings) above.

8.	Change of control

Following completion of the Acquisition, a sale by one or more members of the Group of all or substantially all of the business and assets of the Target Group (taken as a whole) to persons who are not members of the Group.

121	Echo: Interim Facilities Agreement

Schedule 6
Impairment and Replacement of Interim Finance Parties

Part I
Impaired Agent

1.	Impaired Agent

(a)	If, at any time, an Agent becomes an Impaired Agent, the Obligors' Agent, an Obligor or an Interim Lender which is required to make a payment under the Interim Finance Documents to the Agent in accordance with Clause 12 (Payments) or otherwise under an Interim Finance Document may instead either pay that amount direct to the required recipient or pay that amount to an interest bearing account held with an Acceptable Bank in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligors' Agent or the Obligor or the Interim Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Interim Finance Documents. In each case such payments must be made on the due date for payment under the Interim Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this paragraph 1 shall be discharged of the relevant payment obligation under the Interim Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with paragraph 3 (Replacement of an Interim Facility Agent) below, each Party which has made a payment to a trust account in accordance with this paragraph 1 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 18.1 (Recoveries).

(e)	A Party which has made a payment in accordance with paragraph 1 shall, promptly upon request by a recipient and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that recipient,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that recipient.

122	Echo: Interim Facilities Agreement

2.	Communication when Interim Facility Agent is Impaired Interim Facility Agent

If an Agent is an Impaired Agent, the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Interim Facility Agent is an Impaired Agent) all the provisions of the Interim Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

3.	Replacement of an Interim Facility Agent

(a)	The Majority Interim Lenders or the Obligors' Agent may by giving ten (10) days' notice to an Agent which is an Impaired Agent replace that Agent by appointing a successor Agent (which shall be acting through an office in the United Kingdom).

(b)	The retiring Agent shall (at its own cost, and otherwise at the expense of the Interim Lenders):

(i)	make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Interim Finance Documents; and

(ii)	enter into and deliver to the successor Agent those documents and effect any registrations and notifications as may be required for the transfer or assignment of all its rights and benefits under the Interim Finance Documents to the successor Agent.

(c)	An Obligor must take any action and enter into and deliver any document which is necessary to ensure that any Interim Security Document provides for effective and perfected Interim Security in favour of any successor Agent.

(d)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Interim Lenders or the Obligors' Agent to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Interim Finance Documents (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(e)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

123	Echo: Interim Facilities Agreement

(f)	The Interim Facility Agent shall resign and the Majority Interim Lenders shall replace the Interim Facility Agent in accordance with paragraph (a) above if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Interim Facility Agent under the Interim Finance Documents, either:

(i)	the Interim Facility Agent fails to respond to a request under Clause 10.8 (FATCA information) and the Obligors' Agent or an Interim Lender reasonably believes that the Interim Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Interim Facility Agent pursuant to Clause 10.8 (FATCA information) indicates that the Interim Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Interim Facility Agent notifies the Obligors' Agent and the Interim Lenders that the Interim Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Obligors' Agent or an Interim Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Interim Facility Agent were a FATCA Exempt Party, and the Obligors' Agent or that Interim Lender, by notice to the Interim Facility Agent, requires it to resign.

124	Echo: Interim Facilities Agreement

Part II
Defaulting Lender

1.	For so long as a Defaulting Lender has any undrawn Interim Commitment, in ascertaining (i) the Majority Interim Lenders; or (ii) whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Interim Commitments under the relevant Interim Facility/ies or the agreement of any specified group of Interim Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Interim Lenders under the Interim Finance Documents, that Defaulting Lender's Interim Commitments under the relevant Interim Facility/ies will be reduced by the amount of its undrawn Interim Commitments under the relevant Interim Facility/ies and, to the extent that that reduction results in that Defaulting Lender's Total Interim Commitments being zero, that Defaulting Lender shall be deemed not to be an Interim Lender for the purposes of (i) and (ii) above.

2.	For the purposes of paragraph 1 above, the Interim Facility Agent may assume that the following Interim Lenders are Defaulting Lenders:

(a)	any Interim Lender which has notified the Interim Facility Agent that it has become a Defaulting Lender;

(b)	any Interim Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Interim Lender concerned (together with any supporting evidence reasonably requested by the Interim Facility Agent) or the Interim Facility Agent is otherwise aware that the Interim Lender has ceased to be a Defaulting Lender.

3.	Without prejudice to any other provision of this Agreement, the Agents may disclose and, on the written request of the Obligors' Agent or the Majority Interim Lenders, shall, as soon as reasonably practicable, disclose the identity of a Defaulting Lender to the Obligors' Agent and to the other Interim Finance Parties.

4.	If any Interim Lender becomes a Defaulting Lender, the Obligors' Agent may, at any time whilst the Interim Lender continues to be Defaulting Lender, give the Interim Facility Agent three (3) Business Days' notice of cancellation of all or any part of each undrawn Interim Commitment of that Interim Lender.

125	Echo: Interim Facilities Agreement

Part III
Replacement of an Interim Lender / Increase

1.	Replacement of an Interim Lender

(a)	If at any time:

(i)	any Interim Finance Party becomes or is a Non-Consenting Lender (as defined in paragraph (d) below) or a Non-Cooperative Jurisdiction Lender; or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 11.3 (Illegality) or to pay additional amounts pursuant to Clause 10.1 (Gross-up), Clause 10.3 (Tax indemnity) or Clause 11.1 (Increased Costs) to any Interim Finance Party; or

(iii)	any Interim Finance Party invokes the benefit of Clause 9 (Market Disruption); or

(iv)	any Interim Finance Party becomes or is a Defaulting Lender,

then the Obligors' Agent may, on no less than five (5) Business Days' prior written notice (a Replacement Notice) to the Interim Facility Agent and such Interim Finance Party (a Replaced Lender):

(A)	replace a participation of such Replaced Lender by requiring such Replaced Lender to (and such Replaced Lender shall) transfer pursuant to Clause 24 (Changes to Parties) on such dates as specified in the Replacement Notice all or part of its rights and obligations under this Agreement to an Interim Lender constituting a New Interim Lender under Clause 24.2 (Transfers by Interim Lenders) (a Replacement Lender) selected by the Obligors' Agent, which confirms its (or their) willingness to assume and does assume all or part of the obligations of the Replaced Lender (including the assumption of the Replaced Lender's participations or unfunded or undrawn participations (as the case may be) on the same basis as the Replaced Lender) for a purchase price in cash payable at the time of transfer in an amount equal to the applicable outstanding principal amount of such Replaced Lender's participation in the outstanding Interim Utilisations and all related accrued interest, Break Costs and other amounts payable in relation thereto under the Interim Finance Documents in respect of such transferred participation; and/or

(B)	prepay on such dates as specified in the Replacement Notice all or any part of such Interim Lender's participation in the outstanding Interim Utilisations and all related accrued interest, Break Costs and other amounts payable in relation thereto under the Interim Finance Documents in respect of such participation; and/or

126	Echo: Interim Facilities Agreement

cancel all or part of the undrawn Interim Commitments of that Replaced Lender on such dates as specified in the Replacement Notice.

(b)	Any notice delivered under paragraph (a) above (or any subsequent notice for this purpose, as applicable) may be accompanied by a Transfer Certificate complying with Clause 24.4 (Procedure for transfer) and/or an Assignment Agreement complying with Clause 24.5 (Procedure for assignment) and any other related documentation to effect the transfer or assignment, which Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment (if attached) shall be promptly (and by no later than three (3) Business Days from receiving such Transfer Certificate, Assignment Agreement and any other related documentation) executed by the relevant Replaced Lender and returned to the Obligors' Agent.

(c)	Notwithstanding the requirements of Clause 24 (Changes to Parties) or any other provisions of the Interim Finance Documents, if a Replaced Lender does not execute and/or return a Transfer Certificate, an Assignment Agreement and any other related documentation to effect the transfer or assignment as required by paragraph (b) above within three (3) Business Days of delivery by the Obligors' Agent, the relevant transfer or transfers or assignment and assignments shall automatically and immediately be effected for all purposes under the Interim Finance Documents on payment of the replacement amount to the Interim Facility Agent (for the account of the relevant Replaced Lender), and the Interim Facility Agent may (and is authorised by each Interim Finance Party to) execute, without requiring any further consent or action from any other party, a Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment on behalf of the relevant Replaced Lender which is required to transfer its rights and obligations or assign its rights under this Agreement pursuant to paragraph (a) above which shall be effective for the purposes of Clause 24.4 (Procedure for transfer) and Clause 24.5 (Procedure for assignment). The Interim Facility Agent shall not be liable in any way for any action taken by it pursuant to this paragraph 1 and, for the avoidance of doubt, the provisions of Clause 17.4 (Exoneration of the Arranger and the Agents) shall apply in relation thereto.

(d)	If the Obligors' Agent or the Interim Facility Agent (at the request of the Obligors' Agent) has requested the Interim Lenders to give a consent in relation to, or to agree to a release, waiver or amendment of, any provisions of the Interim Finance Documents or other vote of the Interim Lenders under the terms of this Agreement, where the requested consent, release, waiver or amendment is one which requires greater than Majority Interim Lender consent pursuant to this Agreement and has been agreed to by the Majority Interim Lenders, then any Interim Lender who has not consented or agreed (or fails to reject) to such request by the end of the period of ten (10) Business Days (or any other period of time notified by the Obligors' Agent, with the prior agreement of the Interim Facility Agent if the period for this provision to operate is less than ten (10) Business Days) of a request being made such Interim Lender shall be deemed a Non-Consenting Lender.

127	Echo: Interim Facilities Agreement

(e)	If any Non-Consenting Lender fails to assist with any step required to implement the Obligors' Agent's right to prepay that Non-Consenting Lender or to replace that Non-Consenting Lender pursuant to this paragraph 1 within three (3) Business Days of a request to do so by the Obligors' Agent, then that Non-Consenting Lender shall be automatically excluded from participating in that vote, and its participations, Interim Commitments and vote (as the case may be) shall not be included (or, as applicable, required) with the Total Interim Commitments or otherwise when ascertaining whether the approval of Majority Interim Lenders, all Interim Lenders, or any other class of Interim Lenders (as applicable) has been obtained with respect to that request for a consent or agreement; and its status as an Interim Lender shall be disregarded for the purpose of ascertaining whether the agreement or any specified group of Interim Lenders has been obtained to approve the request.

2.	Increase

(a)	The Obligors' Agent may by giving prior notice to the Interim Facility Agent after the effective date of a cancellation of:

(i)	the undrawn Interim Commitments of a Defaulting Lender in accordance with paragraph 3 of Part II (Defaulting Lender) of this Schedule 6; or

(ii)	the Interim Commitments of an Interim Lender in accordance with Clause 11.3 (Illegality) or paragraph 1 (Replacement of an Interim Lender) above,

request that the Interim Commitments relating to any Interim Facility be increased (and the Interim Commitments relating to that Interim Facility shall be so increased) up to the amount of the undrawn Interim Commitments or Interim Commitments relating to that Interim Facility so cancelled as described in the following paragraphs.

(b)	Following a request as described in paragraph (a) above:

(i)	the increased Interim Commitments will be assumed by one or more Interim Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Obligors' Agent and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of an Interim Lender corresponding to that part of the increased Interim Commitments which it is to assume, as if it had been an Original Interim Lender;

(ii)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Interim Lender;

(iii)	each Increase Lender shall become a Party as an Interim Lender and any Increase Lender and each of the other Interim Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Interim Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Interim Lender;

128	Echo: Interim Facilities Agreement

(iv)	the Interim Commitments of the other Interim Lenders shall continue in full force and effect; and

(v)	any increase in the Interim Commitments relating to an Interim Facility shall take effect on the date specified by the Obligors' Agent in the notice referred to above or any later date on which the conditions set out in paragraph (c) below are satisfied.

(c)	An increase in the Interim Commitments relating to an Interim Facility will only be effective on:

(i)	the execution by the Interim Facility Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not an Interim Lender immediately prior to the relevant increase the Interim Facility Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Interim Commitments by that Increase Lender. The Interim Facility Agent shall promptly notify the Obligors' Agent and the Increase Lender upon being so satisfied.

(d)	Each Increase Lender, by executing the Increase Confirmation, confirms that the Interim Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Interim Lender or Interim Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(e)	The Interim Facility Agent shall, as soon as reasonably practicable after it has executed an Increase Confirmation, send to the Obligors' Agent a copy of that Increase Confirmation.

(f)	Clause 24.3 (Limitation of responsibility of Existing Interim Lenders) shall apply mutatis mutandis in this paragraph 2 in relation to an Increase Lender as if references in that Clause to:

(i)	an Existing Interim Lender were references to all the Interim Lenders immediately prior to the relevant increase;

(ii)	the New Interim Lender were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

129	Echo: Interim Facilities Agreement

Part IV
Form of Increase Confirmation

To:	[●] as Interim Facility Agent, [●] as Interim Security Agent and [●] as Borrower

From:	[●] (the Increase Lender)

Dated:	[●]

[Company] – Interim Facilities Agreement dated [●] (as amended from time to time) (the Interim Facilities Agreement)

1.	We refer to the Interim Facilities Agreement. This agreement (the Agreement) shall take effect as an Increase Confirmation for the purpose of the Interim Facilities Agreement. Terms defined in the Interim Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impaired Agent, Replacement of an Interim Facility Agent, Defaulting Lender, Replacement of an Interim Lender / Increase,) of the Interim Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Interim Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Interim Lender under the Interim Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [●].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Interim Finance Documents as an Interim Lender.

6.	The Facility Office, address, email address and attention details for notices to the Increase Lender for the purposes of Clause 20.1 (Mode of service) of the Interim Facilities Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Interim Lenders' obligations referred to in paragraph (f) of paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties) of the Interim Facilities Agreement.

8.	The Increase Lender confirms that it is:

(a)	[not a Qualifying Interim Lender;]

(b)	[a Qualifying Interim Lender (other than a Treaty Interim Lender);]

(c)	[a Treaty Interim Lender].

9.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

130	Echo: Interim Facilities Agreement

10.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Interim Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Interim Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

131	Echo: Interim Facilities Agreement

The Schedule to the Increase Confirmation

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[INSERT RELEVANT DETAILS]

[Facility office address, email address and attention details for notices and account details for payments]

_______________________________

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Interim Facilities Agreement by the Interim Facility Agent.

_______________________________

[Interim Facility Agent]

By:

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Part V
Definitions

Capitalised terms in this Schedule 6 shall have the meanings ascribed to such terms in Schedule 1 (Definitions and Interpretation) and this Part V, as applicable.

Acceptable Bank means a bank or financial institution which has a long term credit rating of at least BBB by Standard & Poor's Rating Services or Fitch Ratings Ltd or at least Baa3 by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or any Interim Finance Party or any Affiliate of an Interim Finance Party.

Defaulting Lender means any Interim Lender:

(a)	which has failed to make its participation in an Interim Loan available (or has notified the Interim Facility Agent or the Obligors' Agent (which has notified the Interim Facility Agent) that it will not make its participation in an Interim Loan available) by the Drawdown Date of that Interim Loan in accordance with Clause 6.3 (Advance of Interim Loans) or which has failed to provide cash collateral;

(b)	which has otherwise rescinded or repudiated an Interim Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Interim Facilities (or otherwise in order for the transactions contemplated by the Interim Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Interim Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Interim Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Impaired Agent means an Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Interim Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates an Interim Finance Document;

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(c)	(if the Agent is also an Interim Lender) it is a Defaulting Lender under paragraphs (a) or (b) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Part IV (Form of Increase Confirmation) of this Schedule 6.

Insolvency Event in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

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(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Non-Consenting Lender has the meaning given to that term in paragraph (d) of paragraph 1 (Replacement of an Interim Lender) of Part III (Replacement of an Interim Lender / Increase) of this Schedule 6.

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Schedule 7
Form of Transfer Certificate

To:	[●] as Interim Facility Agent

From:	[●] (the Existing Interim Lender) and [●] (the New Interim Lender)

Dated:	[●]

[Company] – Interim Facilities Agreement dated [●] (as amended from time to time) (the Interim Facilities Agreement)

1.	We refer to the Interim Facilities Agreement. This is a Transfer Certificate. Terms defined in the Interim Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.4 (Procedure for transfer) of the Interim Facilities Agreement:

(a)	subject to paragraph (b) of Clause 24.2, the Existing Interim Lender and the New Interim Lender agree to the Existing Interim Lender transferring to the New Interim Lender by novation all or part of the Existing Interim Lender's Interim Commitments, rights and obligations referred to in the Schedule in accordance with Clause 24.4 (Procedure for transfer) of the Interim Facilities Agreement.

(b)	the proposed Transfer Date is [●].

(c)	the Facility Office and address, email address and attention details for notices of the New Interim Lender for the purposes of Clause 20.1 (Mode of service) of the Interim Facilities Agreement are set out in the Schedule.

3.	The New Interim Lender expressly acknowledges the limitations on the Existing Interim Lender's obligations set out in paragraph (c) of Clause 24.3 (Limitation of responsibility of Existing Interim Lenders) of the Interim Facilities Agreement.

4.	The New Interim Lender confirms that it is:

(a)	[not a Qualifying Interim Lender;]

(b)	[a Qualifying Interim Lender (other than a Treaty Interim Lender);]

(c)	[a Treaty Interim Lender].

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	The New Interim Lender confirms that it is not a Non-Cooperative Jurisdiction Lender.

7.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

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8.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Interim Lender's interest in the Interim Security in all jurisdictions. It is the responsibility of the New Interim Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Interim Lender's Interim Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

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The Schedule to the Transfer Certificate

Commitment/rights and obligations to be transferred

[INSERT RELEVANT DETAILS]

[Facility office address, email address and attention details for notices and account details for payments]

_______________________________

[Existing Interim Lender]

By:

_______________________________

[New Interim Lender]

By:

This Transfer Certificate is accepted by the Interim Facility Agent and the Transfer Date is confirmed as [●].

_______________________________

[Interim Facility Agent]

By:

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Schedule 8
Form of Assignment Agreement

To:	[●] as Interim Facility Agent

From:	[●] (the Existing Interim Lender) and [●] (the New Interim Lender)

Dated:	[●]

[Company] – Interim Facilities Agreement dated [●] (as amended from time to time) (the Interim Facilities Agreement)

1.	We refer to the Interim Facilities Agreement. This is an Assignment Agreement. Terms defined in the Interim Facilities Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 24.5 (Procedure for assignment) of the Interim Facilities Agreement.

3.	subject to paragraph (b) of Clause 24.2, the Existing Interim Lender assigns absolutely to the New Interim Lender all the rights of the Existing Interim Lender under the Interim Facilities Agreement, the other Interim Finance Documents and in respect of the Interim Security which correspond to that portion of the Existing Interim Lender's Interim Commitments and participations in Interim Utilisations under the Interim Facilities Agreement as specified in the Schedule;

4.	subject to paragraph (b) of Clause 24.2, the Existing Interim Lender is released from all the obligations of the Existing Interim Lender which correspond to that portion of the Existing Interim Lender's Interim Commitments and participations in Interim Utilisations under the Interim Facilities Agreement specified in the Schedule.

5.	The New Interim Lender becomes a Party as an Interim Lender and is bound by obligations equivalent to those from which the Existing Interim Lender is released under paragraph 4 above.

6.	The proposed Transfer Date is [●].

7.	On the Transfer Date the New Interim Lender becomes Party to the Interim Finance Documents as an Interim Lender.

8.	The New Interim Lender expressly acknowledges the limitations on the Existing Interim Lender's obligations set out in paragraph (c) of Clause 24.3 (Limitation of responsibility of Existing Interim Lenders) of the Interim Facilities Agreement.

9.	This Assignment Agreement acts as notice to the Interim Facility Agent (on behalf of each Interim Finance Party) and, upon delivery in accordance with Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Obligors' Agent) of the Interim Facilities Agreement, to the Obligors' Agent (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

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10.	The New Interim Lender confirms that it is:

(a)	[not a Qualifying Interim Lender;]

(b)	[a Qualifying Interim Lender (other than a Treaty Interim Lender);]

(c)	[a Treaty Interim Lender].

11.	The Facility Office and address, email address and attention details for notices of the New Interim Lender for the purposes of Clause 20.1 (Mode of service) of the Interim Facilities Agreement are set out in the Schedule.

12.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

13.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

14.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Interim Lender's interest in the Interim Security in all jurisdictions. It is the responsibility of the New Interim Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Interim Lender's Interim Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

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The Schedule to the Assignment Agreement

Commitment/rights and obligations to be transferred by assignment, release and accession

[INSERT RELEVANT DETAILS]

[Facility office address, email address and attention details for notices and account details for payments]

_______________________________

[Existing Interim Lender]

By:

_______________________________

[New Interim Lender]

By:

This Assignment Agreement is accepted by the Interim Facility Agent and the Transfer Date is confirmed as [●].

[Signature of this Assignment Agreement by the Interim Facility Agent constitutes confirmation by the Interim Facility Agent of receipt of notice of the assignment referred to herein, which notice the Interim Facility Agent receives on behalf of each Interim Finance Party.]

_______________________________

[Interim Facility Agent]

By:

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Schedule 9
Bank Guarantees

Part I
Utilisation

1.	Purpose

The Interim Revolving Facility shall be available for utilisation by way of Bank Guarantees for the purposes referred to in paragraphs (b) of Clause 3.3 (Purpose) of this Agreement.

2.	Delivery of a Bank Guarantee Request

(a)	The Borrower may request a Bank Guarantee by delivery to the Interim Facility Agent of a duly completed Bank Guarantee Request.

(b)	Each Bank Guarantee Request is, once given, irrevocable.

(c)	Unless otherwise agreed by the Interim Facility Agent, the latest time for receipt by the Interim Facility Agent of a duly completed Bank Guarantee Request is 11.00 a.m. one (1) Business Day before the proposed Drawdown Date.

3.	Completion of a Bank Guarantee Request

A Bank Guarantee Request will not be regarded as having been duly completed unless:

(a)	it specifies the identity of the Issuing Bank;

(b)	the proposed Drawdown Date is a Business Day within the Interim Revolving Facility Availability Period;

(c)	the currency of the Bank Guarantee requested is Euro, US Dollars, Sterling or any other currency agreed between the Obligors' Agent and the applicable Issuing Bank;

(d)	the form of Bank Guarantee is attached;

(e)	the delivery instructions for the Bank Guarantee are specified;

(f)	the Base Currency Amount of the Bank Guarantee requested, when aggregated with the Base Currency Amount of each other Interim Revolving Facility Utilisation made or due to be made on or before the proposed Drawdown Date (but excluding any part of any Interim Revolving Facility Utilisation prepaid or due to be prepaid on or before the proposed Drawdown Date), does not exceed the Total Interim Revolving Facility Commitments; and

(g)	the Issuing Bank is not precluded from issuing a Bank Guarantee by law or regulation or its internal policies to the beneficiary of the Bank Guarantee.

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4.	Issue of Bank Guarantees

(a)	The Interim Facility Agent must promptly notify the relevant Issuing Bank of the details of a requested Bank Guarantee.

(b)	If the conditions set out in this Agreement have been met, the relevant Issuing Bank shall issue the Bank Guarantee on the Drawdown Date.

(c)	Each Interim Revolving Facility Lender will participate in each Bank Guarantee in the proportion which its Interim Revolving Facility Commitment bears to the Total Interim Revolving Facility Commitments immediately before the issue of that Bank Guarantee.

(d)	No Interim Lender is obliged to participate in any Bank Guarantee if as a result the Base Currency Amount of its share in the outstanding Interim Revolving Facility Utilisations (other than to the extent due to be repaid or prepaid on or before the proposed Drawdown Date) would exceed its applicable Interim Revolving Facility Commitments.

(e)	The obligation of any Issuing Bank to issue a Bank Guarantee is subject to the condition that on the Drawdown Date the conditions precedent referred to in Clause 3.1 (Conditions Precedent) have been satisfied or, as the case may be, waived. The provisions of Clause 3.1 (Conditions Precedent) shall apply to each Issuing Bank in respect of any Bank Guarantee issued or to be issued by that Issuing Bank.

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Part II
Bank Guarantees

1.	Immediately payable

If a Bank Guarantee or any amount outstanding under a Bank Guarantee is expressed to be immediately payable, the Borrower shall repay or prepay that amount within two (2) Business Days of demand or, if payment is being funded by an Interim Revolving Facility Loan, within four (4) Business Days of demand.

2.	Demands

Each Issuing Bank shall forthwith notify the Interim Facility Agent of any demand received by it under and in accordance with any Bank Guarantee (including details of the Bank Guarantee under which such demand has been received and the amount demanded (if applicable, minus the amount of any cash cover provided in respect of that Bank Guarantee) (the Demand Amount)) and the Interim Facility Agent on receipt of any such notice shall forthwith notify the Borrower and each of the Interim Revolving Facility Lenders.

3.	Payments

(a)	The Borrower shall immediately on receipt of any notice from the Interim Facility Agent under paragraph 2 (Demands) above (unless the Borrower notifies the Interim Facility Agent otherwise) be deemed to have delivered to the Interim Facility Agent a duly completed Drawdown Request requesting an Interim Revolving Facility Loan in an amount equal to the Demand Amount which shall be drawn three (3) Business Days following receipt by the Interim Facility Agent of the demand and applied in discharge of the Demand Amount.

(b)	If the Borrower notifies the Interim Facility Agent pursuant to paragraph (a) above that an Interim Loan is not to be drawn in accordance with the provisions of such paragraph, then the Borrower shall within two (2) Business Days after receipt of any notice from the Interim Facility Agent under paragraph 2 (Demands) above pay to the Interim Facility Agent for the account of the relevant Issuing Bank the amount demanded from that Issuing Bank as notified to the Interim Facility Agent in accordance with paragraph 2 (Demands) above less any amount of cash cover provided in respect of the Bank Guarantee under which the relevant Issuing Bank has received demand.

(c)	The Interim Facility Agent shall pay to the relevant Issuing Bank any amount received by it from the Borrower under paragraph (b) above.

4.	Cash cover

Each Issuing Bank is hereby irrevocably authorised by the Borrower following a demand under and in accordance with any Bank Guarantee issued by that Issuing Bank to apply all amounts of cash cover provided in respect of that Bank Guarantee in satisfaction of that Borrower's obligations in respect of that Bank Guarantee.

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5.	Fees payable in respect of Bank Guarantees

(a)	The Borrower shall pay to the Interim Facility Agent for the account of each Interim Revolving Facility Lender in respect of a Bank Guarantee issued pursuant to the Interim Revolving Facility, a Bank Guarantee fee in US Dollars computed at the rate equal to one (1) per cent. below the Margin applicable to an Interim Revolving Facility Loan, on the outstanding amount of each Bank Guarantee issued on its behalf (less any amount which has been repaid or prepaid) for the period from the issue of that Bank Guarantee until its Expiry Date (or, if earlier, the date of its repayment or cancellation). This fee shall be distributed according to each Interim Lender's pro rata share of that Bank Guarantee. Any accrued Bank Guarantee fee on a Bank Guarantee shall be payable on the Termination Date.

(b)	The Borrower shall pay to the Issuing Bank which issues a Bank Guarantee a fee equal to 0.125 per cent. per annum (or such other amount as may be agreed between the Borrower and the relevant Issuing Bank from time to time) on the face amount of that Bank Guarantee (excluding the amount of the share of that Issuing Bank in the Bank Guarantee if that Issuing Bank (or an Affiliate of it) is also an Interim Lender), less any amount which has been repaid or prepaid. That fee shall be payable on the Termination Date.

6.	Claims under a Bank Guarantee

(a)	The Borrower irrevocably and unconditionally authorises each Issuing Bank to pay any claim made or purported to be made under a Bank Guarantee issued by such Issuing Bank and requested by it and which appears on its face to be in order (a claim).

(b)	The Borrower shall, within two (2) Business Days after receipt of demand or, if such payment is being funded by an Interim Revolving Facility Loan, shall within four (4) Business Days of demand, pay to the Interim Facility Agent for the relevant Issuing Bank an amount equal to the amount of any claim (less any cash cover provided in respect of that Bank Guarantee).

(c)	The Borrower acknowledges that the relevant Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim;

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person; and

(iii)	if the relevant Issuing Bank, acting reasonably, informs the Borrower not less than two (2) Business Days prior to the issue of a Bank Guarantee that the issue by it of a Bank Guarantee would breach any law, regulation or directive applicable to it, then such Issuing Bank will not be obliged to issue that Bank Guarantee. For the avoidance of doubt, such Issuing Bank will remain Issuing Bank for all other purposes under this Agreement and the Borrower will be free to request any other Interim Lender to become the Issuing Bank in respect of that Bank Guarantee.

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(d)	The obligations of the Borrower under this paragraph 6 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.	Indemnities

(a)	The Borrower shall immediately (save as referred to in paragraph 1 (Immediately payable) above and paragraph (b) of paragraph 10 (Claims under a Bank Guarantee) above) on demand indemnify an Issuing Bank against any cost, loss or liability incurred by that Issuing Bank (otherwise than by reason of the Issuing Bank's fraud, negligence, wilful misconduct or breach of the terms of this Agreement) in acting as the Issuing Bank under any Bank Guarantee requested by (or on behalf of) the Borrower.

(b)	Each Interim Revolving Facility Lender shall immediately on demand indemnify the relevant Issuing Bank against such Interim Revolving Facility Lender's pro rata proportion of any cost, loss or liability incurred by such Issuing Bank (otherwise than by reason of the Issuing Bank's fraud, negligence, wilful misconduct or breach of the terms of this Agreement) in acting as the Issuing Bank under any Bank Guarantee (unless the relevant Issuing Bank has been reimbursed by an Obligor).

(c)	The Borrower shall immediately on demand reimburse any Interim Revolving Facility Lender for any payment it makes to the Issuing Bank under this paragraph 7 in respect of that Bank Guarantee (otherwise than by reason of such Interim Revolving Facility Lender's fraud, negligence, wilful misconduct or breach of the terms of this Agreement).

(d)	The obligations of each Interim Revolving Facility Lender under this paragraph 7 are continuing obligations and will extend to the ultimate balance of sums payable by that Interim Lender in respect of any Bank Guarantee, regardless of any intermediate payment or discharge in whole or in part.

(e)	The obligations of any Interim Revolving Facility Lender or the Borrower under this paragraph 7 will not be affected by any act, omission, matter or thing which, but for this paragraph 7, would reduce, release or prejudice any of its obligations under this paragraph 7 (whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Bank Guarantee or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any Group Company;

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(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or security over assets of, any Obligor, any beneficiary under a Bank Guarantee or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Bank Guarantee or any other person;

(v)	any amendment (however fundamental) or replacement of an Interim Finance Document, any Bank Guarantee or any other document or security unless in the case of amendments to the Bank Guarantee, the Borrower had not provided its consent to such amendment(s);

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Interim Finance Document, any Bank Guarantee (unless such obligation arose by reason of the relevant Issuing Bank's negligence or wilful misconduct) or any other security provided by an Obligor; or

(vii)	any insolvency or similar proceedings.

8.	Repayment

(a)	Subject to paragraph (b) below, if not previously repaid, the Borrower shall repay each Bank Guarantee issued on its behalf in full on the Termination Date.

(b)	Notwithstanding paragraph (a) above and Clause 7 (Repayment and Prepayment) of this Agreement, the relevant Issuing Bank and the Borrower may agree to a Bank Guarantee not being repaid in full on the Termination Date, provided that any such Bank Guarantee shall remain outstanding on a bilateral basis between such parties and not under (or subject to the terms of) the Interim Finance Documents.

9.	Interim Lender as Issuing Bank

An Interim Lender which is also an Issuing Bank shall be treated as a separate entity in those capacities and capable, as an Interim Lender, of contracting with itself as an Issuing Bank.

10.	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Interim Finance Party for so long as any sum remains payable or capable of becoming payable under the Interim Finance Documents or in respect of any payment it may make under this paragraph 10.

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11.	Settlement conditional

Any settlement or discharge between an Interim Lender and an Issuing Bank shall be conditional upon no security or payment to the Issuing Bank by an Interim Lender or any other person on behalf of an Interim Lender being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Issuing Bank shall be entitled to recover the value or amount of such security or payment from such Interim Lender subsequently as if such settlement or discharge had not occurred.

12.	Exercise of rights

No Issuing Bank shall be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of any Interim Lender by this Agreement or by law:

(a)	to take any action or obtain judgment in any court against any Obligor;

(b)	to make or file any claim or proof in a winding-up or dissolution of any Obligor; or

(c)	to enforce or seek to enforce any other security taken in respect of any of the obligations of any Obligor under this Agreement.

13.	Role of the Issuing Bank

(a)	Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.

(b)	The Issuing Bank shall not be bound to account to any Interim Lender for any sum or the profit element of any sum received by it for its own account.

(c)	The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Company.

(d)	The Issuing Bank may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(e)	The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(f)	The Issuing Bank may act in relation to the Interim Finance Documents through its personnel and agents.

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(g)	Except where an Interim Finance Document specifically provides otherwise, the Issuing Bank is not responsible for:

(i)	the adequacy, accuracy and/or completeness of any information (whether oral or written) provided under or in connection with any Interim Finance Document or any notice or document delivered in connection with any Interim Finance Document; or

(ii)	the legality, validity, effectiveness, adequacy, completeness or enforceability of any Interim Finance Document or any other agreement or document entered into in connection with any Interim Finance Document.

14.	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Interim Finance Document, unless caused by its fraud, negligence, wilful misconduct or breach of the terms of this Agreement.

(b)	No Party (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Interim Finance Document. Any officer, employee or agent of the Issuing Bank may rely on this paragraph 14 in accordance with the Contracts (Rights of Third Parties) Act 1999.

15.	Appointment of additional Issuing Banks

Any Interim Lender which has agreed to the Obligors' Agent's request to be an Issuing Bank pursuant to the terms of this Agreement shall become an Issuing Bank for the purposes of this Agreement upon notifying the Interim Facility Agent and the Obligors' Agent that it has so agreed to be an Issuing Bank and acceding to this Agreement as an Issuing Bank and on making that notification that Interim Lender shall become bound by the terms of this Agreement as an Issuing Bank.

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Schedule 10
Form of Bank Guarantee

To:	[●] (the Beneficiary)

Date:	[●]

Irrevocable Standby Letter of Credit no. [●]

At the request of [●], [Issuing Bank] (the Issuing Bank) issues this irrevocable standby Letter of Credit (Letter of Credit) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London, and [●]].

Demand means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

Expiry Date means [●].

Total Letter of Credit Amount means [●].

2.	Issuing Bank's agreement

(a)	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by 11.00 a.m. on the Expiry Date.

(b)	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten (10)] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total Letter of Credit Amount.

3.	Expiry

(a)	The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)	Unless previously released under paragraph (a) above, on 5.00 p.m.([London] time) on the Expiry Date, the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

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(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit shall be made in US Dollars and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[●]

6.	Assignment

The Beneficiary's rights under this Letter of Credit may not be assigned or transferred.

7.	ISP 98

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing law

This Letter of Credit is governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.

Yours faithfully

_______________________________

[Issuing Bank]

By:

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Schedule to the Bank Guarantee

Form of Demand

To:	[Issuing Bank]

Date:	[●]

To whom it may concern

Standby Letter of Credit no. [●] issued in favour of [Beneficiary] (the Letter of Credit)

1.	We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

2.	We certify that the sum of [●] is due [and has remained unpaid for at least [ ] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [●].

3.	Payment should be made to the following account:

Name:	[●]

Account Number:	[●]

Bank:	[●]

4.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

_______________________________

For and on behalf of

[●]

Authorised Signatory for [Beneficiary]

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Schedule 11
The Original Interim Lenders

Name of Original Interim Lender	Interim Facility B Commitment ($)	Interim Revolving Facility Commitment ($)

WELLS FARGO BANK, NATIONAL ASSOCIATION	1,100,000,000	100,000,000

Total	1,100,000,000	100,000,000

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Schedule 12
Compounded Rate Terms

Part I
Dollars

CURRENCY:	Dollars.

Definitions

Additional Business Days:	An RFR Banking Day.

Break Costs:	None.

Central Bank Rate:	(a)	The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or
	(b)	if that target is not a single figure, the arithmetic mean of:

(i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii) the lower bound of that target range.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Interim Facility Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which SOFR is available.

Central Bank Rate Spread:	In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Interim Facility Agent between:
	(a)	SOFR for the RFR Banking Day; and

	(b)	the Central Bank Rate prevailing at the close of business on that RFR Banking Day.

Credit Adjustment Spread:	None.

Daily Rate:	The “Daily Rate” for any RFR Banking Day is:

	(a)	the RFR for that RFR Banking Day; or

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	(b)	if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

		(i)	the Central Bank Rate for that RFR Banking Day; and

		(ii)	the applicable Central Bank Rate Adjustment: or

	(c)	if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

		(i)	the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

		(ii)	the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places (provided that (aa) if, in relation to an Interim Loan (or any part thereof) and an Interest Period (or, if applicable, a Relevant Interest Period), applying the Compounded Reference Rate for each day in that Interest Period (or, if applicable, Relevant Interest Period) would result in the aggregate amount payable in respect of the Compounded Reference Rate on that Interim Loan for that Interest Period (or, if applicable, Relevant Interest Period) being less than zero, the Compounded Reference Rate on that Interim Loan for each day in that Interest Period (or, if applicable, Relevant Interest Period) shall be deemed to be zero and (bb) neither the Daily Rate nor the aggregate of the Daily Rate and the applicable Credit Adjustment Spread shall otherwise be deemed to be zero for any purpose under the Interim Finance Documents).

Lookback Period:	Five RFR Banking Days.

Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

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RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:	Any day other than:

(a) a Saturday or Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

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Part II
Sterling

CURRENCY:	Sterling.

Definitions

Additional Business Days:	An RFR Banking Day.

Break Costs:	None.

Central Bank Rate:	The Bank of England’s Bank Rate as published by the Bank of England from time to time.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Interim Facility Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which SONIA is available.

Central Bank Rate Spread:

In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Interim Facility Agent between:

(a)         SONIA for the RFR Banking Day; and

(b)         the Central Bank Rate prevailing at the close of business on that RFR Banking Day.

Credit Adjustment Spread:	None.

Daily Rate:	The “Daily Rate” for any RFR Banking Day is:

(a) the RFR for that RFR Banking Day; or

(b)          if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i)           the Central Bank Rate for that RFR Banking Day; and

(ii)          the applicable Central Bank Rate Adjustment: or

(c)          if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)          the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

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(ii)          the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places (provided that (aa) if, in relation to an Interim Loan (or any part thereof) and an Interest Period (or, if applicable, a Relevant Interest Period), applying the Compounded Reference Rate for each day in that Interest Period (or, if applicable, Relevant Interest Period) would result in the aggregate amount payable in respect of the Compounded Reference Rate on that Interim Loan for that Interest Period (or, if applicable, Relevant Interest Period) being less than zero, the Compounded Reference Rate on that Interim Loan for each day in that Interest Period (or, if applicable, Relevant Interest Period) shall be deemed to be zero and (bb) neither the Daily Rate nor the aggregate of the Daily Rate and the applicable Credit Adjustment Spread shall otherwise be deemed to be zero for any purpose under the Interim Finance Documents).

Lookback Period:	Five RFR Banking Days.

Relevant Market:	The Sterling wholesale market.

Reporting Day:	The day which is the Lookback Period prior to the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.

RFR:	The SONIA (Sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate.

RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in London.

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Schedule 13
Daily Non-Cumulative Compounded RFR Rate

The “Daily Non-Cumulative Compounded RFR Rate” for any RFR Banking Day “i” during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable) calculated as set out below:

where:

UCCDRi means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day “i”;

UCCDRi-1 means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

“ni” means the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Interest Period is (without rounding, to the extent reasonably practicable) calculated as set out below:

where:

“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, the Cumulated RFR Banking Day;

“dcc” has the meaning given to that term above; and

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the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to four decimal places) calculated as set out below:

where:

“d0” means the number of RFR Banking Days in the Cumulation Period;

“Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

“DailyRatei-LP” means, for any RFR Banking Day “i” during the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i” during the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” has the meaning given to that term above; and

“tni” has the meaning given to that term above.

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SIGNATURE PAGES

[Intentionally left blank]

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The Company

VIAVI SOLUTIONS INC.

By: ______________________________________________

Name:

Title:

Address:

Email:

Attention:

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The Borrower

VIAVI SOLUTIONS INC.

By: ____________________________________________

Name:

Title:

Address:

Email:

Attention:

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The Guarantor

VIAVI SOLUTIONS INC.

By: _____________________________________________

Name:

Title:

Address:

Email:

Attention:

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The Arranger

WELLS FARGO SECURITIES, LLC

By: ____________________________________________

Name:

Title:

Address:

Email:

Attention:

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The Original Interim Lender

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: ___________________________________________

Name:

Title:

Address:

Email:

Attention:

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The Interim Facility Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: ____________________________________________

Name:

Title:

Address:	1525 West WT Harris Blvd, Charlotte, NC 28262-8522

Email:	Agencyservices.requests@wellsfargo.com

Attention:	Agency Services MAC D1116-025

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The Interim Security Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: ___________________________________________

Name:

Title:

Address:	1525 West WT Harris Blvd, Charlotte, NC 28262-8522

Email:	Agencyservices.requests@wellsfargo.com

Attention:	Agency Services MAC D1116-025

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